     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 2003

                                                REGISTRATION NO.
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           SUN COMMUNITIES OPERATING
                              LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

           MICHIGAN                          6500                         38-3144240
(State or other jurisdiction of  (Primary standard industrial          (I.R.S. Employer
incorporation or organization)    classification code number)       Identification Number)

                             ---------------------
                                GARY A. SHIFFMAN
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                                  AND CHAIRMAN
                              27777 FRANKLIN ROAD
                                   SUITE 200
                           SOUTHFIELD, MICHIGAN 48034
                                 (248) 208-2500
           (Name, address, including zip code, and telephone number,
     including area code, of the Registrant's Principal Executive Offices)
                             ---------------------
                                   COPIES TO:

                             JEFFREY M. WEISS, ESQ.
                              SARA M. KRUSE, ESQ.
             JAFFE, RAITT, HEUER & WEISS, PROFESSIONAL CORPORATION
                            ONE WOODWARD, SUITE 2400
                            DETROIT, MICHIGAN 48226
                                 (313) 961-8380
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                                            PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF         AMOUNT TO          PROPOSED MAXIMUM            AGGREGATE             AMOUNT OF
SECURITIES TO BE REGISTERED    BE REGISTERED     OFFERING PRICE PER UNIT     OFFERING PRICE        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
5. 75% Notes due 2010           $150,000,000              100%                $150,000,000             $12,135
---------------------------------------------------------------------------------------------------------------------
Total                           $150,000,000              100%                $150,000,000             $12,135
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 10, 2003

PROSPECTUS

                           SUN COMMUNITIES OPERATING
                              LIMITED PARTNERSHIP

                               OFFER TO EXCHANGE

                   $150,000,000 5.75% EXCHANGE NOTES DUE 2010

                             ---------------------

                          FOR ANY AND ALL OUTSTANDING
                       $150,000,000 5.75% NOTES DUE 2010

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                        ON      , 2003, UNLESS EXTENDED.

- We are offering to exchange up to $150,000,000 aggregate principal amount of our 5.75% exchange notes due 2010 for $150,000,000 aggregate principal amount of our outstanding 5.75% notes due 2010 that we issued in a private offering on April 11, 2003. The registered notes offered in exchange for the unregistered notes are sometimes referred to in this prospectus as the exchange notes.

- The terms of the exchange notes to be issued are substantially identical to the terms of the unregistered notes, except that specific transfer restrictions and registration rights relating to the unregistered notes will not apply to the exchange notes.

- All notes that are validly tendered in the exchange offer and not withdrawn will be exchanged.

- You may withdraw tendered unregistered notes at any time before the expiration of the exchange offer.

- If you do not validly tender your unregistered notes for exchange notes you will continue to hold unregistered notes that are subject to the rights and limitations applicable to those notes, including existing restrictions on transfer of the unregistered notes.

- Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge to us that it will deliver a prospectus in connection with any resales of those notes. If you are a broker-dealer that acquired the unregistered notes as a result of market making or other trading activities, you may use this prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes.

- We will not receive any proceeds from the exchange offer. We will pay the expenses of the exchange offer.

- The exchange offer will expire at 5:00 p.m., New York City time, on      ,
  2003, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

             Investing in the notes involves a high degree of risk.
                    See "Risk Factors" beginning on page 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS JUNE   , 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................   ii
Incorporation of Certain Documents by Reference.............   ii
Disclosure Regarding Forward-Looking Statements.............  iii
Prospectus Summary..........................................    1
Summary Financial Data......................................    8
Risk Factors................................................   10
Use of Cash Proceeds........................................   21
Ratios of Earnings to Fixed Charges.........................   21
Selected Financial Data.....................................   22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   24
Business....................................................   36
Properties..................................................   39
Description of Secured Indebtedness.........................   47
The Exchange Offer..........................................   49
Description of Exchange Notes...............................   59
Management..................................................   73
Certain Transactions........................................   74
Policies with Respect to Certain Activities.................   77
Certain U.S. Federal Tax Considerations.....................   80
Plan of Distribution........................................   81
Legal Matters...............................................   81
Experts.....................................................   81
Index to Consolidated Financial Statements..................  F-1

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the following location of the Securities and Exchange Commission:

                             Public Reference Room
                                   Room 1024
                            450 Fifth Street, N. W.
                             Washington, D.C. 20549

     You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that website is www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission under the Securities Act. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. The reports and other documents referred to below shall be deemed to be incorporated by reference in and made a part of this prospectus. Sun Communities, Inc. is our general partner.

     We incorporate by reference into this prospectus:

          1. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Commission on May 15, 2003.

          2. Sun Communities, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Commission on May 15, 2003.

          3. Our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 31, 2003, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2002, filed with the Commission on April 15, 2003.

          4. Sun Communities, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 31, 2003, as amended by its Annual Report on Form 10-K/A for the year ended December 31, 2002, filed with the Commission on April 15, 2003.

          5. The audited financial statements of Origen Financial, L.L.C. filed as Exhibit 99.3 to our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 31, 2003.

          6. The audited financial statements of Sun Home Services, Inc. filed as Exhibit 99.4 to our Annual Report on Form 10-K/A for the year ended December 31, 2002, filed with the Commission on April 15, 2003.

          7. The Proxy Statement dated April 23, 2003 for the Annual Meeting of stockholders of Sun Communities, Inc. held on May 28, 2003.

          8. Any future filings which we or Sun Communities, Inc. make with the Securities and Exchange Commission under Sections 13 (a), 13 (c), 14 or 15
     (d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the termination of the exchange offer.

     Any statement made in a document incorporated or deemed incorporated in this prospectus by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Jeffrey P. Jorissen at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034, telephone number (248) 208-2500.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "budgeted," "plans," "expects," "intends," and "estimates," and similar expressions, identify these forward-looking statements. Forward-looking statements in this prospectus are contained principally under the headings "Prospectus Summary" and "Risk Factors". Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, these expectations may not prove to be correct. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus include those found in the section entitled "Risk Factors" and the following:

     - general economic conditions in the markets in which we operate;

     - the perceptions of prospective tenants of the attractiveness of our properties;

     - our ability to manage and maintain our properties and secure adequate insurance;

     - applicable laws, including tax laws;

     - interest rate levels; and

     - the availability of financing.

All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We do not intend to and disclaim any duty to update or revise any forward-looking statements that we make in this prospectus or other documents, reports, filings or press releases, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

     In this prospectus, the terms "Company," "us," "we" and "our" refers to Sun Communities Operating Limited Partnership and our affiliated entities as a consolidated group and the terms "Sun Communities" and "General Partner" refer to Sun Communities, Inc. This is only a summary and it does not contain all the information that may be important to you. You should read this entire prospectus, especially "Risk Factors" and our financial statements and the related notes included in this prospectus before deciding to invest in our notes.

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

     We own, operate, develop and finance manufactured housing communities concentrated in the midwestern and southeastern United States. Sun Communities, Inc., a Maryland corporation and our sole general partner, is a fully integrated real estate company which, together with its affiliates and predecessors, has been in the business of acquiring, operating, developing and expanding manufactured housing communities since 1975. As of March 31, 2003, we owned and operated a portfolio of 129 properties containing an aggregate of 44,125 developed sites, comprised of 39,003 developed manufactured home sites and 5,122 recreational vehicle sites, and an additional 7,463 manufactured home sites suitable for development. We are a Michigan limited partnership. Sun Communities is a Maryland corporation. Sun Communities' common stock is listed on the New York Stock Exchange under the symbol "SUI." Our executive offices are located at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034. Our telephone number is (248) 208-2500.

STRUCTURE

     Our General Partner is a self-administered and self-managed real estate investment trust, or REIT. We are structured as an umbrella partnership REIT, or UPREIT, and are the entity through which our General Partner conducts substantially all of its operations, and which owns, either directly or indirectly, through subsidiaries, all of the General Partner's assets. This UPREIT structure enables the General Partner to comply with certain complex requirements under the federal tax rules and regulations applicable to REITs, and to acquire manufactured housing communities in transactions that defer some or all of the sellers' tax consequences.

THE MANUFACTURED HOUSING COMMUNITY INDUSTRY

     A manufactured housing community is a residential subdivision designed and improved with sites for the placement of manufactured homes and related improvements and amenities. Manufactured homes are detached, single-family homes which are produced off-site by manufacturers and installed on sites within the community. Manufactured homes are available in a wide array of designs, providing owners with a level of customization generally unavailable in other forms of multifamily housing.

     Modern manufactured housing communities, such as our properties, contain improvements similar to other garden-style residential developments, including centralized entrances, paved streets, curbs and gutters, and parkways. In addition, these communities also often provide a number of amenities, such as a clubhouse, a swimming pool, shuffleboard courts, tennis courts, laundry facilities and cable television service.

     The owner of each home on our properties leases the site on which the home is located. We own the underlying land, utility connections, streets, lighting, driveways, common area amenities and other capital improvements and are responsible for enforcement of community guidelines and maintenance. Some of the properties provide water and sewer service through public or private utilities, while others provide these services to residents from on-site facilities. Each owner within our properties is responsible for the maintenance of his or her home and leased site. As a result, capital expenditure needs tend to be less significant, relative to multi-family rental apartment complexes.

                               THE EXCHANGE OFFER

The Exchange Offer............   We are offering to issue up to $150.0 million
                                 in principal amount of exchange notes,
                                 registered under the Securities Act, in
                                 exchange for a like principal amount of our unregistered notes that were issued on April
                                 11, 2003 in a transaction exempt from
                                 registration. You may tender your unregistered notes by following the procedures described under the heading "The Exchange Offer."

                                 If you do not validly tender your unregistered notes and accept our exchange offer, you will continue to hold unregistered notes and will continue to be subject to the rights and limitations applicable to those notes, including existing transfer restrictions. After the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of your unregistered notes, except in limited circumstances. See "The Exchange Offer -- Consequences of Failure to Exchange."

Registration Rights
Agreement.....................   We sold the unregistered notes pursuant to a
                                 purchase agreement, dated April 8, 2003, by and among us, Lehman Brothers Inc., and A.G.
                                 Edwards & Sons, Inc., as the initial
                                 purchasers. Pursuant to the purchase agreement, we entered into a registration rights agreement by and among us, Sun Communities, Lehman
                                 Brothers Inc. and A.G. Edwards & Sons, Inc., dated as of April 11, 2003, which grants the holders of the unregistered notes specific exchange and registration rights. The exchange offer is intended to satisfy those rights. See
                                 "The Exchange Offer -- Termination of Specific
                                 Rights."

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2003, unless
                                 we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. See "The
                                 Exchange Offer -- Expiration Date; Extensions;
                                 Amendments."

Conditions to the Exchange
Offer.........................   The exchange offer is subject to specific
                                 customary conditions that may be waived by us.
                                 The exchange offer is not conditioned upon any minimum aggregate principal amount of unregistered notes being tendered for exchange.
                                 See "The Exchange Offer -- Conditions."

Resales of the Exchange
Notes.........................   Persons who acquire the exchange notes are
                                 responsible for compliance with state
                                 securities or blue sky laws regarding resales.
                                 We assume no responsibility for compliance with these requirements.

                                 We believe that you may offer for resale, resell or otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if you:

                                 - Acquire the exchange notes issued in the
                                   exchange offer in the ordinary course of your business;

                                 - Are not participating, do not intend to
                                   participate and have no arrangement or
                                   understanding with anyone to participate in a distribution of the exchange notes; and

                                 - Are not an "affiliate" of ours as defined in
                                   Rule 405 of the Securities Act

                                 We have based our belief on the interpretations of the SEC staff set forth in no-action letters issued to other companies. We have not, however, asked the SEC to issue an interpretation with respect to resales of the exchange notes, and we do not expect to do so in the future.

                                 If any of these conditions are not satisfied and you transfer any exchange notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

                                 Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes.

Procedures for Tendering the
Unregistered Notes............   If you wish to tender your unregistered notes
                                 for exchange notes pursuant to the exchange offer, you must transmit to Deutsche Bank Trust
                                 Company Americas, as exchange agent, on or prior to the expiration date either:

                                 - A properly completed letter of transmittal,
                                   together with your unregistered notes and any other documentation required by the letter of transmittal; or

                                 - If you are effecting delivery by book-entry
                                   transfer, either a completed letter of
                                   transmittal together with the required
                                   documentation or a computer-generated message transmitted by means of the Automated Tender Offer Program system of The Depository Trust Company, or DTC, in which you agree to be bound by the terms of the letter of transmittal, and a timely confirmation of book-entry transfer of your unregistered notes into the exchange agent's account at DTC;

                                 in each case in accordance with the detailed procedures specified in this prospectus and the letter of transmittal. Holders of unregistered notes who are unable to deliver these documents or comply with the procedures for book-entry transfer on or prior to the expiration date may follow the guaranteed delivery procedures described in this prospectus.

                                 The unregistered notes were issued as global securities, beneficial interests in which are held by direct or indirect participants in DTC. The exchange of unregistered notes held in the form of interest in a global security must be made through records maintained in book-entry form by DTC.

                                 By executing and delivering the letter of transmittal or effecting delivery by book-entry transfer, you are making the representations to us set forth under "-- Resales of the Exchange Notes" above.

Special Procedures for
Beneficial Owners.............   If your unregistered notes are registered in
                                 the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender your unregistered notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See "The Exchange
                                 Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures....................   If you wish to tender your unregistered notes
                                 but your unregistered notes are not immediately available or you cannot deliver your unregistered notes, the letter of transmittal or any other documentation required by the letter of transmittal to the exchange agent prior to the expiration date, then you must tender your unregistered notes according to the guaranteed delivery procedures listed under
                                 "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

Acceptance of the Unregistered
Notes and Delivery of the
Exchange Notes................   Subject to the satisfaction or waiver of the
                                 conditions to the exchange offer, we will accept for exchange any and all unregistered notes that are properly tendered (and not withdrawn) prior to the expiration date. The exchange notes will be delivered on the earliest practicable date following the expiration date. See "The Exchange
                                 Offer -- Terms of the Exchange Offer."

Withdrawal Rights.............   Tenders of unregistered notes may be withdrawn
                                 at any time prior to the expiration date. See
                                 "The Exchange Offer -- Withdrawal of Tenders."

Federal Income Tax
Consequences..................   The exchange of unregistered notes for exchange
                                 notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Certain U.S. Federal Tax
                                 Considerations."

Use of Cash Proceeds..........   We will not receive any proceeds from the
                                 issuance of the exchange notes.

Exchange Agent................   Deutsche Bank Trust Company Americas is serving
                                 as the exchange agent. Deutsche Bank Trust
                                 Company Americas can be contacted as follows:

                                                    By Hand
                                 C/O The Depository Trust Clearing Corporation
                                          55 Water Street, 1(st) floor
                                             Jeanette Park Entrance
                                               New York, NY 10041

                                                    By Mail:
                                          DB Services Tennessee, Inc.
                                              Reorganization Unit
                                                P.O. Box 292737
                                            Nashville, TN 37229-2737

                                              Fax: (615) 835-3701

                                         By Overnight Mail or Courier:
                                          DB Services Tennessee, Inc.
                                       Corporate Trust & Agency Services
                                              Reorganization Unit
                                            648 Grassmere Park Road
                                              Nashville, TN 37211
                                              Attn: Karl Shepherd
                                              Confirm by Telephone
                                                 (615) 835-3572

                                           Information (800) 735-7777

                         SUMMARY OF THE EXCHANGE NOTES

     The form and terms of the exchange notes will be identical in all material respects to the form and terms of the unregistered notes, except that we will have registered the exchange notes under the Securities Act and, therefore, they will not bear legends restricting their transfer. Also, the holders of the exchange notes will not be entitled to any of the registration rights or the additional interest provisions applicable to the unregistered notes under the registration rights agreement, which rights will terminate upon consummation of the exchange offer. The exchange notes will evidence the same indebtedness as the unregistered notes which they replace and will be issued under, and be entitled to the benefits of, the indenture under which the unregistered notes were issued. For a more complete description of the terms of the exchange notes, see "Description of Exchange Notes."

Issuer........................   Sun Communities Operating Limited Partnership

Exchange Notes................   $150.0 million in principal amount of 5.75%
                                 senior notes due 2010

Maturity Date.................   April 15, 2010

Interest Payment Dates........   April 15 and October 15 of each year beginning
                                 October 15, 2003

Rating........................   BBB by Standard & Poor's; and Baa2 by Moody's
                                 Investor Service. A rating is not a
                                 recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization and each rating should be evaluated independently of the other rating.

Ranking.......................   The exchange notes will be unsecured
                                 obligations and will rank equally with each other and with all of our other existing and future unsecured indebtedness. See "Description of Exchange Notes -- General."

                                 Assuming the offering of the unregistered notes had been completed as of March 31, 2003 and the proceeds applied accordingly:

                                 - we would have had a total of $674.0 million
                                   of total debt outstanding;

                                 - we would have had $411.0 million of unsecured
                                   debt, including the exchange notes; and

                                 - the exchange notes would have been
                                   subordinated to approximately $263.0 million of secured debt.

Optional Redemption...........   We may redeem some or all of the exchange notes
                                 at any time at the "make-whole" redemption prices described under "Description of Exchange
                                 Notes -- Optional Redemption."

Covenants.....................   The indenture governing the exchange notes
                                 contains various covenants including covenants with respect to:

                                 - limitations on the incurrence of debt;

                                 - limitations on encumbering assets; and

                                 - limitations on specified mergers,
                                   consolidations and other similar
                                   transactions.

                                 These covenants are subject to a number of important qualifications and exceptions. See "Description of Exchange Notes -- Certain Covenants."

Absence of a Public Market for
the Notes.....................   The exchange notes are new securities. The
                                 exchange notes will not be listed on any securities exchange. We cannot assure you that any active or liquid market will develop for the exchange notes. See "Plan of Distribution."

Events of Default.............   For a discussion of events that will permit
                                 acceleration of the payment of principal of, and accrued interest on, the exchange notes, see "Description of Exchange Notes -- Events of
                                 Default, Notice and Waiver."

                             SUMMARY FINANCIAL DATA

     You should read the following summary consolidated financial and operating data for Sun Communities Operating Limited Partnership together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus. We derived the historical financial information for each of the five years ended December 31, 2002 from our audited consolidated financial statements. We derived the historical financial information for the three months ended March 31, 2003 and March 31, 2002 from our unaudited consolidated financial statements. The unaudited financial information has been prepared on the same basis as our audited financial statements and includes all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations as of and for the periods presented.

                                   THREE MONTHS ENDED
                                        MARCH 31,                         YEAR ENDED DECEMBER 31,
                                 -----------------------   ------------------------------------------------------
                                    2003         2002         2002      2001(C)    2000(C)    1999(C)    1998(C)
                                 ----------   ----------   ----------   --------   --------   --------   --------
                                                (IN THOUSANDS EXCEPT FOR PER UNIT AND OTHER DATA)
OPERATING DATA:
Revenues:
  Income from property.........  $   41,755   $   39,171   $  151,612   $138,687   $132,129   $125,137   $114,077
  Other income.................       2,942        1,919       10,684     14,401     13,498      7,804      3,837
                                 ----------   ----------   ----------   --------   --------   --------   --------
        Total revenues.........      44,697       41,090      162,296    153,088    145,627    132,941    117,914
                                 ----------   ----------   ----------   --------   --------   --------   --------
Expenses:
  Property operating and
    maintenance................      10,217        8,351       33,387     28,972     28,408     27,122     25,484
  Real estate taxes............       3,026        2,552       10,542      9,492      9,083      8,850      8,699
  Property management..........         754          758        2,502      2,746      2,934      2,638      2,269
  General and administrative...       1,619        1,319        5,220      4,627      4,079      3,682      3,339
  Depreciation and
    amortization...............      10,769        9,113       38,525     33,320     30,487     28,388     24,819
  Interest.....................       8,760        7,846       32,375     31,016     29,651     27,289     23,987
                                 ----------   ----------   ----------   --------   --------   --------   --------
        Total expenses.........      35,145       29,939      122,551    110,173    104,642     97,969     88,597
                                 ----------   ----------   ----------   --------   --------   --------   --------
  Income before equity income
    (loss) from affiliates,
    distributions to Preferred
    OP units, discontinued
    operations, and gain from
    property dispositions,
    net........................       9,552       11,151       39,745     42,915     40,985     34,972     29,317
  Equity income (loss) from
    affiliates.................        (171)        (222)     (16,627)(a)      131      607      1,726      2,147
                                 ----------   ----------   ----------   --------   --------   --------   --------
  Income before distributions
    to Preferred OP Units,
    discontinued operations,
    and gain from property
    dispositions, net..........       9,381       10,929       23,118     43,046     41,592     36,698     31,464
  Less distributions to
    Preferred OP Units.........       2,128        1,919        7,803      8,131      7,826      3,663      2,505
                                 ----------   ----------   ----------   --------   --------   --------   --------
  Income before discontinued
    operations and gain from
    property distributions,
    net........................       7,253        9,010       15,315     34,915     33,766     33,035     28,959
  Income (loss) from
    discontinued operations....          --          322          322        (75)       (89)       (92)       (65)
Gain from property
  dispositions, net............          --           --           --      4,275      4,801        829        655(b)
                                 ----------   ----------   ----------   --------   --------   --------   --------
Earnings attributable to OP
  Units........................  $    7,253   $    9,332   $   15,637   $ 39,115   $ 38,478   $ 33,772   $ 29,549
                                 ==========   ==========   ==========   ========   ========   ========   ========

                                   THREE MONTHS ENDED
                                        MARCH 31,                         YEAR ENDED DECEMBER 31,
                                 -----------------------   ------------------------------------------------------
                                    2003         2002         2002      2001(C)    2000(C)    1999(C)    1998(C)
                                 ----------   ----------   ----------   --------   --------   --------   --------
                                                (IN THOUSANDS EXCEPT FOR PER UNIT AND OTHER DATA)
Earning attributed to:
  Continuing operations
    General Partner............  $    6,343   $    7,834   $   13,312   $ 33,975   $ 33,371   $ 29,168   $ 26,153
    Limited Partner............         910        1,176        2,003      5,215      5,196      4,696      3,461
  Discontinued operations
    General Partner............          --          280          280        (65)       (77)       (79)       (57)
    Limited Partner............          --           42           42        (10)       (12)       (13)        (8)
                                 ----------   ----------   ----------   --------   --------   --------   --------
                                 $    7,253   $    9,332   $   15,637   $ 39,115   $ 38,478   $ 33,772   $ 29,549
                                 ==========   ==========   ==========   ========   ========   ========   ========
Basic earnings per OP Unit:
  Continuing operations........  $     0.36   $     0.45   $     0.76   $   1.96   $   1.92   $   1.69   $   1.55
  Discontinued operations......          --         0.02         0.01         --         --         --         --
                                 ----------   ----------   ----------   --------   --------   --------   --------
  Net income...................  $     0.36   $     0.47   $     0.77   $   1.96   $   1.92   $   1.69   $   1.55
                                 ==========   ==========   ==========   ========   ========   ========   ========
Diluted earnings per OP Unit:
  Continuing operations........  $     0.35   $     0.44   $     0.75   $   1.95   $   1.92   $   1.68   $   1.53
  Discontinued operations......          --         0.02         0.02         --         --         --         --
                                 ----------   ----------   ----------   --------   --------   --------   --------
  Net income...................  $     0.35   $     0.46   $     0.77   $   1.95   $   1.92   $   1.68   $   1.53
                                 ==========   ==========   ==========   ========   ========   ========   ========
Weighted average OP Units
  outstanding:
  Basic........................      20,342       19,921       20,177     19,907     19,999     19,961     19,101
                                 ==========   ==========   ==========   ========   ========   ========   ========
  Diluted......................      20,468       20,137       20,363     20,089     20,085     20,113     19,276
                                 ==========   ==========   ==========   ========   ========   ========   ========
Distribution per OP Unit.......  $     0.58   $     0.55   $     2.29   $   2.18   $   2.10   $   2.02   $   1.94
                                 ==========   ==========   ==========   ========   ========   ========   ========
BALANCE SHEET DATA:
Rental property, before
  accumulated depreciation.....  $1,181,545   $1,003,993   $1,174,837   $969,936   $867,377   $847,696   $803,152
Total assets...................  $1,169,641   $1,028,346   $1,166,576   $997,049   $969,228   $906,632   $824,039
Total debt.....................  $  672,333   $  519,784   $  667,373   $495,198   $464,508   $401,564   $365,164
Redeemable Preferred OP
  Units........................  $   58,148   $   48,458   $   53,978   $ 43,958   $ 39,347   $ 35,783   $ 35,783
Partners' capital..............  $  415,550   $  431,717   $  420,644   $431,281   $440,230   $443,009   $398,336
OTHER DATA (AT END OF PERIOD):
Total properties...............         129          103          129        116        109        110        104
Total sites....................      44,125       41,228       43,959     40,544     38,282     38,217     37,566

---------------

(a) Included in equity income (loss) from affiliates in 2002 is a $13.6 million write-off of the Company's investment in Origen.
(b)  Includes an $875 expense related to an unsuccessful portfolio acquisition.
(c) Revenues and expenses for the years ended December 31, 2001, 2000, 1999 and 1998 have been restated to conform with SFAS No. 144 which requires operations of properties sold or held for sale to be reclassified as discontinued operations.

                                  RISK FACTORS

     You should consider carefully the following risks in addition to all the other information included in this prospectus, including the section regarding Forward-Looking Statements, before deciding to tender your unregistered notes in the exchange offer. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment.

RISKS RELATING TO THE EXCHANGE OFFER

  THE RESTRICTIONS ON TRANSFER OF THE UNREGISTERED NOTES WILL CONTINUE IF THEY ARE NOT TENDERED OR ARE NOT ACCEPTED FOR EXCHANGE.

     We will issue the exchange notes in exchange for the unregistered notes timely received by the exchange agent and accompanied by a properly completed and duly executed letter of transmittal or computer-generated message transmitted by DTC's ATOP system and all other documentation. Therefore, if you want to tender your unregistered notes, you must properly complete all documentation and allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to your tender of the unregistered notes.

     If you do not tender your unregistered notes or they are not accepted by the exchange agent, your unregistered notes will continue to be subject to the existing restrictions upon transfer thereof even after the exchange offer and you will be required, in the absence of an applicable exemption, to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, you will no longer be able to require us to register the unregistered notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. See "The Exchange Offer -- Consequences of Failure to Exchange."

     To the extent that unregistered notes are tendered and accepted in the exchange offer, the trading market for the untendered and the tendered but unaccepted unregistered notes could be adversely affected due to the limited principal amount of the unregistered notes that is expected to remain outstanding following the exchange offer. A small outstanding amount of unregistered notes could result in less demand to purchase unregistered notes, and could, therefore, result in lower prices for the unregistered notes. Moreover, if you do not tender your unregistered notes, you will hold an investment subject to some restrictions on transfer not applicable to the exchange notes and, as a result, you may only be able to sell your unregistered notes at a price that is less than the price available to sellers of the freely tradable exchange notes.

 THERE IS NO CURRENT PUBLIC MARKET FOR THE EXCHANGE NOTES.

     The exchange notes are a new issue of securities for which there is currently no trading market. We cannot guarantee:

     - the liquidity of any market that may develop for the exchange notes;

     - your ability to sell the exchange notes; or

     - the price at which you would be able to sell the exchange notes.

     Liquidity of any market for the exchange notes and future trading prices of the exchange notes will depend on many factors, including:

     - prevailing interest rates;

     - our operating results; and

     - the market for similar securities.

FINANCING RISKS AND RISKS RELATED TO PAYMENTS ON THE NOTES

  OUR SIGNIFICANT AMOUNT OF DEBT COULD LIMIT OUR OPERATIONAL FLEXIBILITY OR OTHERWISE ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     We have now and, after this offering, will continue to have a significant amount of debt. If the offering of the unregistered notes had been completed as of March 31, 2003 and the proceeds applied accordingly, we would have had approximately $674.0 million of total debt outstanding, consisting of approximately $263.0 million in secured debt and approximately $411.0 million in unsecured debt. In addition, as of March 31, 2003, we had entered into two capitalized lease obligations for an aggregate of $9.8 million. Each capitalized lease obligation involves a lease for a manufactured housing community providing that we will lease the community for a certain number of years and then have the option to purchase the community at or prior to the end of the lease term. In each case, if we fail to exercise our purchase right, the landlord has the right to require us to buy the property at the same price for which we had the purchase option. If we fail to meet our obligations under the mortgages, the lender would be entitled to foreclose on all or some of the properties securing such debt. If we fail to satisfy our lease obligations or an obligation to purchase the property, the landlord/seller would be entitled to evict us from the property. In each event, this could have a material adverse effect on us and our ability to make expected distributions, and could threaten our continued viability.

     Our significant debt could have important consequences to you. For example, it could:

     - make it more difficult for us to obtain additional financing in the future for our operations, working capital requirements, capital expenditures, debt service or other general requirements;

     - require us to dedicate a substantial portion of our cash flow to pay our debt and the interest associated with our debt rather than to other areas of our business;

     - limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt;

     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - make us more vulnerable in the event of adverse economic and industry conditions or a downturn in our business; and

     - place us at a competitive disadvantage compared to our competitors that have less debt.

 WE MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT WHICH WOULD INCREASE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

     Despite our current indebtedness levels, we may still be able to incur substantially more debt in the future. The terms of the indenture do not fully prohibit us from doing so. If new debt is added to our current debt levels, an even greater portion of our cash flow will be needed to satisfy our debt service obligations. As a result, the related risks that we now face could intensify and increase the risk of a default on our indebtedness.

 THE EXCHANGE NOTES ARE JUNIOR IN RIGHT OF PAYMENT TO OUR SECURED DEBT AND WE CAN INCUR ADDITIONAL DEBT THAT IS SENIOR TO THE EXCHANGE NOTES.

     The exchange notes are effectively subordinated to claims by holders of debt secured by our properties and any other debt secured by any of our assets. We are permitted under the terms of the exchange notes, subject to certain limitations regarding total debt, to incur additional debt that may be senior to the exchange notes. The subordination of the exchange notes to additional debt we issue in the future may adversely affect our ability to make payments on the exchange notes.

 THE EXCHANGE NOTES WILL NOT BE SECURED BY ANY OF OUR ASSETS.

     The exchange notes will not be secured by any of our assets. If we become insolvent or are liquidated, the secured lenders will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, such lenders will have a prior claim on our assets. In that event, because the exchange notes will not be secured by any of our assets, it is possible that there will be no assets from which claims of holders of the exchange notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full.

 OUR FINANCIAL COVENANTS LIMIT THE DISCRETION OF OUR MANAGEMENT IN OPERATING OUR BUSINESS AND COULD PREVENT US FROM ENGAGING IN SOME BENEFICIAL ACTIVITIES.

     Our unsecured line of credit contains customary negative covenants including those that prohibit us from violating certain minimum net worth and liquidity requirements and debt service coverage ratios. Our ability to borrow additional funds under the line of credit is subject to compliance with these financial and other covenants. We rely on borrowings under our line of credit to finance acquisition and development activities and for working capital, and if we are unable to borrow under our line of credit or to refinance existing indebtedness, our financial condition and results of operations would likely be adversely impacted. The indenture governing the exchange notes contains similar restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to asset ratios, debt service coverage ratios and secured debt to total asset ratios, which we must maintain. We are also required to maintain unsecured asset to unsecured debt ratios, while certain subsidiaries in which both we and Sun Communities hold interests may not incur any unsecured debt. The indenture also limits our ability to make restricted payments (including making distributions on, or redeeming or repurchasing our partnership interests) in excess of certain thresholds, other than those payments necessary to comply with the real estate investment trust requirements of the Internal Revenue Code of 1986, as amended, provided that total debt to asset ratios are met. If we need to pledge properties owned by us in order to borrow additional funds, these covenants could create a risk of default on our debt if we cannot continue to satisfy these covenants. If we breach covenants in our debt agreements, the lender can declare a default and require us to repay the debt immediately and, if the debt is secured, can immediately take possession of the property securing the loan. See "Description of the Exchange Notes -- Certain Covenants".

RISKS RELATING TO OUR BUSINESS

  GENERAL ECONOMIC CONDITIONS AND THE CONCENTRATION OF OUR PROPERTIES IN MICHIGAN AND FLORIDA MAY AFFECT OUR ABILITY TO GENERATE SUFFICIENT REVENUE.

     The market and economic conditions in our current markets generally, and specifically in metropolitan areas of our current markets, may significantly affect manufactured home occupancy or rental rates. Occupancy and rental rates, in turn, may significantly affect our revenues, and if our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay or refinance our debt obligations could be adversely affected. We derived significant amounts of rental income for the period ended March 31, 2003 from properties located in Michigan and Florida. As of March 31, 2003, 44 of our 129 properties, or approximately 34%, are located in Michigan, and 20 or approximately 16%, are located in Florida. As a result of the geographic concentration of our properties in Michigan and Florida, we are exposed to the risks of downturns in the local economy or other local real estate market conditions which could adversely affect occupancy rates, rental rates and property values of properties in these markets. The following factors, among others, may adversely affect the revenues generated by our communities:

     - the national and local economic climate which may be adversely impacted by, among other factors, plant closings and industry slowdowns;

     - local real estate market conditions such as the oversupply of manufactured housing sites or a reduction in demand for manufactured housing sites in an area;

     - the rental market which may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates;

     - the perceptions by prospective tenants of the safety, convenience and attractiveness of the properties and the neighborhoods where they are located;

     - zoning or other regulatory restrictions;

     - competition from other available manufactured housing sites and alternative forms of housing (such as apartment buildings and site-built single-family homes);

     - our ability to provide adequate management, maintenance and insurance;

     - increased operating costs, including insurance premiums, real estate taxes and utilities; or

     - the enactment of rent control laws.

     Our income would also be adversely affected if tenants were unable to pay rent or if sites were unable to be rented on favorable terms. If we were unable to promptly relet or renew the leases for a significant number of the sites, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then our funds from operations and ability to pay or refinance our debt could be adversely affected. In addition, certain expenditures associated with each equity investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions.

 COMPETITION AFFECTS OCCUPANCY LEVELS AND RENTS WHICH COULD ADVERSELY AFFECT OUR REVENUES.

     All of our properties are located in developed areas that include other manufactured housing community properties. The number of competitive manufactured housing community properties in a particular area could have a material adverse effect on our ability to lease sites and on rents charged at our properties or at any newly acquired properties. We may be competing with others with greater resources and whose officers and directors have more experience than our officers and directors. In addition, other forms of multi-family residential properties, such as private and federally funded or assisted multi-family housing projects and single-family housing, provide housing alternatives to potential tenants of manufactured housing communities.

 OUR ADVANCES TO ORIGEN SUBJECT US TO CERTAIN RISKS.

     Currently, we (together with one unaffiliated lender and one lender affiliated with Gary A. Shiffman, the Chief Executive Officer of Sun Communities) provide financing to Origen Financial, L.L.C. ("Origen"). The financing provided to Origen consists of a $48.0 million standby line of credit and a $10.0 million term loan, each bearing interest at a per annum rate equal to 700 basis points over LIBOR, with a minimum interest rate of 11% and a maximum interest rate of 15%. This credit facility matures December 31, 2003 but is extendable automatically to December 31, 2004 upon the occurrence of certain events. This credit facility is collateralized by a security interest in Origen's assets, which is subordinate in all respects to all institutional indebtedness of Origen, and a guaranty and pledge of assets by Bingham Financial Services Corporation.

     Under the terms of a participation agreement we entered into with the other lenders, we are obligated to loan up to $35.5 million to Origen under the credit facility (of which approximately $35.2 million was advanced as of March 31, 2003) and the other lenders are required to loan up to $22.5 million to Origen under the credit facility and we jointly administer the credit facility. Under the participation agreement, we are entitled to 43.75% of the first $40.0 million of proceeds from Origen upon repayment of the credit facility and $18.0 million of our advances to Origen are subordinate in all respects to the first $40.0 million of proceeds from Origen upon repayment of the credit facility.

     Origen's business has been negatively impacted by the current condition of the manufactured housing finance industry, illustrated by the bankruptcy filings of Oakwood Homes Corporation and Conseco, Inc. in the fourth quarter of 2002. In particular, Origen's business has suffered as a result of the general economic recession, excessive amounts of repossession inventory, declining recovery rates in the repossession market and the deteriorating asset-backed securitization market. Origen's principal source of liquidity is its securitization program through which its loans are sold into the asset-backed securities market. Although Origen has successfully accessed this market in the past, Origen is currently unable to access the asset-backed securities market on favorable terms and Origen may not be able to access this market on terms attractive to Origen in the future. If Origen cannot sell its loans in the asset-backed securities market on favorable terms and Origen is unable to secure alternative sources of funding, its business, financial condition and liquidity will be materially adversely affected.

     Although we do not believe that our advances to Origen are impaired at this time, we will continually evaluate the realizability of our advances to Origen in accordance with applicable accounting standards and we may be required to write-off all or a portion of our advances to Origen in the future. If we write-off all or a portion of our advances to Origen in the future, our results of operations and financial condition could be materially and adversely affected.

     In addition, the Origen credit facility subjects us to all of the risks of being a lender. These risks include the risks relating to borrower delinquency and default and the adequacy of the collateral for such loans. Because this credit facility is subordinated to certain senior debt of Origen, in the event Origen is unable to meet its obligations under the senior debt facility, our right to receive amounts owed to us under our credit facility will be suspended pending payment of the amounts owing under the senior debt facility. Because the security interest securing Origen's obligations under the credit facility is subordinate to the security interest of certain senior debt of Origen, in the event of a bankruptcy of Origen, our right to access Origen's assets to satisfy the amounts outstanding under the credit facility would be subject to the senior lender's prior rights to the same collateral. Moreover, if we choose to advance additional funds to Origen beyond the $58.0 million credit facility and the other participation lenders do not participate in such additional advances, these secondary advances will be subordinate to any senior debt of Origen and subordinate to all indebtedness of Origen in which all participation lenders have participated.

 INCREASES IN TAXES AND REGULATORY COMPLIANCE COSTS MAY REDUCE OUR REVENUE.

     Costs resulting from changes in real estate tax laws generally may be passed through to tenants and will not affect us. Increases in income, service or other taxes, however, generally are not passed through to tenants under leases and may adversely affect our funds from operations and our ability to pay or refinance our debt. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect our funds from operations and our ability to pay or refinance our debt obligations.

 THE FINANCIAL CONDITION AND SOLVENCY OF OUR BORROWERS AND THE MARKET VALUE OF OUR PROPERTIES MAY ADVERSELY AFFECT OUR INVESTMENTS IN REAL ESTATE, INSTALLMENT AND OTHER LOANS.

     As of March 31, 2003, we had an investment of approximately $39.4 million in real estate loans to several entities and properties, some of which are secured by a first lien on the underlying property, and others which are unsecured loans subordinate to the primary lender. Also, as of March 31, 2003, we had outstanding approximately $11.4 million in installment loans to owners of manufactured homes. These installment loans are collateralized by the manufactured homes. We may invest in additional mortgages and installment loans in the future. As of March 31, 2003, we had advances of approximately $35.2 million to Origen under a $58.0 million credit facility. By virtue of our investment in the mortgages and the loans, we are subject to the following risks of such investment:

     - the borrowers may not be able to make debt service payments or pay principal when due;

     - the value of property securing the mortgages and loans may be less than the amounts owed; and

     - interest rates payable on the mortgages and loans may be lower than our cost of funds.

     If any of the above occurred, funds from operations and our ability to pay or refinance our debt obligations could be adversely affected.

 WE MAY NOT BE ABLE TO INTEGRATE OR FINANCE OUR DEVELOPMENT ACTIVITIES.

     We are engaged in the construction and development of new communities, and intend to continue in the development and construction business in the future. Our development and construction business may be exposed to the following risks which are in addition to those risks associated with the ownership and operation of established manufactured housing communities:

     - we may not be able to obtain financing with favorable terms for community development which may make us unable to proceed with the development;

     - we may be unable to obtain, or face delays in obtaining, necessary zoning, building and other governmental permits and authorizations, which could result in increased costs and delays, and even require us to abandon development of the community entirely if we are unable to obtain such permits or authorizations;

     - we may abandon development opportunities that we have already begun to explore and as a result we may not recover expenses already incurred in connection with exploring such development opportunities;

     - we may be unable to complete construction and lease-up of a community on schedule resulting in increased debt service expense and construction costs;

     - we may incur construction and development costs for a community which exceed our original estimates due to increased materials, labor or other costs, which could make completion of the community uneconomical and we may not be able to increase rents to compensate for the increase in development costs which may impact our profitability;

     - we may be unable to secure long-term financing on completion of development resulting in increased debt service and lower profitability; and

     - occupancy rates and rents at a newly developed community may fluctuate depending on several factors, including market and economic conditions, which may result in the community not being profitable.

     If any of the above occurred, our ability to pay or refinance our debt obligations could be adversely affected.

 WE MAY NOT BE ABLE TO INTEGRATE OR FINANCE OUR ACQUISITIONS AND OUR ACQUISITIONS MAY NOT PERFORM AS EXPECTED.

     We acquire and intend to continue to acquire manufactured housing communities on a select basis. The success and profitability of our acquisition activities are subject to the risks of the acquired community failing to perform as expected based on our analyses of our investment in the community, and our underestimation of the costs of repositioning, redeveloping or expanding the acquired community.

 RENT CONTROL LEGISLATION MAY HARM OUR ABILITY TO INCREASE RENTS.

     State and local rent control laws in certain jurisdictions may limit our ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. Enactment of such laws has been considered from time to time in other jurisdictions. Certain properties are located, and we may purchase additional properties, in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted.

  WE MAY BE SUBJECT TO ENVIRONMENTAL LIABILITY.

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous substances at, on, under or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property, to borrow using such property as collateral or to develop such property. Persons who arrange for the disposal or treatment of hazardous substances also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility owned or operated by another person. In addition, certain environmental laws impose liability for the management and disposal of asbestos-containing materials or for the release of such materials into the air. These laws may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials. In connection with the ownership, operation, management, and development of real properties, we may be considered an owner or operator of such properties and, therefore, are potentially liable for removal or remediation costs, and also may be liable for governmental fines and injuries to persons and property. When we arrange for the treatment or disposal of hazardous substances at landfills or other facilities owned by other persons, we may be liable for the removal or remediation costs at such facilities.

     All of the properties have been subject to a Phase I or similar environmental audit (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. These environmental audits have not revealed any significant environmental liability that would have a material adverse effect on our business. These audits cannot reflect conditions arising after the studies were completed, and no assurances can be given that existing environmental studies reveal all environmental liabilities, that any prior owner or operator of a property or neighboring owner or operator did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more properties.

 LOSSES IN EXCESS OF OUR INSURANCE COVERAGE OR UNINSURED LOSSES COULD ADVERSELY AFFECT OUR CASH FLOW.

     We maintain comprehensive liability, fire, flood (where appropriate), extended coverage, and rental loss insurance on the properties with policy specifications, limits, and deductibles which are customarily carried for similar properties. As a result of market conditions in the insurance industry, we recently decided to carry a large deductible on our liability insurance. In addition, certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, or acts of war. In the event an uninsured loss occurs, we could lose both our investment in and anticipated profits and cash flow from the affected property. Any loss would adversely affect our ability to repay our debt. In the year 2000, our former insurance carrier filed bankruptcy, and as a result some or all of the outstanding and incurred, but not yet reported, claims against our policy may not be covered which would require us to cover the loss directly. We expect our maximum exposure associated with this insurance carrier's bankruptcy to be immaterial and therefore no reserve has been provided in the financial statements.

 OUR ABILITY TO SELL MANUFACTURED HOMES MAY BE AFFECTED BY VARIOUS FACTORS, WHICH MAY IN TURN ADVERSELY AFFECT OUR PROFITABILITY.

     An affiliate of ours is in the manufactured home sales market offering manufactured home sales services to tenants and prospective tenants of our communities. The market for the sale of manufactured homes may be adversely affected by the following factors:

     - downturns in economic conditions which adversely impact the housing market;

     - an oversupply of, or a reduced demand for, manufactured homes;

     - the difficulty facing potential purchasers in obtaining affordable financing as a result of heightened lending criteria; and

     - an increase in the rate of manufactured home repossessions which provide aggressively priced competition to new manufactured home sales.

     Any of the above listed factors could adversely impact our rate of manufactured home sales, which would result in a decrease in profitability.

 SOME OF OUR DIRECTORS AND OFFICERS MAY HAVE CONFLICTS OF INTEREST WITH RESPECT TO CERTAIN RELATED PARTY TRANSACTIONS AND OTHER BUSINESS INTERESTS.

     Ownership of Sun Home Services, Inc. ("SHS"). Gary A. Shiffman, the President, Chief Executive Officer and Chairman of the Board of Directors of Sun Communities, and the Estate of Milton M. Shiffman (former Chairman of the Board), are the owners of all of the outstanding common stock of SHS, and as such are entitled to 5% of the cash flow from the operating activities of SHS (we own 100% of the non-voting preferred stock which entitles us to 95% of such cash flow). Arthur A. Weiss, one of the directors of Sun Communities, is also a personal representative of the Estate.

     For certain tax reasons, we made our equity investment in Origen through SUI TRS, Inc., a taxable REIT subsidiary ("TRS"), which is wholly owned by SHS. We contributed $15.0 million to SHS in connection with the Origen investment and, as the holder of all of the non-voting preferred stock of SHS, we are entitled to 95% of the cash flow from the operating activities of SHS, including the operating activities of the TRS, and effectively an approximate 30% interest in Origen. As part of the $5.0 million investment in Origen by Mr. Shiffman and members of his family, Mr. Shiffman and the Estate contributed approximately $790,000 to SHS as part of the investment in Origen by TRS, and, as the holders of all of the voting common stock of SHS, they are entitled to 5% of the cash flow from the operating activities of SHS, including the operating activities of the TRS, and effectively an approximate 1.6% indirect interest in Origen. The balance of the Shiffman family's $5.0 million investment in Origen was made through a separate family owned entity which holds 8.4% of the Shiffman family's aggregate 10% interest.

     Thus, in all transactions involving SHS, Mr. Shiffman and Mr. Weiss may have a conflict of interest with respect to their respective obligations as an officer and/or director of Sun Communities and Mr. Shiffman's right and the Estate's right to receive a portion of the cash flow from the operating activities of SHS. The following are the current transactions and agreements involving SHS which may present a conflict of interest for Mr. Shiffman and Mr.
Weiss:

     - the agreement between SHS and us for sales, brokerage, and leasing services;

     - the intercompany loans from the Company to SHS;

     - the investment in Origen by SUI TRS, Inc., a wholly owned subsidiary of SHS; and

     - the ownership and operation of SHS's other subsidiaries, including Sun Water Oak Golf, Inc.

     The failure to negotiate these and other transactions or agreements involving SHS on an arm's length basis, or to enforce the material terms of any agreement or arrangement between SHS and us could have an adverse effect on us.

     Tax Consequences Upon Sale of Properties. Gary A. Shiffman holds limited partnership interests in us which were received in connection with the contribution of 24 properties from partnerships previously affiliated with him (the "Sun Partnerships"). Prior to any redemption of these limited partnership interests for common stock in Sun Communities, Mr. Shiffman will have tax consequences different from those of Sun Communities and its public stockholders on the sale of any of the Sun Partnerships. Therefore, Mr. Shiffman and Sun Communities, as our partners, may have different objectives regarding the appropriate pricing and timing of any sale of those properties.

     Lease of Executive Offices. On November 1, 2002, we leased approximately 31,300 rentable square feet of office space from American Center LLC and we have recently relocated our principal executive offices to this office space. Gary A. Shiffman, together with certain family members, indirectly owns approximately a 21% equity interest in American Center LLC. This lease is for an initial term of five years and we have the right to extend the lease for an additional five year term. The annual base rent under this lease begins at $19.25 per square foot (gross) for the first lease year and increases $0.50 per square foot for each successive year of the initial term. Mr. Shiffman may have a conflict of interest with respect to his obligations as an officer and/or director of the Company and his ownership interest in American Center.

 OUR 1998 STOCK PURCHASE PROGRAM MAY BE AFFECTED BY THE SARBANES-OXLEY ACT.

     In 1998, certain of our directors, employees and consultants purchased newly issued shares of common stock of Sun Communities and common OP Units in the Company for approximately $25.5 million in accordance with the Sun Communities 1998 Stock Purchase Plan (the "Purchase Plan"). The participants in the Purchase Plan financed these purchases through personal loans (the "Loans") from Bank One, N.A. (the "Bank") due in January 2004. We guaranteed the repayment of the Loans. The participants have agreed to fully indemnify us against any and all liabilities arising under such guaranty (the "Guaranty") (the principal balance of which was approximately $22.7 million at March 31, 2003).

     Among other usual commercial provisions, the Guaranty requires that we comply with certain financial covenants. These covenants were initially designed to be identical in all material respects with the financial covenants imposed on us under our line of credit facility. Since 1998, as the covenants in our then applicable line of credit facility changed, the Guaranty has also been similarly amended to remain consistent. In July 2002, we entered into a replacement line of credit facility; however, conforming amendments to the Guaranty were not made, resulting in differing and inconsistent financial covenants in the line of credit facility as compared to the Guaranty. As a consequence, as of September 30, 2002, we were not in compliance with certain of the financial covenants contained in the Guaranty (the "Differing Financial Covenants"). Because it was not the intention of the parties to impose disparate requirements on the Guaranty and our line of credit, the Bank waived any breach of the Guaranty arising solely as a result of our non-compliance with the Differing Financial Covenants so long as we remain in compliance with all of the terms and conditions of its line of credit facility. As of March 31, 2003, we were in compliance with the terms and conditions of our line of credit facility and, as a result, we were in compliance with the terms and conditions of the Guaranty.

     Section 402 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") states that it is "unlawful for any issuer ... directly or indirectly, including through any subsidiary, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of that issuer." Section 402 of the Sarbanes-Oxley Act provides an exception for certain extensions of credit which are "maintained by the issuer on the date of enactment of the Sarbanes-Oxley Act [July 30, 2002] . . . , provided that there is no material modification to any term of any such extension of credit or any renewal of any such extension of credit on or after that date of enactment." Jaffe, Raitt, Heuer & Weiss, P.C. has delivered a reasoned opinion to us to the effect that, based on various assumptions and qualifications set forth in the opinion, a court could reasonably find that
Section 402 of the Sarbanes-Oxley Act does not apply to the waiver letter issued by the Bank and that, even if a court determines that Section 402 applies to the Bank's waiver letter, a court could reasonably conclude that the Guaranty fits within the exception under Section 402 for extensions of credit maintained by the issuer prior to July 30, 2002. Arthur A. Weiss, a stockholder of Jaffe, Raitt, Heuer & Weiss, P.C., the Company's regular outside counsel, is a director of Sun Communities and received a personal loan to purchase common OP Units under the Purchase Plan.

     There is no case law directly on point, and we cannot assure you that a court would not decide differently from the views expressed in counsel's opinion and such opinion represents only the best judgment of counsel and is not binding in the courts. It is unclear what the consequences to the Company would be if a court determined the Bank's waiver letter constituted a material modification of the terms of the Guaranty in violation of Section 402 of the Sarbanes-Oxley Act and the Securities Exchange Act of 1934, as amended.

 IF WE ARE REQUIRED BEGINNING IN THE THIRD QUARTER OF 2003 TO CONSOLIDATE INTERESTS WE HOLD IN VARIABLE INTEREST ENTITIES (INCLUDING POSSIBLY SUN HOME SERVICES AND ORIGEN) PURSUANT TO FASB INTERPRETATION NO. 46, IT WOULD MATERIALLY AFFECT THE ACCOUNTING PRESENTATION OF OUR FINANCIAL CONDITION.

     The Company, together with its advisors, are in the process of assessing whether it has an interest in any variable interest entities, including without limitation, Sun Home Services and Origen, which may require consolidation pursuant to FIN No. 46. The provisions of FIN No. 46 apply beginning in the third quarter of 2003 to variable interest entities in which a company holds a variable interest that it acquired before February 1, 2003. If these rules are interpreted to require the Company to consolidate the assets, liabilities and operations of Sun Home Services and/or Origen, it would materially impact the accounting presentation of the Company's financial statements, including, without limitation, reflecting increased indebtedness for the Company. We believe that any such changes in the accounting treatment would not be taken into account in assessing our ability to continue to meet our covenant requirements under the terms of our existing line of credit. We cannot, however, predict at this time whether the lenders under the line of credit would raise any concerns about our ability to meet our financial covenants if we were required to consolidate Sun Home Services and Origen in our future financial statements. We also are not able to predict at this time whether there would be any other potential adverse impact of the new interpretations under FIN No. 46.

 OUR GENERAL PARTNER MAY CHANGE POLICIES WITHOUT STOCKHOLDER OR PARTNER
 APPROVAL.

     Our investment and financing policies, and our policies with respect to certain other activities, including our growth, debt, capitalization, distributions, and operating policies, are determined by Sun Communities, our general partner. Although Sun Communities has no present intention to do so, these policies may be amended or revised from time to time at the discretion of its Board of Directors without notice to or a vote of its stockholders or approval by the limited partners. A change in these policies could adversely affect our financial condition and results of operations.

  WE RELY ON KEY MANAGEMENT.

     We are dependent on the efforts of the executive officers of Sun Communities, particularly Gary A. Shiffman, Jeffrey P. Jorissen, Brian W. Fannon and Jonathan M. Colman (together, the "Senior Officers"). The loss of services of one or more of our executive officers could have a temporary adverse effect on our operations. We do not currently maintain or contemplate obtaining any "key-man" life insurance on the Senior Officers.

     In addition, upon the death or disability of Mr. Shiffman, we could lose the right to appoint a Manager of Origen or otherwise vote our interests in Origen, which could adversely affect our investment in Origen.

TAX RISKS

  WE MAY SUFFER ADVERSE TAX CONSEQUENCES AND BE UNABLE TO ATTRACT CAPITAL IF SUN COMMUNITIES FAILS TO QUALIFY AS A REIT.

     We believe that since its taxable year ended December 31, 1994, Sun Communities has been organized and operated, and intends to continue to operate, so as to qualify for taxation as a REIT under the Internal Revenue Code. Although we believe that Sun Communities has been and will continue to be organized and has operated and will continue to operate so as to qualify for taxation as a REIT, we cannot assure you that it has been or will continue to be organized or operated in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. In addition, frequent changes occur in the area of REIT taxation, which require Sun Communities continually to monitor its tax status.

     If Sun Communities failed to qualify as a REIT in any taxable year, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, it also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. If it were disqualified as a REIT, Sun Communities might cause us to distribute adequate amounts so as to permit it to pay its tax liabilities. In addition, Sun Communities' ability to raise additional capital for us could be significantly impaired. This could significantly reduce the cash we would have available to service debt, including the notes. Even if Sun Communities qualifies for and maintains its REIT status, it will be subject to certain federal, state and local taxes on its property and certain of its operations.

 WE INTEND TO QUALIFY AS A PARTNERSHIP, BUT WE CANNOT GUARANTEE THAT WE WILL QUALIFY.

     We intend to qualify as a partnership for federal income tax purposes. However, if we are a "publicly traded partnership," we will be treated as a corporation instead of a partnership for federal income tax purposes unless at least 90% of our income is qualifying income as defined in the Internal Revenue Code. The income requirements applicable to REITs and the definition of "qualifying income" for purposes of this 90% test are similar in most respects. Qualifying income for the 90% test generally includes passive income, such as specified types of real property rents, dividends and interest. We believe that we would meet this 90% test, but we cannot guarantee that we would. If we were to be taxed as a corporation, we would incur substantial tax liabilities, Sun Communities would fail to qualify as a REIT for federal income tax purposes, and our and Sun Communities' ability to raise additional capital could be significantly impaired.

 OUR ABILITY TO ACCUMULATE CASH IS RESTRICTED DUE TO CERTAIN REIT DISTRIBUTION REQUIREMENTS.

     In order to qualify as a REIT, Sun Communities must distribute to its stockholders at least 90% of its REIT taxable income (calculated without any deduction for dividends paid and excluding net capital gain) and to avoid federal income taxation, its distributions must not be less than 100% of its REIT taxable income, including capital gains. Our partnership agreement generally requires us to distribute substantially all of our available cash generated from operations each quarter and make reasonable efforts to distribute to Sun Communities enough cash for it to meet its distribution requirements and to avoid any federal income tax or excise tax liability. As a result of the distribution requirements, we do not expect to accumulate significant amounts of cash. Accordingly, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the exchange notes and other debt obligations and to fund future growth.

                              USE OF CASH PROCEEDS

     We will not receive any proceeds from the issuance of the exchange notes and we have agreed to pay the expenses of the exchange offer. The unregistered notes surrendered in exchange for exchange notes will be cancelled.

     We used the approximately $148.0 million of net proceeds from the sale of the unregistered notes to (a) pay off the outstanding balance of approximately $48.0 million under a secured term loan with an affiliate of Lehman Brothers Inc., the lead manager of the offering of the notes, (b) pay off the outstanding principal balance of approximately $85.0 million under our unsecured 7.625% notes due on May 1, 2003, and (c) reduce the outstanding balance under our primary unsecured line of credit.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for the period ended March 31, 2003 was 1.60 and for the fiscal years ended December 31, 2002, 2001, 2000, 1999 and 1998 were as follows:

      YEARS ENDED DECEMBER 31,
  --------------------------------
  2002   2001   2000   1999   1998
  ----   ----   ----   ----   ----
  1.68   1.73   1.74   1.95   2.03

     The ratio of earnings to fixed charges were computed by dividing our earnings by our fixed charges. For this purpose, earnings have been calculated as net income from operations (which includes a charge to income for depreciation and amortization expense) plus fixed charges. Fixed charges are comprised of (i) interest charges, whether expensed or capitalized, (ii) amortization of loan costs and discounts or premiums relating to our indebtedness, excluding in all cases items which would be or are eliminated in consolidation, and (iii) preferred OP Unit distributions.

                            SELECTED FINANCIAL DATA

     You should read the following summary consolidated financial and operating data for Sun Communities Operating Limited Partnership together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus. We derived the historical financial information for each of the five years ended December 31, 2002 from our audited consolidated financial statements. We derived the historical financial information for the three months ended March 31, 2003 and March 31, 2002 from our unaudited consolidated financial statements. The unaudited financial information has been prepared on the same basis as our audited financial statements and includes all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations as of and for the periods presented.

                                    THREE MONTHS ENDED
                                         MARCH 31,                         YEAR ENDED DECEMBER 31,
                                  -----------------------   ------------------------------------------------------
                                     2003         2002         2002      2001(C)    2000(C)    1999(C)    1998(C)
                                  ----------   ----------   ----------   --------   --------   --------   --------
                                                 (IN THOUSANDS EXCEPT FOR PER UNIT AND OTHER DATA)
OPERATING DATA:
Revenues:
  Income from property..........  $   41,755   $   39,171   $  151,612   $138,687   $132,129   $125,137   $114,077
  Other income..................       2,942        1,919       10,684     14,401     13,498      7,804      3,837
                                  ----------   ----------   ----------   --------   --------   --------   --------
         Total revenues.........      44,697       41,090      162,296    153,088    145,627    132,941    117,914
                                  ----------   ----------   ----------   --------   --------   --------   --------
Expenses:
  Property operating and
    maintenance.................      10,217        8,351       33,387     28,972     28,408     27,122     25,484
  Real estate taxes.............       3,026        2,552       10,542      9,492      9,083      8,850      8,699
  Property management...........         754          758        2,502      2,746      2,934      2,638      2,269
  General and administrative....       1,619        1,319        5,220      4,627      4,079      3,682      3,339
  Depreciation and
    amortization................      10,769        9,113       38,525     33,320     30,487     28,388     24,819
  Interest......................       8,760        7,846       32,375     31,016     29,651     27,289     23,987
                                  ----------   ----------   ----------   --------   --------   --------   --------
         Total expenses.........      35,145       29,939      122,551    110,173    104,642     97,969     88,597
                                  ----------   ----------   ----------   --------   --------   --------   --------
  Income before equity income
    (loss) from affiliates,
    distributions to Preferred
    OP units, discontinued
    operations, and gain from
    property dispositions,
    net.........................       9,552       11,151       39,745     42,915     40,985     34,972     29,317
  Equity income (loss) from
    affiliates..................        (171)        (222)     (16,627)(a)      131      607      1,726      2,147
                                  ----------   ----------   ----------   --------   --------   --------   --------
  Income before distributions to
    Preferred OP Units,
    discontinued operations, and
    gain from property
    dispositions, net...........       9,381       10,929       23,118     43,046     41,592     36,698     31,464
  Less distributions to
    Preferred OP Units..........       2,128        1,919        7,803      8,131      7,826      3,663      2,505
                                  ----------   ----------   ----------   --------   --------   --------   --------
  Income before discontinued
    operations and gain from
    property distributions,
    net.........................       7,253        9,010       15,315     34,915     33,766     33,035     28,959
  Income (loss) from
    discontinued operations.....          --          322          322        (75)       (89)       (92)       (65)
Gain from property dispositions,
  net...........................          --           --           --      4,275      4,801        829        655(b)
                                  ----------   ----------   ----------   --------   --------   --------   --------
Earnings attributable to OP
  Units.........................  $    7,253   $    9,332   $   15,637   $ 39,115   $ 38,478   $ 33,772   $ 29,549
                                  ==========   ==========   ==========   ========   ========   ========   ========

                                    THREE MONTHS ENDED
                                         MARCH 31,                         YEAR ENDED DECEMBER 31,
                                  -----------------------   ------------------------------------------------------
                                     2003         2002         2002      2001(C)    2000(C)    1999(C)    1998(C)
                                  ----------   ----------   ----------   --------   --------   --------   --------
                                                 (IN THOUSANDS EXCEPT FOR PER UNIT AND OTHER DATA)
Earning attributed to:
  Continuing operations
    General Partner.............  $    6,343   $    7,834   $   13,312   $ 33,975   $ 33,371   $ 29,168   $ 26,153
    Limited Partner.............         910        1,176        2,003      5,215      5,196      4,696      3,461
  Discontinued operations
    General Partner.............          --          280          280        (65)       (77)       (79)       (57)
    Limited Partner.............          --           42           42        (10)       (12)       (13)        (8)
                                  ----------   ----------   ----------   --------   --------   --------   --------
                                  $    7,253   $    9,332   $   15,637   $ 39,115   $ 38,478   $ 33,772   $ 29,549
                                  ==========   ==========   ==========   ========   ========   ========   ========
Basic earnings per OP Unit:
  Continuing operations.........  $     0.36   $     0.45   $     0.76   $   1.96   $   1.92   $   1.69   $   1.55
  Discontinued operations.......          --         0.02         0.01         --         --         --         --
                                  ----------   ----------   ----------   --------   --------   --------   --------
  Net income....................  $     0.36   $     0.47   $     0.77   $   1.96   $   1.92   $   1.69   $   1.55
                                  ==========   ==========   ==========   ========   ========   ========   ========
Diluted earnings per OP Unit:
  Continuing operations.........  $     0.35   $     0.44   $     0.75   $   1.95   $   1.92   $   1.68   $   1.53
  Discontinued operations.......          --         0.02         0.02         --         --         --         --
                                  ----------   ----------   ----------   --------   --------   --------   --------
  Net income....................  $     0.35   $     0.46   $     0.77   $   1.95   $   1.92   $   1.68   $   1.53
                                  ==========   ==========   ==========   ========   ========   ========   ========
Weighted average OP Units
  outstanding:
  Basic.........................      20,342       19,921       20,177     19,907     19,999     19,961     19,101
                                  ==========   ==========   ==========   ========   ========   ========   ========
  Diluted.......................      20,468       20,137       20,363     20,089     20,085     20,113     19,276
                                  ==========   ==========   ==========   ========   ========   ========   ========
Distribution per OP Unit........  $     0.58   $     0.55   $     2.29   $   2.18   $   2.10   $   2.02   $   1.94
                                  ==========   ==========   ==========   ========   ========   ========   ========
BALANCE SHEET DATA:
Rental property, before
  accumulated depreciation......  $1,181,545   $1,003,993   $1,174,837   $969,936   $867,377   $847,696   $803,152
Total assets....................  $1,169,641   $1,028,346   $1,166,576   $997,049   $969,228   $906,632   $824,039
Total debt......................  $  672,333   $  519,784   $  667,373   $495,198   $464,508   $401,564   $365,164
Redeemable Preferred OP Units...  $   58,148   $   48,458   $   53,978   $ 43,958   $ 39,347   $ 35,783   $ 35,783
Partners' capital...............  $  415,550   $  431,717   $  420,644   $431,281   $440,230   $443,009   $398,336
OTHER DATA (AT END OF PERIOD):
Total properties................         129          103          129        116        109        110        104
Total sites.....................      44,125       41,228       43,959     40,544     38,282     38,217     37,566

---------------

(a) Included in equity income (loss) from affiliates in 2002 is a $13.6 million write-off of the Company's investment in Origen.

(b) Includes an $875 expense related to an unsuccessful portfolio acquisition.

(c) Revenues and expenses for the years ended December 31, 2001, 2000, 1999 and 1998 have been restated to conform with SFAS No. 144 which requires operations of properties sold or held for sale to be reclassified as discontinued operations.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and notes thereto elsewhere herein.

     The Company owns, operates, develops and finances manufactured housing communities concentrated in the midwestern and southeastern United States. The General Partner is a self-administered and self-managed Real Estate Investment Trust and is the sole general partner of the Company. As of March 31, 2003, the Company owned and operated a portfolio of 129 developed properties located in seventeen states, including 117 manufactured housing communities, five recreational vehicle communities, and seven properties containing both manufactured housing and recreational vehicle sites.

     During 2002, the Company acquired four manufactured housing communities, comprising 1,482 developed sites and 538 sites suitable for development for $69.9 million, and the Company sold one manufactured housing community for $3.3 million.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. In preparing these financial statements, management has made its best estimates and judgment of certain amounts included in the financial statements. Nevertheless, actual results may differ from these estimates under different assumptions or conditions.

     Management believes the following significant accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

     Impairment of Long-Lived Assets. Rental property is recorded at cost, less accumulated depreciation. Management evaluates the recoverability of its investment in rental property whenever events or changes in circumstances, such as recent operating results, expected net operating cash flow and plans for future operations, indicate that full asset recoverability is questionable. If such assets were deemed to be impaired as a result of this measurement, the impairment that would be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset as determined on a discounted net cash flow basis.

     Notes Receivable. The Company evaluates the recoverability of its notes receivable (including the notes receivable from Origen) whenever events occur or there are changes in circumstances such that management believes it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement. The loan is then measured based on the present value of the expected future cash flow discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

     Depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The Company uses a thirty year useful life for land improvements and buildings and a seven to fifteen year useful life for furniture, fixtures and equipment.

     Revenue Recognition. Rental income attributable to leases is recorded on a straight-line basis when earned from tenants. Leases entered into by tenants generally range from month-to-month to one year and are renewable by mutual agreement of the Company and the resident.

     Capitalized Costs. The Company capitalizes certain costs (including interest and other costs) incurred in connection with the development, redevelopment, capital enhancement and leasing of its properties.

Management is required to use professional judgment in determining whether such costs meet the criteria for immediate expense or capitalization. The amounts are dependent on the volume and timing of such activities and the costs associated with such activities. Maintenance, repairs and minor improvements to properties are expensed when incurred. Renovations and improvements to properties are capitalized and depreciated over their estimated useful lives and construction costs related to the development of new community or expansion sites are capitalized until the property is substantially complete. Certain expenditures to dealers and residents related to obtaining lessees in our communities are capitalized and amortized over a seven year period; shorter than the average resident's occupancy in the home and the average term that the home is in our community. Costs associated with implementing the Company's new computer systems are capitalized and amortized over the estimated useful lives of the related software and hardware.

     Derivative Instruments and Hedging Activities. During 2002, the Company entered into three interest rate swap agreements to offset interest rate risk. The Company does not enter into derivative transactions for speculative purposes. The Company adjusts its balance sheet on an ongoing quarterly basis to reflect current fair market value of its derivatives. Changes in the fair value of derivatives are recorded each period in earnings or comprehensive income, as appropriate. The ineffective portion of the hedge is immediately recognized in earnings to the extent that the change in value of a derivative does not perfectly offset the change in value of the instrument being hedged. The unrealized gains and losses held in accumulated other comprehensive income will be reclassified to earnings over time and occurs when the hedged items are also recognized in earnings. The Company uses standard market conventions to determine the fair values of derivative instruments, including the quoted market prices or quotes from brokers or dealers for the same or similar instruments. All methods of assessing fair value result in a general approximation of value and such value may never actually be realized.

     Deferred Tax Assets. Sun Home Services, Inc. ("SHS") currently has significant deferred tax assets, which are subject to periodic recoverability assessments. SHS has recognized deferred tax assets of $2.4 million, net of a valuation reserve of $5.1 million. Realization of these deferred tax assets is principally dependent upon SHS's achievement of projected future taxable income. Judgments regarding future profitability may change due to future market conditions, SHS's ability to continue to successfully execute its business plan and other factors.

RESULTS OF OPERATIONS

  COMPARISON OF THREE MONTHS ENDED MARCH 31, 2003 TO THREE MONTHS ENDED MARCH 31, 2002

     For the three months ended March 31, 2003, income before distribution to Preferred OP Units and discontinued operations decreased by 13.8 percent from $10.9 million to $9.4 million, when compared to the three months ended March 31, 2002. The decrease was due to increased revenues of $3.6 million and a $0.1 million reduction in loss from equity affiliates offset by increased expenses of $5.2 million as described in more detail below.

     Income from property increased by $2.6 million from $39.2 million to $41.8 million, or 6.6 percent, due to acquisitions ($1.2 million) made during 2002 and rent increases and other community revenues ($1.4 million).

     Property operating and maintenance expenses increased by $1.8 million from $8.4 million to $10.2 million, or 21.4 percent. The increase was due to the expansion of cable TV services ($0.1 million), increases in property and casualty insurance costs ($0.2 million), increases in employee benefits costs ($0.2 million), increases in utility costs ($0.3 million), and increase in repair and maintenance expense ($0.2 million) which resulted from the severe winter. Acquisitions and consolidation of development properties accounted for $0.6 million of the increase with the remainder, $0.2 million, representing a reasonable increase in expenses in correlation with the increase in revenues noted above.

     Real estate taxes increased by $0.5 million from $2.5 million to $3.0 million, or 20.0 percent, due to fourth quarter 2002 acquisitions ($0.2 million) and due to increases in assessments and tax rates ($0.3 million).

     General and administrative expenses increased by $0.3 million from $1.3 million to $1.6 million, or 23.1 percent, due primarily to increased Michigan Single Business taxes ($0.2 million) and the timing of payroll taxes ($0.1 million).

     Depreciation and amortization increased by $1.7 million from $9.1 million to $10.8 million, or 18.7 percent, due primarily to the net additional investment in rental properties.

     Interest expense increased by $1.0 million from $7.8 million to $8.8 million, or 12.8 percent, due primarily to an increase in outstanding debt.

SAME PROPERTY INFORMATION

     The following table reflects property-level financial information as of and for the three months ended March 31, 2003 and 2002. The "Same Property" data represents information regarding the operation of communities owned as of January 1, 2002 and March 31, 2003. Site, occupancy, and rent data for those communities is presented as of the last day of each period presented. The "Total Portfolio" column differentiates from the "Same Property" column by including financial information for managed but not owned communities, new development and acquisition communities.

                                           SAME PROPERTY            TOTAL PORTFOLIO
                                        --------------------      --------------------
                                         2003         2002         2003        2002(2)
                                        -------      -------      -------      -------
                                                        (IN THOUSANDS)
Income from property.................   $36,011      $34,799      $41,755      $39,171
                                        -------      -------      -------      -------
Property operating expenses:
  Property operating and
     maintenance.....................     6,781        6,467       10,217        8,351
  Real estate taxes..................     2,733        2,495        3,026        2,552
                                        -------      -------      -------      -------
     Property operating expenses.....     9,514        8,962       13,243       10,903
                                        -------      -------      -------      -------
Property net operating income(3).....   $26,497      $25,837      $28,512      $28,268
                                        =======      =======      =======      =======
Number of operating properties.......       109          109          129          116
Developed sites......................    38,984       38,905       44,125       41,228
Occupied sites.......................    34,986       35,729       38,839       37,770
Occupancy %..........................      91.4%(1)     93.9%(1)     89.3%(1)     93.5%(1)
Weighted average monthly rent per
  site...............................   $   322 (1)  $   308 (1)  $   321 (1)  $   306 (1)
Sites available for development......     2,015        2,056        7,463        4,375
Sites planned for development in
  current year.......................        96           87          172          609

---------------

(1) Occupancy % and weighted average rent relates to manufactured housing sites, excluding recreational vehicle sites.

(2) Excludes financial information related to properties sold in 2002.

(3) Investors in and analysts following the real estate industry utilize net operating income ("NOI") as a supplemental performance measure. The Company considers NOI, given its wide use by and relevance to investors and analysts, an appropriate supplemental measure to net income because NOI provides a measure of rental operations and does not factor in depreciation/amortization and non-property specific expenses such as general and administrative expenses.

     On a same property basis, property net operating income increased by $0.7 million from $25.8 million to $26.5 million, or 2.7 percent. Property revenues increased by $1.2 million from $34.8 million to $36.0 million, or 3.4 percent, due primarily to increases in rents including water and property tax pass through. Property operating expenses increased by $0.5 million from $9.0 million to $9.5 million, or 5.6 percent, due primarily to increases in real estate taxes, repair and maintenance and payroll.

 COMPARISON OF YEAR ENDED DECEMBER 31, 2002 TO YEAR ENDED DECEMBER 31, 2001

     For the year ended December 31, 2002, income before equity income (loss) from affiliates, distributions to Preferred OP Units, discontinued operations and gain from property dispositions, net decreased by $3.2 million from $42.9 million to $39.7 million, when compared to the year ended December 31, 2001. The decrease was due to increased expenses of $12.4 million while revenues increased by $9.2 million.

     Income from property increased by $12.9 million from $138.7 million to $151.6 million, or 9.3 percent, due to rent increases and other community revenues ($5.9 million) and acquisitions ($7.0 million).

     Other income decreased by $3.7 million from $14.4 million to $10.7 million due primarily to a decrease in interest income ($2.3 million) and reduced development fee income and other income ($1.4 million).

     Property operating and maintenance expenses increased by $4.4 million from $29.0 million to $33.4 million, or 15.2 percent, due to acquired communities ($1.9 million) and increases in costs including payroll ($1.2 million), workers' compensation ($0.5 million), and cable television ($0.3 million), and other expenses ($0.5 million).

     Real estate taxes increased by $1.0 million from $9.5 million to $10.5 million, due to the acquired communities ($0.5 million) and changes in certain assessments.

     Property management expenses decreased by $0.2 million from $2.7 million to $2.5 million, representing 1.7 percent and 2.0 percent of income from property in 2002 and 2001, respectively.

     General. and administrative expenses increased by $0.6 million from $4.6 million to $5.2 million, representing 3.2 percent and 3.0 percent of total revenues in 2002 and 2001, respectively.

     Interest expense increased by $1.4 million from $31.0 million to $32.4 million due primarily to financing additional investments in rental property ($6.0 million) offset by decreasing rates on variable rate debt ($4.9 million).

     Depreciation and amortization expense increased by $5.2 million from $33.3 million to $38.5 million due primarily to the net additional investments in rental properties.

     Equity income (loss) from affiliates decreased by $16.7 million from income of $0.1 million to a loss of $16.6 million primarily due to equity losses at SHS ($0.7 million), SunChamp ($0.4 million) and Origen ($1.7 million) and the write-off of the Company's investment in Origen ($13.6 million) and a technology investment ($0.3 million).

  COMPARISON OF YEAR ENDED DECEMBER 31, 2001 TO YEAR ENDED DECEMBER 31, 2000

     For the year ended December 31, 2001, income before equity income (loss) from affiliates, distributions to Preferred OP Units, discontinued operations and gain from property dispositions, net increased by $1.9 million from $41.0 million to $42.9 million, when compared to the year ended December 31, 2000. The increase was due to increased revenues of $7.4 million while expenses increased by $5.5 million.

     Income from property increased by $6.6 million from $132.1 million to $138.7 million, or 5.0 percent, due to rent increases and other community revenues ($6.5 million) and acquisitions ($4.4 million), offset by a revenue reduction of $4.3 million due to property dispositions.

     Other income increased by $0.9 million from $13.5 million to $14.4 million due primarily to an increase in interest income ($1.3 million) offset by reductions in other income ($0.4 million).

     Property operating and maintenance expenses increased by $0.6 million from $28.4 million to $29.0 million, or 2.0 percent, representing general cost increases ($1.0 million) and acquisitions ($0.7 million), offset by an expense reduction of $1.1 million due to property dispositions.

     Real estate taxes increased by $0.4 million from $9.1 million to $9.5 million, or 4.5 percent, due to the acquired communities ($0.2 million) and changes in certain assessments.

     Property management expenses decreased by $0.2 million from $2.9 million to $2.7 million, representing 2.0 percent and 2.2 percent of income from property in 2001 and 2000, respectively.

     General and administrative expenses increased by $0.5 million from $4.1 million to $4.6 million, representing 3.0 percent and 2.8 percent of total revenues in 2001 and 2000, respectively.

     Interest expense increased by $1.4 million from $29.6 million to $31.0 million due primarily to financing additional investments in rental property offset by decreasing rates on variable rate debt.

     Depreciation and amortization expense increased by $2.8 million from $30.5 million to $33.3 million due primarily to the net additional investments in rental properties.

     Equity in income (loss) of affiliates decreased by $0.5 million due primarily to a reduced level of new home sales at Sun Homes Services.

SAME PROPERTY INFORMATION

     The following table reflects property-level financial information as of and for the years ended December 31, 2002 and 2001. The "Same Property" data represents information regarding the operation of communities owned as of January 1, 2001 and December 31, 2002. Site, occupancy, and rent data for those communities is presented as of the last day of each period presented. The "Total Portfolio" column differentiates from the "Same Property" column by including financial information for properties acquired after January 1, 2001 and new development communities.

                                                 SAME PROPERTY             TOTAL PORTFOLIO
                                              --------------------     -----------------------
                                                2002        2001       2002(2)          2001
                                              --------    --------     --------       --------
                                                               (IN THOUSANDS)
Income from property.......................   $128,953    $123,170     $151,642       $139,022
                                              --------    --------     --------       --------
Property operating expenses:
  Property operating and maintenance.......     24,151      23,147       33,403         29,154
  Real estate taxes........................      9,790       9,258       10,545          9,524
                                              --------    --------     --------       --------
     Property operating expenses...........     33,941      32,405       43,948         38,678
                                              --------    --------     --------       --------
Property net operating income(4)...........   $ 95,012    $ 90,765     $107,694       $100,344
                                              ========    ========     ========       ========
Number of properties.......................        103         103          129 (3)        116
Developed sites............................     36,748      36,482       43,959 (3)     40,544
Occupied sites.............................     33,217      33,586       38,940 (3)     36,935
Occupancy %(1).............................       92.2%       94.2%        89.9%(3)       93.0%
Weighted average monthly rent per
  site(1)..................................   $    318    $    303     $    315       $    301
Sites available for development............      2,153       2,364        7,642 (3)      3,887
Sites planned for development in next
  year.....................................         20         257          175 (3)        613

---------------

(1) Occupancy % and weighted average rent relates to manufactured housing sites, excluding recreational vehicle sites.

(2) Excludes financial information related to properties sold in 2002.

(3) Property site information includes eleven SunChamp communities acquired during the fourth quarter of 2002.

(4) Investors in and analysts following the real estate industry utilize net operating income ("NOI") as a supplemental performance measure. The Company considers NOI, given its wide use by and relevance to investors and analysts, an appropriate supplemental measure to net income because NOI provides a measure of rental operations and does not factor in depreciation/amortization and non-property specific expenses such as general and administrative expenses.

     On a same property basis, property revenues increased by $5.8 million from $123.2 million to $129.0 million, or 4.7 percent, due primarily to increases in rents and related charges including water and property tax pass through.

     Property operating expenses increased by $1.5 million from $32.4 million to $33.9 million, or 4.7 percent, due to increased costs. Property net operating income increased by $4.2 million from $90.8 million to $95.0 million, or 4.7 percent.

     The occupancy at December 31, 2002, includes 1.9 new community developments with 3,552 sites which are 64.8 percent occupied. At December 31, 2001, there were five new community developments with 564 sites, which were 45.2 percent occupied. Excluding new community developments, occupancy was 92.4 percent and
93.8 percent at December 31, 2002 and 2001, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal liquidity demands have historically been, and are expected to continue to be, distributions to the General Partner's stockholders and the Company's unitholders, property acquisitions, development and expansion of properties, capital improvements of properties and debt repayment.

     The Company expects to meet its short-term liquidity requirements through its working capital provided by operating activities and its line of credit, as described below. The Company considers its ability to generate cash from operations (anticipated to be approximately $70 million) to be adequate to meet all operating requirements, including recurring capital improvements, routinely amortizing debt and other normally recurring expenditures of a capital nature, pay distributions to the General Partner's stockholders to maintain the General Partner's qualification as a REIT in accordance with the Internal Revenue Code and make distributions to the Company's unitholders.

     The Company plans to invest approximately $5 to $10 million in developments consisting of expansions to existing communities and the new or continuing development of new communities. The Company expects to finance these investments by using net cash flows provided by operating activities and by drawing upon its line of credit.

     Furthermore, the Company expects to invest in the range of $40 to $60 million in the acquisition of properties in 2003, depending upon market conditions. The Company plans to finance these investments by using net cash flows provided by operating activities and by drawing upon its line of credit.

     Cash and cash equivalents increased by $0.7 million to $3.3 million at March 31, 2003 compared to $2.6 million at December 31, 2002 because cash provided by operating activities exceeded cash used in investing and financing activities. Net cash provided by operating activities decreased by $3.3 million to $15.6 million for the three months ended March 31, 2003 compared to $18.9 million for the three months ended March 31, 2002. This decrease was primarily due to changes in accounts payable and other liabilities decreasing by $2.8 million and changes in other assets increasing by $0.5 million.

     The Company's net cash flows provided by operating activities may be adversely impacted by, among other things: (a) the market and economic conditions in the Company's current markets generally, and specifically in metropolitan areas of the Company's current markets; (b) lower occupancy and rental rates of the Properties; (c) increased operating costs, including insurance premiums, real estate taxes and utilities, that cannot be passed on to the Company's tenants; and (d) decreased sales of manufactured homes. See "Risk Factors".

     In 2002, the Company closed on a $152.4 million collateralized five year variable rate (2.17% at December 31, 2002) debt facility with an option to extend an additional five years at a variable rate debt facility, which is convertible to a five to ten year fixed rate loan but not to exceed a total term of fifteen years.

     In 2003, the Company increased its existing line of credit to an $105 million facility, which matures in July 2005, with a one-year optional extension. At March 31, 2003, the average interest rate of outstanding borrowings under the line of credit was 2.14% with $76.5 million outstanding and $28.5 million available to be drawn under the facility. The line of credit facility contains various leverage, debt service coverage, net worth maintenance and other customary covenants all of which the Company was in compliance with at March 31, 2003.

     In 1998, certain directors, employees and consultants of the Company and of the General Partner purchased newly issued shares of common stock of the General Partner and common OP Units in the Company for approximately $25.5 million in accordance with the Sun Communities 1998 Stock Purchase Plan (the "Purchase Plan"). The participants in the Purchase Plan financed these purchases through personal loans (the "Loans") from Bank One, N.A. (the "Bank") due in January 2004. The Company guaranteed the repayment of the Loans. The participants have agreed to fully indemnify the Company against any and all liabilities arising under such guaranty (the "Guaranty") (the principal balance of which was approximately $22.7 million at March 31, 2003).

     Among other usual commercial provisions, the Guaranty requires that the Company comply with certain financial covenants. These covenants were initially designed to be identical in all material respects with the financial covenants imposed on the Company under its line of credit facility. Since 1998, as the covenants in the Company's then applicable line of credit facility changed, the Guaranty has also been similarly amended to remain consistent. In July 2002, the Company entered into a replacement line of credit facility; however, conforming amendments to the Guaranty were not made, resulting in differing and inconsistent financial covenants in the line of credit facility as compared to the Guaranty. As a consequence, as of September 30, 2002, the Company was not in compliance with certain of the financial covenants contained in the Guaranty (the "Differing Financial Covenants"). Because it was not the intention of the parties to impose disparate requirements on the Guaranty and the Company's line of credit, the Bank waived any breach of the Guaranty arising solely as a result of the Company's non-compliance with the Differing Financial Covenants so long as the Company remains in compliance with all of the terms and conditions of its line of credit facility. As of March 31, 2003, the Company was in compliance with the terms and conditions of its line of credit facility and, as a result, the Company was in compliance with the terms and conditions of the Guaranty.
Section 402 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") states that it is "unlawful for any issuer . . . directly or indirectly, including through any subsidiary, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of that issuer." Section 402 of the Sarbanes-Oxley Act provides an exception for certain extensions of credit which are "maintained by the issuer on the date of enactment of the Sarbanes-Oxley Act [July 30, 2002] . . . , provided that there is no material modification to any term of any such extension of credit or any renewal of any such extension of credit on or after that date of enactment." Jaffe, Raitt, Heuer & Weiss, P.C. has delivered a reasoned opinion to the Company to the effect that, based on various assumptions and qualifications set forth in the opinion, a court could reasonably find that
Section 402 of the Sarbanes-Oxley Act does not apply to the waiver letter issued by the Bank and that, even if a court determines that Section 402 applies to the Bank's waiver letter, a court could reasonably conclude that the Guaranty fits within the exception under Section 402 for extensions of credit maintained by the issuer prior to July 30, 2002. Arthur A. Weiss, a stockholder of Jaffe, Raitt, Heuer & Weiss, P.C., the Company's regular outside counsel, is a director of the General Partner and received a personal loan to purchase common OP Units under the Purchase Plan.

     There is no case law directly on point, and we cannot assure you that a court would not decide differently from the views expressed in counsel's opinion and such opinion represents only the best judgment of counsel and is not binding in the courts. It is unclear what the consequences to the Company would be if a court determined the Bank's waiver letter constituted a material modification of the terms of the Guaranty in violation of Section 402 of the Sarbanes-Oxley Act and the Securities Exchange Act of 1934, as amended.

     The Company's primary long-term liquidity needs are principal payments on outstanding indebtedness. At March 31, 2003, the Company's outstanding contractual obligations were as follows:

                                                                 PAYMENTS DUE BY PERIOD
                                                      ---------------------------------------------
                                                      LESS THAN                           MORE THAN
CONTRACTUAL CASH OBLIGATIONS(1)           TOTAL DUE    1 YEAR     2-3 YEARS   4-5 YEARS    5 YEARS
-------------------------------           ---------   ---------   ---------   ---------   ---------
                                                                     (IN THOUSANDS)
Bridge loan.............................  $ 48,000    $ 48,000
Line of credit..........................    76,500                            $ 76,500
Collateralized term loan................    42,062         670    $  1,489      39,903
Collateralized term loan -- FNMA........   152,363                                        $152,363
Senior notes(2).........................   285,000      85,000      65,000      35,000     100,000
Mortgage notes, other...................    58,604       1,162      22,899      13,274      21,269
Capitalized lease obligations...........     9,804       9,804
Redeemable Preferred OP Units...........    58,148       3,564      35,782      18,802
                                          --------    --------    --------    --------    --------
                                          $730,481    $148,200    $125,170    $183,479    $273,632
                                          ========    ========    ========    ========    ========

---------------

(1) As noted above, the Company is the guarantor of $22.7 million in personal bank loans, maturing in 2004, made to the Company's directors, employees and consultants for the purpose of purchasing shares of Company common stock or Operating Partnership OP Units pursuant to the Purchase Plan. The Company is obligated under the Guaranty only in the event that one or more of the borrowers cannot repay their loan when due. This contingent liability is not reflected on the Company's balance sheet.

(2) The provisions of the callable/redeemable $65 million notes are such that the maturity date will likely be 2005 if the 10 year Treasury rate is greater than 5.7 % on May 16, 2005. The maturity is reflected in the above table based on that assumption.

     The Company anticipates meeting its long-term liquidity requirements, such as scheduled debt maturities, large property acquisitions, OP unit redemptions and potential additional capital contributions to affiliates (see note 2 to our unaudited consolidated financial statements), through the issuance of debt or equity securities, including equity units in the Company, or from selective asset sales. The Company has maintained investment grade ratings with Moody's Investor Service and Standard & Poor's, which facilitates access to the senior unsecured debt market. Since 1993, the Company has raised, in the aggregate, nearly $1.0 billion from the sale of Sun common stock, the sale of OP units in the Company and the issuance of secured and unsecured debt securities. In addition, at March 31, 2003, ninety-four of the properties were unencumbered by debt, therefore, providing substantial financial flexibility. The ability of the Company to finance its long-term liquidity requirements in such manner will be affected by numerous economic factors affecting the manufactured housing community industry at the time, including the availability and cost of mortgage debt, the financial condition of the Company, the operating history of the properties, the state of the debt and equity markets, and the general national, regional and local economic conditions. See "Risk Factors". If the Company is unable to obtain additional equity or debt financing on acceptable terms, the Company's business, results of operations and financial condition will be harmed.

     The ability of the Company to issue any additional debt securities in the future will be affected primarily by the state of the senior unsecured debt market and general, national and international economic and political conditions. If the Company is unable to access the senior unsecured debt market in the future, it may have an adverse impact on its financial condition.

     Included in the balance sheet are $36 million of Preferred OP Units which would require by their terms to be collateralized were the Company's debt securities to no longer be classified as investment grade by the rating agencies.

     At March 31, 2003, the Company's debt to total market capitalization approximated 44.1 percent. The debt has a weighted average maturity of approximately 4.4 years and a weighted average interest rate of 5.3 percent.

     Capital expenditures for the three months ended March 31, 2003 and 2002 included recurring capital expenditures of $1.0 million and $1.0 million, respectively.

     Net cash used in investing activities decreased by $15.3 million to $12.0 million compared to $27.3 million used in investing activities for the three months ended March 31, 2002. This decrease was due to a $36.0 million decrease in rental property acquisition activities, offset by a $3.3 million decrease in proceeds related to property dispositions, a decrease of $12.3 million in investment in and advances to affiliates and a $5.1 million decrease in repayments of and investment in notes receivable, net. For the year ended December 31, 2002, net cash used in investing increased by $134.1 million to $168.9 million compared to $34.8 million in the prior year. The differences were due to: increased investment in rental properties of $17.0 million; decreased proceeds from property disposition of $14 million; and increased investment in notes receivables and investment in and advances to affiliates of $103.1 million. Additionally, the Company acquired $10.0 million in rental properties through the issuance of Preferred OP Units.

     Net cash provided by financing activities decreased by $11.5 million to $2.9 million used in financing activities from $8.6 million provided by financing activities for the three months ended March 31, 2002. This decrease was primarily due to reduction of borrowings on line of credit by $18.5 million, proceeds from issuance of OP units decreasing by $1.9 million and a $0.9 million increase in distributions, offset by a $9.8 million reduction of repayments on notes payable and other debt. For the year ended December 31, 2002, net cash provided by financing activities increased by $71.1 million to $116.0 million compared to a use of net cash in the prior year of $44.9 million. The differences were due to: changes in net proceeds from notes payable, inclusive of line of credit repayments, of $144.5 million; changes in net proceeds from common stock issuance of $19.2 million; and increased distributions of $2.8 million.

RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the period ended March 31, 2003 and the years ended December 31, 2002, 2001, and 2000 was 1.60:1,
1.68:1, 1.73:1 and 1.74:1 respectively.

INFLATION

     Most of the leases allow for periodic rent increases which provide the Company with the opportunity to achieve increases in rental income as each lease expires. Such types of leases generally minimize the risk of inflation to the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

     In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 ("FIN No. 46"), "Consolidation of Variable Interest Entities." The objective of this interpretation is to provide guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, non-controlling interests and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the VIE's expected residual returns, if they occur. FIN No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance with respect to VIEs created after January 31, 2003 and to VIEs in which a company obtains an interest after that date. The provisions of this interpretation apply in the first interim period beginning after June 15, 2003 (i.e., third quarter of 2003) to VIEs in which a company holds a variable interest that it acquired before February 1, 2003. The Company is in the process of assessing whether it has an interest in any VIEs which may require consolidation in the third quarter of 2003 pursuant to FIN No. 46. Entities that may be identified as VIEs include SHS and Origen.

     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which provides guidance on how to transition from the intrinsic value method of accounting for stock-based employee compensation under APB 25 to SFAS 123's fair value method of accounting, if a company so elects. The adoption of this standard did not have a significant impact on the financial position or results of operations of the Company.

     In November 2002, the FASB issued FASB Interpretation (FIN 45) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 clarifies disclosures that are required to be made for certain guarantees and establishes a requirement to record a liability at fair value for certain guarantees at the time of the guarantee's issuance. The disclosure requirements of FIN No. 45 have been applied in these financial statements. The requirement to record a liability applies to guarantees issued or modified after December 31, 2002. We do not expect the requirements of FIN 45 to have a significant impact on the financial position or results of operations of the Company.

     In July 2002, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. The statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of this statement is not expected to have a significant impact on the financial position or results of operations of the Company.

     In May 2002, the FASB issued SFAS 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002." The provisions of this statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions related to Statement 13 shall be effective for transactions occurring after May 15, 2002, with early application encouraged. All provisions of this Statement shall be effective for financial statements issued on or after May 15, 2002, with early application encouraged. Adoption of this statement did not have a significant impact on the financial position or results of operations of the Company.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that Opinion). The provisions of this SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this standard are generally to be applied prospectively. During the first quarter of 2002, the Company sold Kings Pointe Mobile Home Park, located in Winter Haven, Florida, for approximately $3.4 million. In accordance with SFAS 144, the Company's consolidated statements of income and consolidated statements of cash flow have been revised from those originally reported for the years ended December 31, 2002, 2001 and 2000 to separately reflect the results of discontinued operations for one property that was sold in the first quarter of 2002. These results were previously included in income from operations. These revisions had no impact on the Company's consolidated balance sheets or statements of stockholders' equity and these revisions had no impact on net income or net income per share of common stock for the years ended December 31, 2002, 2001 and 2000.

     In June 2001, the FASB approved SFAS No. 141, "Business Combinations and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires, among other things, that the purchase method of accounting for business combinations be used for all business combinations initiated after September 30, 2001. SFAS 142 addresses the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS 142 requires, among other things, that goodwill and other indefinite-lived intangible assets no longer be amortized and that such assets be tested for impairment at least annually. The adoption of these standards did not have a significant impact on the financial position or results of operations of the Company.

SUPPLEMENTAL MEASURE

     Investors in and analysts following the real estate industry utilize funds from operations ("FFO") as a supplemental performance measure. While the Company believes net income (as defined by generally accepted accounting principles) is the most appropriate measure, it considers FFO, given its wide use by and relevance to investors and analysts, an appropriate supplemental measure. FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from sales of property, plus rental property depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Industry analysts consider FFO to be an appropriate supplemental measure of the operating performance of an equity REIT primarily because the computation of FFO excludes historical cost depreciation as an expense and thereby facilitates the comparison of REITs which have different cost bases in their assets. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time, whereas real estate values have instead historically risen or fallen based upon market conditions. FFO does not represent cash flow from operations as defined by generally accepted accounting principles and is a supplemental measure of performance that does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. In addition, FFO is not intended as a measure of a REIT's ability to meet debt principal repayments and other cash requirements, nor as a measure of working capital. The following table reconciles earnings attributable to OP Units less earnings allocated to Limited Partners to FFO for the periods ended March 31, 2003 and 2002 (in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              ---------   -------
Earnings attributable to OP Units less earnings allocated to
  Limited Partners..........................................   $ 6,343    $ 8,114
Adjustments:
  Depreciation of rental property...........................    10,509      9,041
  Valuation adjustment(1)...................................       214         --
  Allocation of SunChamp losses(2)..........................       850         --
  Income allocated to Common OP units.......................       910      1,176
(Gain) on sale of properties................................        --       (269)
                                                               -------    -------
FFO.........................................................   $18,826    $18,062
                                                               =======    =======
Weighted average common shares/OP units outstanding:
  Basic.....................................................    20,342     19,921
                                                               =======    =======
  Diluted...................................................    20,468     20,137
                                                               =======    =======

---------------

(1) The Company entered into three interest rate swaps and an interest rate cap agreement. The valuation adjustment reflects the theoretical noncash profit and loss were those hedging transactions terminated at the balance sheet date. As the Company has no expectation of terminating the transactions prior to maturity, the net of these noncash valuation adjustments will be zero at the various maturities. As any imperfections related to hedging correlation in these swaps is reflected currently in cash as interest, the valuation adjustments are excluded from Funds From Operations. The valuation adjustment is included in interest expense.

(2) The Company acquired the equity interest of another investor in SunChamp in December 2002. Consideration consisted of a long-term note payable at net book value. Although the adjustment for the allocation of the SunChamp losses is not reflected in the accompanying financial statements, management believes that it is appropriate to provide for this adjustment because the Company's payment obligations with respect to the note are subordinate in all respects to the return of the members' equity (including the gross book value of the acquired equity) plus a preferred return. As a result, the losses that are allocated to the Company under generally accepted accounting principles are effectively reallocated to the note for purposes of calculating Funds from Operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The Company's principal market risk exposure is interest rate risk. The Company mitigates this risk by maintaining prudent amounts of leverage, minimizing capital costs and interest expense while continuously evaluating all available debt and equity resources and following established risk management policies and procedures, which include the periodic use of derivatives. The Company's primary strategy in entering into derivative contracts is to minimize the variability that changes in interest rates could have on its future cash flows. The Company generally employs derivative instruments that effectively convert a portion of its variable rate debt to fixed rate debt. The Company does not enter into derivative instruments for speculative purposes.

     The Company's variable rate debt totals $297.4 million and $131.8 million as of March 31, 2003 and 2002, respectively, which bears interest at various LIBOR/DMBS rates. If LIBOR/DMBS increased or decreased by 1.00 percent during the three months ended March 31, 2003 and 2002, the Company believes its interest expense would have increased or decreased by approximately $3.0 million and $1.2 million based on the $300.3 million and $116.1 million average balance outstanding under the Company's variable rate debt facilities for the three months ended March 31, 2003 and 2002, respectively.

     Additionally, the Company had $28.1 million and $35.2 million LIBOR based variable rate mortgage and other notes receivables as of March 31, 2003 and 2002, respectively. If LIBOR increased or decreased by 1.0 percent during the three months ended March 31, 2003 and 2002, the Company believes interest income would have increased or decreased by approximately $0.3 million and $0.3 million based on the $27.8 million and $34.7 million average balance outstanding on all variable rate notes receivables for the three months ended March 31, 2003 and 2002, respectively.

     The Company has entered into three separate interest rate swap agreements and an interest rate cap agreement. One of these swap agreements fixes $25 million of variable rate borrowings at 4.93 percent for the period April 2003 through July 2009, another of these swap agreements fixes $25 million of variable rate borrowings at 5.37 percent for the period April 2003 through July 2012 and the third swap agreement, which is only effective for so long as LIBOR is 7 percent or less, fixes $25 million of variable rate borrowings at 3.97 percent for the period April 2003 through July 2007. The interest rate cap agreement is effective April 2003 at a cap rate of 9.49 percent. The notional increases over three months from $12.9 million to a final notional of $152.4 million and has a termination date of April 3, 2006.

                                    BUSINESS

GENERAL

     We own, operate, develop and finance manufactured housing communities concentrated in the midwestern and southeastern United States. Sun Communities, Inc., a Maryland corporation and our sole general partner, is a fully integrated real estate company which, together with its affiliates and predecessors, has been in the business of acquiring, operating, developing and expanding manufactured housing communities since 1975. As of March 31, 2003, we owned and operated a portfolio of 129 properties containing an aggregate of 44,125 developed sites, comprised of 39,003 developed manufactured home sites and 5,122 recreational vehicle sites, and an additional 7,463 manufactured home sites suitable for development. We are a Michigan limited partnership. Sun Communities is a Maryland corporation.

STRUCTURE

     Our General Partner is a self-administered and self-managed real estate investment trust, or REIT. We are structured as an umbrella partnership REIT, or UPREIT, and are the entity through which our General Partner conducts substantially all of its operations, and which owns, either directly or indirectly, through subsidiaries, all of the General Partner's assets. This UPREIT structure enables the General Partner to comply with certain complex requirements under the federal tax rules and regulations applicable to REITs, and to acquire manufactured housing communities in transactions that defer some or all of the sellers' tax consequences. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Our partnership agreement generally requires us to distribute substantially all of our available cash generated from operations each quarter and make reasonable efforts to distribute to our General Partner enough cash for it to meet its distribution requirements and to avoid any federal income tax or excise tax liability.

THE MANUFACTURED HOUSING COMMUNITY INDUSTRY

     A manufactured housing community is a residential subdivision designed and improved with sites for the placement of manufactured homes and related improvements and amenities. Manufactured homes are detached, single-family homes which are produced off-site by manufacturers and installed on sites within the community. Manufactured homes are available in a wide array of designs, providing owners with a level of customization generally unavailable In other forms of multifamily housing.

     Modern manufactured housing communities, such as the properties, contain improvements similar to other garden-style residential developments, including centralized entrances, paved streets, curbs and gutters, and parkways. In addition, these communities also often provide a number of amenities, such as a clubhouse, a swimming pool, shuffleboard courts, tennis courts, laundry facilities and cable television service.

     The owner of each home on our properties leases the site on which the home is located. We own the underlying land, utility connections, streets, lighting, driveways, common area amenities and other capital improvements and are responsible for enforcement of community guidelines and maintenance. Some of the properties provide water and sewer service through public or private utilities, while others provide these services to residents from on-site facilities. Each owner within our properties is responsible for the maintenance of his or her home and leased site. As a result, capital expenditure needs tend to be less significant, relative to multi-family rental apartment complexes.

PROPERTY MANAGEMENT

     Our property management strategy emphasizes intensive, hands-on management by dedicated, on-site district and community managers. We believe that this on-site focus enables us to continually monitor and address tenant concerns, the performance of competitive properties and local market conditions. Of the 564 Company employees, 491 are located on-site as property managers, support staff, or maintenance personnel.

     Our community managers are overseen by Brian W. Fannon, our General Partner's Chief Operating Officer, who has 33 years of property management experience, four Vice Presidents of Operations and seventeen Regional Vice Presidents. In addition, the Regional Vice Presidents are responsible for semi-annual market surveys of competitive communities, interaction with local manufactured home dealers and regular property inspections.

     Each district or community manager performs regular inspections in order to continually monitor the Property's physical condition and provides managers with the opportunity to understand and effectively address tenant concerns. In addition to a district or community manager, each district or property has an onsite maintenance personnel and management support staff. We hold periodic training sessions for all property management personnel to ensure that management policies are implemented effectively and professionally.

HOME SALES

     Our affiliate, Sun Home Services, Inc. ("SHS") offers manufactured home sales services to tenants and prospective tenants of our properties. Since tenants often purchase a home already on-site within a community, such services enhance occupancy and property performance. Additionally, because many of the homes in the properties are sold through SHS, better control of home quality in our communities can be maintained than if sales services were conducted solely through third-party brokers.

REGULATIONS AND INSURANCE

     General. Manufactured housing community properties are subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, clubhouses and other common areas. We believe that each Property has the necessary operating permits and approvals.

     Americans with Disabilities Act ("ADA"). The properties and any newly acquired manufactured housing communities must comply with the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that public facilities such as clubhouses, pools and recreation areas be made accessible to people with disabilities. Compliance with ADA requirements could require removal of access barriers and other capital improvements at our properties. Noncompliance could result in imposition of fines or an award of damages to private litigants. We do not believe the ADA will have a material adverse impact on our results of operations. If required property improvements involve a greater expenditure than we currently anticipate, or if the improvements must be made on a more accelerated basis than we anticipate, our ability to make expected distributions could be adversely affected. We believe that our competitors face similar costs to comply with the requirements of the ADA.

     Insurance. Our management believes that the properties are covered by adequate fire, flood, property and business interruption insurance provided by reputable companies with commercially reasonable deductibles and limits. We maintain a blanket policy that covers all of our properties. We have obtained title insurance insuring fee title to the properties in an aggregate amount which we believe to be adequate.

LEGAL PROCEEDINGS

     On March 21, 2003, the Company received an unfiled complaint by T.J. Holdings, LLC ("TJ Holdings"), a member of Sun/Forest, LLC ("Sun/Forest") (which, in turn, owns an equity interest in SunChamp LLC), against the Company, SunChamp LLC, certain other affiliates of the Company and two directors of Sun Communities, Inc. On April 9, 2003, TJ Holdings filed the complaint in the Superior Court of Guilford County, North Carolina. The complaint alleges that the defendants wrongfully deprived the plaintiff of economic opportunities that they took for themselves in contravention of duties allegedly owed to the plaintiff and purports to claim damages of $13.0 million plus an unspecified amount for punitive damages. We believe the complaint and the claims threatened therein have no merit and we intend to defend it vigorously. In addition, pursuant to the agreements underlying the alleged claims, the parties expressly agreed that any disputes would be settled by arbitration in Detroit, Michigan. On April 1, 2003, we filed a complaint in

Oakland County Circuit Court, Michigan, requesting that the court compel TJ Holdings to submit to arbitration in Oakland County, Michigan and alternatively seeking a declaratory judgment in our favor.

     We are involved in various other legal proceedings arising in the ordinary course of business. All such proceedings, taken together, are not expected to have a material adverse impact on our results of operations or financial condition.

                                   PROPERTIES

     General. As of March 31, 2003, our properties consisted of 117 manufactured housing communities, five recreational vehicle communities, and seven properties containing both manufactured housing and recreational vehicle sites located in seventeen states concentrated in the midwestern and southeastern United States. As of March 31, 2003, the properties contained 44,125 developed sites comprised of 39,003 developed manufactured home sites and 5,122 recreational vehicle sites and an additional 7,463 manufactured home sites suitable for development. Most of the properties include amenities oriented towards family and retirement living. Of the 129 properties, 62 have more than 300 developed manufactured home sites, with the largest having 913 developed manufactured home sites.

     As of December 31, 2002, our properties had an occupancy rate of 92.4 percent in stabilized communities and 64.8 percent in development communities and the aggregate occupancy rate was 90 percent excluding recreational vehicle sites. Since January 1, 2002, the properties have averaged an aggregate annual turnover of homes (where the home is moved out of the community) of approximately 3.8 percent and an average annual turnover of residents (where the home is sold and remains within the community, typically without interruption of rental income) of approximately 7.1 percent.

     We believe that our properties' high amenity levels contribute to low turnover and generally high occupancy rates. All of the properties provide residents with attractive amenities with most offering a clubhouse, a swimming pool, laundry facilities and cable television service. Many properties offer additional amenities such as sauna/whirlpool spas, tennis, shuffleboard and basketball courts and/or exercise rooms.

     We have tried to concentrate our communities within certain geographic areas in order to achieve economies of scale in management and operation. The properties are principally concentrated in the midwestern and southeastern United States. We believe that geographic diversification will help insulate the portfolio from regional economic influences and we are also interested in expanding our operations in the western United States.

     The following table sets forth certain information relating to the properties owned as of March 31, 2003 and for the years ended December 31, 2002, 2001 and 2000:

                                                  DEVELOPED     OCCUPANCY     OCCUPANCY     OCCUPANCY
                                                 SITES AS OF      AS OF         AS OF         AS OF
PROPERTY AND LOCATION                              3/31/03     12/31/00(1)   12/31/01(1)   12/31/02(1)
---------------------                            -----------   -----------   -----------   -----------
MIDWEST
MICHIGAN
Academy/West Pointe............................       441           99%           98%           98%
  Canton, MI
Allendale Meadows Mobile Village...............       352           98            96            93
  Allendale, MI
Alpine Meadows Mobile Village..................       403           99            96            96
  Grand Rapids, MI
Bedford Hills Mobile Village...................       339           98            98            95
  Battle Creek, MI
Brentwood Mobile Village.......................       195           99            99            96
  Kentwood, MI
Byron Center Mobile Village....................       143           99            98            98
  Byron Center, MI
Candlewick Court Manufactured Housing
  Community....................................       211           95            97            97
  Owosso, MI
College Park Estates Manufactured Housing
  Community....................................       230          100            95            92
  Canton, MI

                                                  DEVELOPED     OCCUPANCY     OCCUPANCY     OCCUPANCY
                                                 SITES AS OF      AS OF         AS OF         AS OF
PROPERTY AND LOCATION                              3/31/03     12/31/00(1)   12/31/01(1)   12/31/02(1)
---------------------                            -----------   -----------   -----------   -----------
Continental Estates Manufactured Housing
  Community....................................       385           84            84            79
  Davison, MI
Continental North Manufactured Housing
  Community....................................       474           88            89            84
  Davison, MI
Country Acres Mobile Village...................       182           96            96            95
  Cadillac, MI
Country Meadows Mobile Village.................       577          100            99            98
  Flat Rock, MI
Countryside Village Manufactured Housing
  Community....................................       359           96            98            96
  Perry, MI
Creekwood Meadows Mobile Home Park.............       336           96            88            85
  Burton, MI
Cutler Estates Mobile Village..................       259           98            97            96
  Grand Rapids, MI
Davison East Manufactured Housing Community....       190           89            80            88
  Davison, MI
Fisherman's Cove Manufactured Housing
  Community....................................       162           99            95            94
  Flint, MI
Grand Mobile Estates...........................       230           99            93            95
  Grand Rapids, MI
Hamlin Manufactured Housing Community(5).......       170          100            99            85(5)
  Webberville, MI
Kensington Meadows Mobile Home Park............       290           97            98            92
  Lansing, MI
Kings Court Mobile Village.....................       639           98           100            98
  Traverse City, MI
Knollwood Estates..............................       161             (3)         97            94
  Allendale, MI
Lafayette Place................................       254           98            97            98
  Metro Detroit, MI
Lincoln Estates Mobile Home Park...............       191           99            96            95
  Holland, MI
Maple Grove Estates Manufactured Housing
  Community....................................        46          100           100            98
  Dorr, MI
Meadow Lake Estates Manufactured Housing
  Community....................................       425          100           100            97
  White Lake, MI
Meadowbrook Estates Manufactured Housing
  Community....................................       453           99            98            97
  Monroe, MI
Meadowstream Village Manufactured Housing
  Community....................................       159           98            97            95
  Sodus, MI
Parkwood Manufactured Housing Community........       249           93            90            86
  Grand Blanc, MI

                                                  DEVELOPED     OCCUPANCY     OCCUPANCY     OCCUPANCY
                                                 SITES AS OF      AS OF         AS OF         AS OF
PROPERTY AND LOCATION                              3/31/03     12/31/00(1)   12/31/01(1)   12/31/02(1)
---------------------                            -----------   -----------   -----------   -----------
Presidential Estates Mobile Village............       364           98            99            95
  Hudsonville, MI
Richmond Place.................................       117           99            97           100
  Metro Detroit, MI
River Haven Village............................       721             (3)         78            79
  Grand Haven, MI
Scio Farms Estates.............................       913          100            99            99
  Ann Arbor, MI
Sherman Oaks Manufactured Housing Community....       366           99            97            94
  Jackson, MI
St. Clair Place................................       100           99           100            99
  Metro Detroit, MI
Sunset Ridge(9)................................       144             (3)         13(9)         45(9)
  Portland Township, MI
Timberline Estates Manufactured Housing
  Community....................................       296          100            96            94
  Grand Rapids, MI
Town & Country Mobile Village..................       192           99            99            99
  Traverse City, MI
Village Trails.................................       100           77            77            80
  Howard City, MI
White Lake Mobile Home Village(5)..............       315          100            85(5)         96
  White Lake, MI
White Oak Estates..............................       480           85            88            86
  Mt. Morris, MI
Windham Hills Estates(5).......................       402           88            91            82(5)
  Jackson, MI
Woodhaven Place Metro..........................       220           99           100            98
                                                   ------          ---           ---           ---
  Detroit, MI
MICHIGAN TOTAL.................................    13,235           96%           94%           92%
                                                   ======          ===           ===           ===
INDIANA
Brookside Mobile Home Village..................       570           93%           93%           88%
  Goshen, IN
Carrington Pointe..............................       320           89            81            81
  Ft. Wayne, IN
Clear Water Mobile Village.....................       227           95            90            86
  South Bend, IN
Cobus Green Mobile Home Park...................       386           94            87            81
  Elkhart, IN
Deerfield Run Manufactured Home Community(5)...       175           75(5)         60(5)         73(5)
  Anderson, IN
Four Seasons Mobile Home Park..................       218           96            98            95
  Elkhart, IN
Holiday Mobile Home Village....................       326           99            97            95
  Elkhart, IN
Liberty Farms Communities......................       220          100            98            99
  Valparaiso, IN

                                                  DEVELOPED     OCCUPANCY     OCCUPANCY     OCCUPANCY
                                                 SITES AS OF      AS OF         AS OF         AS OF
PROPERTY AND LOCATION                              3/31/03     12/31/00(1)   12/31/01(1)   12/31/02(1)
---------------------                            -----------   -----------   -----------   -----------
Maplewood Mobile Home Park.....................       207           94            91            97
  Lawrence, IN
Meadows Mobile Home Park.......................       330           95            89            85
  Nappanee, IN
Pebble Creek(9)(10)............................       258             (10)          (10)        76(9)
  Greenwood, IN
Pine Hills Mobile Home Subdivision.............       130           91            96            95
  Middlebury, IN
Roxbury Park...................................       398             (3)         92            94
  Goshen, IN
Timberbrook Mobile Home Park...................       567           90            90            84
  Bristol, IN
Valley Brook Mobile Home Park..................       799           95            95            88
  Indianapolis, IN
West Glen Village Mobile Home Park.............       552           99            98            96
  Indianapolis, IN
Woodlake Estates(5)............................       338           67(5)         69(5)         72(5)
  Ft. Wayne, IN
Woods Edge Mobile Village(5)...................       598           93(5)         84(5)         74(5)
                                                   ------          ---           ---           ---
  West Lafayette, IN
INDIANA TOTAL..................................     6,619           92%           90%           86%
                                                   ======          ===           ===           ===
OTHER
Apple Creek Manufactured Home Community and
  Self Storage.................................       176           98%           91%           94%
  Cincinnati, OH
Autumn Ridge Mobile Home Park..................       413          100            99            98
  Ankeny, IA
Bell Crossing Manufactured Home
Community(5)...................................       239           84            53(5)         41(5)
  Clarksville, TN
Boulder Ridge(5)...............................       527           98            98            85(5)
  Pflugerville, TX
Branch Creek Estates...........................       392           99           100            98
  Austin, TX
Byrne Hill Village Manufactured Home
  Community....................................       236           97            97            96
  Toledo, OH
Candlelight Village Mobile Home Park...........       309           96            98            95
  Chicago Heights, IL
Casa del Valle(8)..............................       408          100           100           100
  Alamo, TX
Catalina Mobile Home Park......................       462           90            83            83
  Middletown, OH
Chisholm Point Estates.........................       416           99            98            94
  Pflugerville, TX
Comal Farms(9)(10).............................       349             (10)          (10)        43(9)
  New Braunfels, TX

                                                  DEVELOPED     OCCUPANCY     OCCUPANCY     OCCUPANCY
                                                 SITES AS OF      AS OF         AS OF         AS OF
PROPERTY AND LOCATION                              3/31/03     12/31/00(1)   12/31/01(1)   12/31/02(1)
---------------------                            -----------   -----------   -----------   -----------
Creekside(9)(10)...............................        47             (10)          (10)        66(9)
  Reidsville, NC
Desert View Village(9).........................        93            6(9)         25(9)         40(9)
  West Wendover, NV
Eagle Crest(9).................................       318             (3)         84(9)         97(9)
  Firestone, CO
East Fork(9)(10)...............................       160             (10)          (10)        88(9)
  Batavia, OH
Edwardsville Mobile Home Park..................       634           97            97            92
  Edwardsville, KS
Forest Meadows.................................        76           88            83            92
  Philomath, OR
Glen Laurel(9)(10).............................       261             (10)          (10)        18(9)
  Concord, NC
High Pointe....................................       411           95            93            95
  Frederica, DE
Kenwood RV and Mobile Home Plaza(8)............       289          100           100           100
  LaFeria, TX
Meadowbrook(9)(10).............................       177             (10)          (10)        80(9)
  Charlotte, NC
North Point Estates(9).........................       108             (3)         38(9)         50(9)
  Pueblo, CO
Oak Crest(9)...................................       335             (4)           (4)         84(9)
  Austin, TX
Oakwood Village(5).............................       511           78(5)         73(5)         74(5)
  Dayton, OH
Orchard Lake Manufactured Home Community.......       147           98            97            97
  Cincinnati, OH
Paradise Park..................................       277           99            96            91
  Chicago Heights, IL
Pecan Branch(9)................................        69             (3)         67(9)         74(9)
  Williamson County, TX
Pheasant Ridge.................................       553             (4)           (4)         99
  Manor Township, PA
Pin Oak Parc Mobile Home Park..................       502           98            99            97
  O'Fallon, MO
Pine Ridge Mobile Home Park....................       245           98            98            95
  Petersburg, VA
River Ridge(9).................................       337             (4)           (4)         89(9)
  Austin, TX
Saddle Brook(9)................................       258             (4)           (4)         39(9)
  Austin, TX
Sea Air(8).....................................       527          100            99           100
  Rehoboth Beach, DE
Snow to Sun(8).................................       493           99           100            99
  Weslaco, TX
Southfork Mobile Home Park.....................       477           96            95            90
  Belton, MO

                                                  DEVELOPED     OCCUPANCY     OCCUPANCY     OCCUPANCY
                                                 SITES AS OF      AS OF         AS OF         AS OF
PROPERTY AND LOCATION                              3/31/03     12/31/00(1)   12/31/01(1)   12/31/02(1)
---------------------                            -----------   -----------   -----------   -----------
Stonebridge(9)(10).............................       206             (10)          (10)        83(9)
  San Antonio, TX
Summit Ridge(9)(10)............................       127             (10)          (10)        91(9)
  Converse, TX
Sunset Ridge(9)(10)............................       173             (10)          (10)        71(9)
  Kyle TX
Sun Villa Estates..............................       324          100           100            99
  Reno, NV
Timber Ridge Mobile Home Park..................       585           98            99            98
  Ft. Collins, CO
Westbrook Village(7)...........................       344           98            99            97
  Toledo, OH
Westbrook Senior Village.......................       112             (3)         94            99
  Toledo, OH
Willowbrook Place(7)...........................       266           99            98            98
  Toledo, OH
Woodlake Trails(9)(10).........................       133             (10)          (10)        44(9)
  San Antonio, TX
Woodland Park Estates..........................       399           99            98            94
  Eugene, OR
Woodside Terrace Manufactured Home Community...       439           96            98            96
  Holland, OH
Worthington Arms Mobile Home Park..............       224           99            99            96
                                                   ------          ---           ---           ---
  Delaware, OH
OTHER TOTAL....................................    14,564           95%           93%           86%
                                                   ======          ===           ===           ===
SOUTHEAST
FLORIDA
Arbor Terrace RV Park..........................       402             (6)           (6)           (6)
  Bradenton, FL
Ariana Village Mobile Home Park................       208           85            86            88
  Lakeland, FL
Bonita Lake Resort.............................       167             (6)           (6)           (6)
  Bonita Springs, FL
Buttonwood Bay(8)..............................       942             (3)        100           100
  Sebring, FL
Gold Coaster Manufactured Home Community(8)....       546          100           100            98
  Florida City, FL
Groves RV Resort...............................       306             (6)           (6)           (6)
  Lee County, FL
Holly Forest Estates...........................       402          100           100           100
  Holly Hill, FL
Indian Creek Park(8)...........................     1,548          100           100           100
  Ft. Myers Beach, FL
Island Lakes Mobile Home Park..................       301          100           100           100
  Merritt Island, FL
Kings Lake Mobile Home Park....................       245           96            99           100
  Debary, FL

                                                  DEVELOPED     OCCUPANCY     OCCUPANCY     OCCUPANCY
                                                 SITES AS OF      AS OF         AS OF         AS OF
PROPERTY AND LOCATION                              3/31/03     12/31/00(1)   12/31/01(1)   12/31/02(1)
---------------------                            -----------   -----------   -----------   -----------
Lake Juliana Landings Mobile Home Park.........       285           71            74            77
  Auburndale, FL
Lake San Marino RV Park........................       415             (6)           (6)           (6)
  Naples, FL
Leesburg Landing...............................        96           68            68            69
  Lake County, FL
Meadowbrook Village Mobile Home Park...........       257           98            99            99
  Tampa, FL
Orange Tree Village Mobile Home Park...........       246           99           100           100
  Orange City, FL
Royal Country Mobile Home Park.................       864          100            99           100
  Miami, FL
Saddle Oak Club Mobile Home Park...............       376           99           100           100
  Ocala, FL
Siesta Bay RV Park.............................       846             (6)           (6)           (6)
  Ft. Myers Beach, FL
Silver Star Mobile Village.....................       408           96            98            99
  Orlando, FL
Water Oak Country Club Estates/Water Oak Mobile
  Home Park....................................       847          100           100           100
                                                   ------          ---           ---           ---
  Lady Lake, FL
FLORIDA TOTAL..................................     9,707           94%           96%           97%
                                                   ======          ===           ===           ===
TOTAL/AVERAGE..................................    44,125           95%           93%           90%
                                                   ======          ===           ===           ===
TOTAL STABILIZED COMMUNITIES...................    40,407           95%           94%           92%
                                                   ======          ===           ===           ===
TOTAL DEVELOPMENT COMMUNITIES..................     3,718            6%           45%           65%
                                                   ======          ===           ===           ===

---------------

 (1) Occupancy percentage relates to manufactured housing sites, excluding recreational vehicle sites.

 (2) Acquired in 2000.

 (3) Acquired in 2001.

 (4) Acquired in 2002.

 (5) Occupancy in these properties reflects the fact that these communities are in their initial lease-up phase following an expansion.

 (6) This property contains only recreational vehicle sites.

 (7) The Company leases this property. The Company has the option and intends to purchase the property upon the expiration of the lease. If the Company does not exercise its option to purchase, the lessor has the right to cause the Company to purchase the property at the expiration of the lease at the then outstanding lease obligation.

 (8) This property contains recreational vehicle sites.

 (9) Occupancy in these properties reflects the fact that these communities are newly developed from the ground up.

(10) This property is owned by an affiliate of SunChamp LLC, an entity in which the Company owns approximately a 59% equity interest as of March 31, 2003. Prior to 2002, the Company held a minority interest in SunChamp LLC and, therefore, did not account for this property as a property owned by the Company. As a result, the Company did not report any information in respect of this property for such periods.

     Leases. The typical lease we enter into with a tenant for the rental of a site is month-to-month or year-to-year, renewable upon the consent of both parties, or, in some instances, as provided by statute. In some cases, leases are for one-year terms, with up to ten renewal options exercisable by the tenant, with rent adjusted for increases in the consumer price index. These leases are cancelable for non-payment of rent, violation of community rules and regulations or other specified defaults. During the past five fiscal years ended December 31, 2002, on average 3.1 percent of the homes in our communities have been removed by their owners and 8.0 percent of the homes have been sold by their owners to a new owner who then assumes rental obligations as a community resident. The small percentage of homes removed from our communities is impacted by the $3,000 to $8,000 cost to move a home. The above experience can be summarized as follows: the average resident remains in our communities for approximately nine years, while the average home, which gives rise to the rental stream, remains in our communities for approximately thirty-two years.

                      DESCRIPTION OF SECURED INDEBTEDNESS

     The following is a summary of the material terms of our secured indebtedness. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the agreements evidencing the secured debt which are listed as exhibits and copies of which are available upon request from us.

TERM LOANS

  $200 MILLION TERM LOAN

     On May 29, 2002, we entered into a Master Credit Facility Agreement with ARCS Commercial Mortgage Co., L.P. for a secured $200 million term loan facility under which approximately $152.4 million was outstanding as of March 31, 2003. Borrowings under the facility may be either variable rate advances or fixed rate advances, and all or a portion of the variable rate borrowings may be converted to fixed rate borrowings subject to certain facility requirements, including a maximum loan-to-value of 50% and a minimum debt service coverage. The term for variable rate borrowings under the facility is five (5) years from the date of the facility, but at our option we may extend the term for an additional five
(5) years. The term for fixed rate borrowings is between five and ten years from the date the borrowings are, or become, fixed rate borrowings, provided however, that in no event will the term of the fixed rate borrowings exceed fifteen (15) years from the date of the facility.

     Variable rate borrowings under the facility bear interest at the rate of the Fannie Mae Discount MBS (historically, this rate trades at approximately five to ten basis points below the applicable LIBOR rate) plus 67 basis points, inclusive of guaranty and servicing fees, repriced on the expiration of each interest period of between three and nine months, as we may select. Fixed rate borrowings under the facility bear interest at the rate of conventional fixed rate financing backed by Fannie Mae MBS plus 57 basis points for guaranty and servicing fees.

     The facility is collateralized by first mortgages on fifteen (15) of our properties. We have the right to remove the collateral from the facility, provided that the loan-to-value of the remaining collateral is no less than 55% and subject to certain other conditions. With certain exceptions, we have the right to undertake any alteration, improvement, construction or demolition on any property without the lender's prior consent.

     The facility contains various covenants including, without limitation, a requirement that we maintain a minimum net worth, a minimum liquidity amount, and a consolidated EBITDA to interest ratio. Failure to satisfy or perform any covenant under the credit facility agreement constitutes an event of default under the credit facility agreement. Other events of default include, but are not limited to, the failure to make payments of principal or interest when due, a breach of any of our representations or warranties made under the credit facility agreement, bankruptcy and our failure to comply with any governmental authority within thirty days after receiving notice of any noncompliance having a material effect on us.

     On September 4, 2002, we entered into two interest rate swap agreements with Merrill Lynch Capital Services, Inc., each of which effectively fixes the rate on $25 million of our variable rate debt. One swap matures on July 12, 2009 and has an effective fixed rate of 4.93%, and the other swap matures on July 3, 2012 and has an effective fixed rate of 5.37%. Both of these swaps are effective as of April 3, 2003. On September 4, 2002, we entered into a third interest rate swap agreement with Lehman Brothers Special Financing Inc. which effectively fixes the rate at 3.97% and has an effective date of April 3, 2003 and a maturity date of July 3, 2007. The swap agreement with Lehman is effective for any given rate period only if the three month LIBOR is 7% or less.

  $45 MILLION TERM LOAN

     On September 4 1997, we entered into an Amended and Restated Loan Agreement for a $19 million secured term loan, and an Amended and Restated Loan Agreement for a $26 million term loan, each from Lehman Brothers Holdings Inc., d/b/a Lehman Capital, a division of Lehman Brothers Holdings Inc. As of

March 31, 2003, we had an aggregate, outstanding balance under these term loans of approximately $42.1 million. The loans are due September 10, 2007, and no prepayment is allowed under the loan agreements until March 10, 2007. The loans bear interest at the rate of 7.01% per annum. The loans are collateralized by first mortgages on seven of our properties.

MORTGAGE DEBT AND CAPITALIZED LEASES

     We have 12 notes payable with an aggregate outstanding balance of approximately $58.6 million, as of March 31, 2003. The notes are secured by twelve (12) properties, mature at various dates from June 2004 to May 2017, and bear interest at fixed rates or LIBOR based floating rates. Certain notes require monthly payments of interest only while other notes require both principal and interest payments. We also have one $9.8 million capitalized lease. Another capitalized lease obligation matured in January of 2003 and we purchased the property by issuing 41,700 Preferred OP Units, cash of approximately $860,000 and assuming approximately $1.57 million of debt, which debt was immediately retired.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     In connection with our issuance of the unregistered notes, we agreed to file this registration statement covering the exchange notes and, upon the effectiveness of the registration statement, to offer to you the opportunity to exchange your unregistered notes for a like principal amount of the exchange notes.

     A copy of the registration rights agreement has been filed with the Securities and Exchange Commission and is incorporated by reference into this registration statement. The registration statement is intended to satisfy our obligations under the registration rights agreement and the purchase agreement.

     This prospectus covers the offer and sale of the exchange notes and the resale of exchange notes received in the exchange offer by any broker-dealer who held unregistered notes, other than unregistered notes purchased directly from us or one of our affiliates.

     We believe that following the exchange offer the exchange notes will be freely transferrable by holders without further registration under the Securities Act so long as the holder is able to represent that:

     - Any exchange notes to be received by it will be acquired in the ordinary course of business;

     - The holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of unregistered notes or exchange notes;

     - The holder is not a broker dealer who acquired the unregistered notes directly from us for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act; and

     - The holder is not one of our "affiliates" as defined in Rule 405 of the Securities Act.

     Our belief that the exchange notes will be freely transferable is based on interpretations of the SEC staff issued to other issuers in connection with exchange offers like ours. We have not requested our own interpretations, however, and we do not expect to do so in the future. If our belief is inaccurate, holders who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may incur liability under the Securities Act. We do not assume and will not indemnify holders against such liability. Any holder that is not able to make these representations or satisfy certain similar conditions will not be entitled to participate in the exchange offer or to exchange their unregistered notes for exchange notes.

     Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. Under the registration rights agreement, such broker-dealers will be entitled to use this prospectus in connection with the resale of exchange notes for a period of up to 180 days following completion of the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all unregistered notes validly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of unregistered notes surrendered pursuant to the exchange offer. Unregistered notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes are the same as the form and terms of the unregistered notes except that:

          (1) the issuance of the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

          (2) holders of the exchange notes will not be entitled to any of the rights of holders of unregistered notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer.

     The exchange notes will evidence the same debt as the unregistered notes they replace and will be issued under, and be entitled to the benefits of, the same indenture. Both unregistered and exchange notes will be treated as a single class of debt securities under the indenture.

     As of the date of this prospectus, $150,000,000 in aggregate principal amount of the unregistered 5.75% notes due 2010 is outstanding. Only a registered holder of the unregistered notes, or such holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. There will be no fixed record date for determining registered holders of the unregistered notes entitled to participate in the exchange offer.

     Holders of the unregistered notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder.

     We will be deemed to have accepted validly tendered unregistered notes when, as and if we give oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purposes of receiving the exchange notes from us.

     Holders who tender unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" shall mean 5:00 p.m., New York City time on , 2003, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. In any event the exchange offer will remain open for at least 20 business days.

     In order to extend the exchange offer, we will:

          (1) notify the exchange agent of any extension by oral or written notice; and

          (2) mail to the registered holders an announcement thereof which shall include disclosure of the approximate number of unregistered notes deposited to date;

each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our reasonable discretion:

          (1) to delay accepting any unregistered notes;

          (2) to extend or amend the exchange offer; or

          (3) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement or post-effective amendment to the registration statement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes due 2010 will bear interest at a rate equal to 5.75% per year. Interest on the exchange notes will be payable semi-annually in arrears on each April 15 and October 15, commencing October 15, 2003. Holders of exchange notes will receive interest on October 15, 2003 from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the unregistered notes from the date of issuance to the day preceding the date of exchange for exchange notes. Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the unregistered notes.

PROCEDURES FOR TENDERING

     To tender your unregistered notes in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile, or an agent's message, together with the certificates representing the unregistered notes being tendered and any other required documents, to the exchange agent for receipt prior to the expiration date. Alternatively, you may either:

          (1) send a timely confirmation of a book-entry transfer of your unregistered notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company, or DTC, pursuant to the procedure for book-entry transfer described below, prior to the expiration date; or

          (2) comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message transmitted by DTC to, and received, by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from its participant tendering unregistered notes which are the subject of this book-entry confirmation that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

     Unless withdrawn prior to the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions provided in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF UNREGISTERED NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF YOU CHOOSE DELIVERY BY MAIL, WE RECOMMEND REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND ANY LETTER OF TRANSMITTAL OR UNREGISTERED NOTES TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON YOUR BEHALF.

     If you are the beneficial owner of the unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution, as defined below, unless the unregistered notes are tendered:

     - by a registered holder, or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box titled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     An eligible institution is:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If the letter of transmittal is signed by the registered holder(s) of the unregistered notes tendered, the signature must correspond with the name(s) written on the face of the unregistered notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the unregistered notes.

     If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed, the unregistered notes must be endorsed or accompanied by bond powers and a proxy that authorizes that person to tender the unregistered notes on behalf of the registered holder in satisfactory form to us as determined in our sole discretion, in each case as the name of the registered holder or holders appears on the unregistered notes.

     If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by the unregistered notes tendered, or a timely confirmation received by a book-entry transfer of unregistered notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent. Issuances of exchange notes in exchange for unregistered notes tendered under a notice of guaranteed delivery by an eligible institution will be made only against delivery of the letter of transmittal, and any other required documents, and the tendered unregistered notes, or a timely confirmation received of a book-entry transfer of unregistered notes into the exchange agent's account at DTC with an agent's message, to the exchange agent.

     All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered unregistered notes will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all unregistered notes not properly tendered or any unregistered notes which, if accepted by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of unregistered notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give that notice. Tenders of unregistered notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While we have no present plan to do so, we reserve the right in our sole discretion to:

     - purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date or, as described under "-- Conditions," to terminate the exchange offer; and

     - purchase unregistered notes in the open market, to the extent permitted by applicable law, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

     By tendering, you will be making several representations to us including that:

          (1) the exchange notes to be acquired by you are being acquired by you in the ordinary course of your business;

          (2) you are not participating in, and do not intend to participate in, a distribution of the exchange notes;

          (3) you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

          (4) you satisfy specific requirements of your state's securities regulations;

          (5) if you are a broker-dealer or are participating in the exchange offer for the purposes of distributing the exchange notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by you and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties;

          (6) if you are a broker-dealer, you understand that a secondary resale transaction described in clause (5) above and any resales of exchange notes obtained by you in exchange for unregistered notes acquired by you directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act; and

          (7) you are not our affiliate as defined in Rule 405 under the Securities Act.

     If you are a broker-dealer that will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will also be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of those exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an underwriter within the meaning of the Securities Act.

RETURN OF UNREGISTERED NOTES

     If any tendered unregistered notes are not accepted by us or the exchange agent for any reason, or if unregistered notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, the unaccepted, withdrawn or non-exchanged unregistered notes will be returned to you without expense to you. In the case of unregistered notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, those unregistered notes will be credited to the appropriate account maintained with DTC.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the unregistered notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of unregistered notes by causing DTC to transfer the unregistered notes into the exchange agent's account in accordance with DTC's procedures for transfer.

     However, although delivery of unregistered notes may be effected through book-entry transfer, an agent's message or the letter of transmittal or facsimile, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

     If you are a registered holder and wish to tender your unregistered notes and (a) your unregistered notes are not immediately available or (b) you cannot deliver your unregistered notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or (c) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may effect a tender if:

          (1) you tender through an eligible institution;

          (2) prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing your name and address, the certificate numbers of your unregistered notes and the principal amount of unregistered notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the date of the notice of guaranteed delivery, the letter of transmittal or a facsimile, together with the certificates representing the unregistered notes in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

          (3) a properly executed letter of transmittal or facsimile thereof, as well as the certificates representing all tendered unregistered notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the date of the notice of guaranteed delivery.

     Under the registration rights agreement, a "business day" is any day other than a Saturday or Sunday or day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, you may withdraw tenders of unregistered notes at any time prior to 5:00 p.m. on the expiration date.

     To withdraw a tender of unregistered notes in the exchange offer, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its proper address prior to the expiration date. Any notice of withdrawal must:

          (1) specify the name of the person having tendered the unregistered notes to be withdrawn;

          (2) identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes;

          (3) be signed by the person having tendered the unregistered notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these unregistered notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the unregistered notes to register the transfer of these unregistered notes into the name of the person having made the original tender and withdrawing the tender;

          (4) specify the name in which these unregistered notes are to be registered, if different from that of the person having tendered the unregistered notes to be withdrawn; and

          (5) if applicable because the unregistered notes have been tendered under the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the person having tendered the unregistered notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us in our sole discretion. Our determination will be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued unless the unregistered notes so withdrawn are validly retendered. Properly withdrawn unregistered notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange the exchange notes for, any unregistered notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of such unregistered notes, if the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Securities and Exchange Commission.

     If we determine in our sole discretion that any of these conditions are not satisfied, we may:

          (1) refuse to accept any unregistered notes and return all tendered unregistered notes to the tendering holders;

          (2) extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such unregistered notes; or

          (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.

If our waiver constitutes a material change to the exchange offer, we will promptly disclose our waiver by means of a prospectus supplement or post-effective amendment that will be distributed to the registered holders of the unregistered notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

TERMINATION OF SPECIFIC RIGHTS

     All rights under the registration rights agreement, including registration rights, of holders of the unregistered notes eligible to participate in the exchange offer will terminate upon consummation of the exchange offer except with respect to our continuing obligations to:

          (1) indemnify holders and specific parties related to the holders against specific liabilities, including liabilities under the Securities Act;

          (2) provide, upon the request of any holder of a transfer-restricted unregistered note, the information required by Rule 144A(d) (4) under the Securities Act in order to permit resales of the holder's unregistered notes pursuant to Rule 144A;

          (3) provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of up to one year after the expiration date; and

          (4) use our best efforts, under specific circumstances, to file a shelf registration statement and keep the registration statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted unregistered notes by broker-dealers for a period of up to two years.

ADDITIONAL INTEREST

     The registration rights agreement provides that additional interest ("additional interest") will be payable with respect to the unregistered notes as follows:

          (1) if neither an exchange offer registration statement nor a shelf registration statement is declared effective within 180 days following April 11, 2003, the closing date, then beginning on the 181st day after the closing date, in addition to the interest otherwise payable on the unregistered notes, additional interest will accrue and be payable on the unregistered notes at the rate of 0.50% per annum; or

          (2) if either:

             (a) we have not exchanged exchange notes for all unregistered notes validly tendered and not withdrawn in accordance with the terms of the exchange offer on or prior to the date that is 45 days after the effectiveness deadline, or

             (b) if applicable, the shelf registration statement is declared effective but the shelf registration statement ceases to be effective at any time prior to the expiration of the holding period referred to in Rule 144(k) under the Securities Act or, if earlier, such time as all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or become eligible for sale pursuant to Rule 144(k) under the Securities Act or cease to be outstanding, then, in addition to the interest otherwise payable on the unregistered notes, additional interest will accrue and be payable on the unregistered notes at the rate of 0.50% per annum from and including
        (x) the day (whether or not a business day) immediately following the 45th day after the effectiveness deadline, in the case of subclause (a) above, or (y) the day the shelf registration statement ceases to be effective, in the case of subclause (b) above.

     Notwithstanding the foregoing, the additional interest rate on the unregistered notes may never exceed 0.50% per annum. In addition, additional interest will cease to accrue:

     - upon the effectiveness of this exchange offer registration statement or shelf registration statement; or

     - upon the exchange of exchange notes for all unregistered notes validly tendered and not withdrawn in the exchange offer or upon the effectiveness of the shelf registration statement that had ceased to remain effective prior to the expiration of the holding period referred to in Rule 144(k) or, if earlier, such time as all unregistered notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or become eligible for sale pursuant to Rule 144(k) under the Securities Act or cease to be outstanding (in the case of clause (2) above).

     Any amounts of additional interest due pursuant to clause (1) or (2) of the preceding paragraph will be payable in cash and will be payable on the same dates on which interest is otherwise payable on the unregistered notes and to the same persons who are entitled to receive those payments of interest on the unregistered notes. The amount of additional interest payable for any period will be determined by multiplying the additional interest rate, which will be 0.50% per annum, by the principal amount of unregistered notes and then multiplying that product by a fraction, the numerator of which is the number of days that the additional interest rate was applicable during that period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

     If we effect the exchange offer, we will be entitled to close that offer as long as we have accepted all notes validly tendered and not withdrawn in accordance with the terms of the exchange offer. Unregistered notes not tendered in the exchange offer will bear interest at the same rate in effect at the time of issuance of such notes and, after consummation of the exchange offer, will not be entitled to additional interest.

EXCHANGE AGENT

     We have appointed Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as exchange agent for the exchange offer. You should direct all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent as follows:

                                    By Hand:
                      Deutsche Bank Trust Company Americas
                 C/O The Depository Trust Clearing Corporation
                           55 Water Street, 1st floor
                             Jeanette Park Entrance
                               New York, NY 10041

                                    By Mail:
                          DB Services Tennessee, Inc.
                              Reorganization Unit
                                P.O. Box 292737
                            Nashville, TN 37229-2737

                              Fax: (615) 835-3701

                         By Overnight Mail or Courier:
                          DB Services Tennessee, Inc.
                       Corporate Trust & Agency Services
                              Reorganization Unit
                            648 Grassmere Park Road
                              Nashville, TN 37211
                              Attn: Karl Shepherd
                              Confirm by Telephone
                                 (615) 835-3572

                           Information (800) 735-7777

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our and our affiliates' officers and regular employees.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. If, however, transfer taxes are imposed for any reason other than the exchange of the unregistered notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The unregistered notes that are not exchanged for exchange notes in the exchange offer will remain restricted securities. Accordingly, those unregistered notes may be resold only as follows:

          (1) to us;

          (2) in a sale exempt from the registration requirements of the Securities Act, such as

           - so long as the unregistered notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A;

           - in accordance with Rule 144 under the Securities Act;

           - outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act; or

           - pursuant to another exemption from the registration requirements of the Securities Act;

           in each case providing us with such certifications and legal opinions as we may subsequently require; or

          (3) pursuant to an effective registration statement under the Securities Act.

     Unregistered notes not tendered will continue to accrue interest. Following the exchange offer, however, holders of unregistered notes will not be entitled to any registration rights or additional interest under the registration rights agreement.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The following is a description of the terms of the 5.75% notes due 2010 offered in exchange for our unregistered notes of the same maturities and interest rates. The form and terms of the exchange notes are the same as the form and terms of the unregistered notes, except that the exchange notes have been registered under the Securities Act, will not bear legends restricting the transfer of the notes and will not be entitled to registration rights under our registration rights agreement. As used in this section, the term "note" and "notes" refer to the exchange notes.

     The notes are a series of debt securities to be issued pursuant to an Indenture between us, Sun Communities, and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee (the "Trustee"), dated April 24, 1996 and supplemented August 20, 1997. The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all those terms, and holders of notes are referred to the Indenture and the Trust Indenture Act for a statement of the terms. The following summary of specified provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture, including the definitions therein of some of the terms used below. Except as otherwise indicated, section references are to sections of the Indenture. Capitalized terms not defined where first used are defined below under the heading "Definitions."

     The notes will be issued only in fully registered book-entry form without coupons, in denominations of $1,000 and integral multiples of $1,000, except under the limited circumstances described below under "Form and Registration."

     The notes will be our direct, unsecured recourse obligations and will rank equally with all our other unsecured indebtedness from time to time outstanding. The notes will be effectively subordinated to the claims of lenders holding our secured indebtedness. As of March 31, 2003, on an as adjusted basis, the aggregate principal amount of secured indebtedness was approximately $263.0 million. Subject to specified limitations in the Indenture, and as described below under "Certain Covenants," the Indenture will permit us to incur additional secured and unsecured indebtedness.

     The notes will mature on April 15, 2010 (the "Maturity Date"). The notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any of our equity interests.

     The Company may from time to time, without the consent of the existing holders, create and issue further notes having the same terms and conditions as the relevant series of notes being offered hereby in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes in this manner will be consolidated with, and will form a single series with, the relevant series of the previously outstanding notes.

     Except as described below under "Certain Covenants -- Limitation of Incurrence of Debt" and "-- Merger, Consolidation or Sale," the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of:

          (1) a highly leveraged or similar transaction involving us or any of our affiliates;

          (2) a change of control; or

          (3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes.

Restrictions on the ownership and transfer of the shares of common stock of Sun Communities designed to preserve its status as a REIT, however, may act to prevent or hinder a change of control.

PRINCIPAL AND INTEREST

     The notes will bear interest at 5.75% per year from April 11, 2003 or from the immediately preceding Interest Payment Date to which interest has been paid, payable semi-annually in arrears on each April 15 and October 15, commencing October 15, 2003 (each, an "Interest Payment Date"), and on the applicable Maturity Date, to the persons (the "Holders") in whose names the applicable notes are registered in the Security Register applicable to the notes at the close of business 15 calendar days prior to the payment date (each, a "Regular Record Date"), regardless of whether that day is a Business Day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to notes ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name that note is registered at the close of business on a special record date (the "Special Record Date") for the payment of the Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of that note not less than ten days prior to the Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

     The principal of each note payable on its Maturity Date will be paid against presentation and surrender of the note at the corporate trust office of the Trustee, located initially at 280 Park Avenue, 9th Floor, New York, New York 10017, Re: Sun Communities Operating Limited Partnership in the coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date or Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

OPTIONAL REDEMPTION

     The notes may be redeemed at any time at our option, in whole or from time to time in part, at a redemption price equal to the sum of:

          (1) the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date; and

          (2) the Make-Whole Amount, as defined below, if any, with respect to the notes (the "Redemption Price").

     If notice of redemption has been given as provided in the Indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date referred to in the notice, the notes will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the Holders of the notes from and after the redemption date will be to receive payment of the Redemption Price upon surrender of the notes in accordance with the notice.

     Notice of any optional redemption of any notes will be given to Holders at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and principal amount of the notes held by the Holder to be redeemed.

     If all or less than all of the notes are to be redeemed at our option, we will notify the Trustee at least 45 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of notes to be redeemed, if less than all of the notes are to be redeemed, and their redemption date. The Trustee will select, in the manner it deems fair and appropriate, no less than 60 days prior to the date of redemption, the notes to be redeemed in whole or in part.

     Neither we nor the Trustee will be required to:

          (1) issue, register the transfer of or exchange notes during a period beginning at the opening of business 15 days before any selection of notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

          (2) register the transfer of or exchange any note, or portion thereof, called for redemption, except the unredeemed portion of any note being redeemed in part; or

          (3) issue, register the transfer of or exchange any note that has been surrendered for repayment at the option of the Holder, except the portion, if any, of the note not to be so repaid (Section 305).

     As used herein:

     "Make-Whole Amount" means, as determined by a Quotation Agent (as defined below) in connection with any optional redemption of any notes, the excess, if any, of:

          (1) the aggregate present value as of the date of redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each dollar if the redemption had not been made, determined by discounting, on a semi-annual basis, the principal and interest at the Adjusted Treasury Rate (as defined below) plus 25 basis points, determined on the third business day preceding the date notice of the redemption is given, from the respective dates on which the principal and interest would have been payable if the redemption had not been made, to the date of redemption; over

          (2) the aggregate principal amount of the notes being redeemed.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the trustee after consultation with us.

     "Reference Treasury Dealer" means (1) Lehman Brothers Inc. and A.G. Edwards & Sons, Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by the trustee after consultation with us.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

CERTAIN COVENANTS

     The Indenture contains the following covenants:

     Limitation of Incurrence of Debt. We may not incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such Debt, the aggregate principal amount of all of our outstanding Debt is greater than 55% of the sum of (i) our Total Assets (as defined below) as of the end of the calendar quarter prior to the incurrence of such additional Debt and (ii) the purchase price of all real estate assets acquired by us since the end of such calendar quarter, including those obtained in connection with the incurrence of such Debt (Section 1004(a) of the Indenture).

     In addition, we may not incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Maximum Annual Service Charge (in each case defined below) for the four consecutive fiscal quarters most recently ended prior to the date such additional Debt is to be incurred shall have been less than 1.5 to 1 on a pro forma basis after giving effect thereto and the application of proceeds therefrom (Section 1004(b) of the Indenture).

     Further, we will not incur any Secured Debt if, immediately after giving effect to the incurrence of that Debt, the aggregate principal amount of all of our outstanding Secured Debt on a consolidated basis is greater than 35% of the sum of (i) our Total Assets as of the end of the most recent calendar quarter prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets acquired by us after the end of that calendar quarter, including those obtained in connection with incurrence of such additional Debt (Section 1004(c) of the Indenture).

     Restrictions on Distributions. We may not, with respect to any partnership interest in us,

     - declare or pay any distributions (other than distributions payable in securities evidencing interests in our capital, except for distributions in Disqualified Stock, for the purpose of acquiring interests in real property or otherwise) thereon;

     - apply any of our property or assets to the purchase, redemption or other acquisition or retirement thereof;

     - set apart any sum for the purchase, redemption or other acquisition or retirement thereof; or

     - make any other distribution thereon if,

immediately after such declaration or other action referred to above, the aggregate of all such declarations and other actions since the date on which the Indenture was originally executed exceeds the sum of (a) the cumulative Funds from Operations from December 15, 1993 until the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934 (the "Exchange Act"), with the Trustee) prior to such declaration or other action and (b) $5 million; provided, however, that the foregoing limitation shall not apply to any declaration or other action referred to above which is necessary to maintain Sun Communities' status as a REIT under the Internal Revenue Code, if the aggregate principal amount of all of our outstanding Debt at such time is less than 55% of our Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to such declaration or other action (Section 1005 of the Indenture).

     Notwithstanding the provisions described in the immediately preceding paragraph, we will not be prohibited from making the payment of any distribution within 30 days after the declaration thereof if, at the date of declaration, such payment would have complied with those provisions (Section 1005 of the Indenture).

     Provision of Financial Information.  Whether or not we are subject to
Section 13 or 15(d) of the Exchange Act, we must, to the extent permitted under the Exchange Act, file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents which we would have been required to file with the Securities and Exchange Commission pursuant to such
Section 13 or 15(d) (the "Financial Statements") if we were so subject. We will file such documents with the Securities and Exchange Commission on or prior to the respective dates (the "Required Filing Dates") by which we would have been required so to file such documents. We will also in any event:

     - within 15 days after each Required Filing Date, transmit by mail to all holders of notes, as their names and addresses appear in our security register, without cost to such holders, copies of the annual reports and quarterly reports which we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15 (d) of the Exchange Act if we were subject to such sections;

     - within 15 days after each Required Filing Date, file with the Trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections; and

     - if filing such documents by us with the Securities and Exchange Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of the notes (Section 1010 of the Indenture).

     Maintenance of Unencumbered Real Estate Assets. We must maintain an Unencumbered Real Estate Asset Value of not less than 150% of the aggregate principal amount of all of our outstanding unsecured Debt (Section 1011 of the Indenture).

     Unsecured Indebtedness. Any of our subsidiaries in which both (a) Sun Communities or any subsidiary of Sun Communities (other than us) and (b) us or any of our subsidiaries are partners, shareholders, or members shall not be permitted by us to incur any unsecured Debt (Section 1012 of the Indenture).

     Merger, Consolidation or Sale. We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into any other entity, provided that in any case:

          (1) either we will be the continuing entity, or the successor entity will be an entity organized and existing under the laws of the United States or a State thereof and the successor entity will expressly assume the due and punctual payment of the principal of, and premium or Make-Whole Amount, if any, and any interest on all of the notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by us by supplemental Indenture, complying with the provisions of the Indenture relating to supplemental indentures, satisfactory to the Trustee, executed and delivered to the Trustee by that entity;

          (2) immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of ours or any subsidiary of ours as a result thereof as having been incurred by us or one of our subsidiaries at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

          (3) an officer's certificate and legal opinion covering these conditions will be delivered to the Trustee (Sections 801 and 803).

     Existence. Except as described under "Merger, Consolidation or Sale," above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights, by partnership agreement and statute, and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the Holders of the notes (Section
1006).

     Maintenance of Properties. We will cause all of our material properties used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries will not be prevented from selling or otherwise disposing of our properties for value in the ordinary course of business (Section 1007).

     Insurance. We will, and will cause each of our subsidiaries to, keep in force upon all of our insurable properties insurance policies carried with financially sound and reputable companies in an amount at least equal to the then full insurable value of the properties (Section 1008).

     Payment of Taxes and Other Claims. We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

          (1) all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our income, profits or property or upon any subsidiary's income, profits or property; and

          (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any subsidiary;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

     Definitions.  As used herein,

     "Consolidated Income Available for Debt Service" for any period means our Consolidated Net Income:

     - plus amounts which have been deducted for:

      - interest on our Debt;

      - provision for taxes based on our income;

      - amortization of debt discount; and

      - depreciation and amortization; and

     - adjusted, as appropriate, for

      - the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period; and

      - the effect of equity in net income or loss of joint ventures in which we own an interest to the extent not providing a source of, or requiring a use of, cash, respectively.

     "Consolidated Net Income" for any period means the amount of our net income (or loss) for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Debt" means any indebtedness of us, whether or not contingent, in respect of:

          (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments;

          (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us;

          (3) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable;

          (4) the principal amount of all obligations of us with respect to redemption, repayment or other repurchase of any Disqualified Stock; or

          (5) any lease of property by us as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by us to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than us).

     "Disqualified Stock" means, with respect to any person, any capital stock or partnership interest of such person which by the terms of such capital stock or partnership interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the occurrence of any event or otherwise:

     - matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

     - is convertible into or exchangeable or exercisable for Debt or Disqualified Stock; or

     - is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the maturity of the relevant series of notes.

     "Funds from Operations" for any period means our Consolidated Net Income for such period excluding gains (or losses) from debt restructuring, and sales of property, plus depreciation and amortization (other than that related to corporate office assets or deferred financing costs), all determined on a consistent basis for such period in accordance with generally accepted accounting principles.

     "Maximum Annual Service Charge" for any period means the amount payable (including, if determined on a pro-forma basis, the maximum amount which may become payable) in any period of 12 consecutive calendar months for interest on, and required amortization of, Debt. The amount payable for amortization will include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal on any such Debt which matures serially other than at the final maturity date of such Debt.

     "Secured Debt" means Debt of the Company or any subsidiary that is secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any subsidiary.

     "Total Assets" as of any date means the sum of (a) our Undepreciated Real Estate Assets; and (b) all of our other assets determined on a consolidated basis in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

     "Undepreciated Real Estate Assets" as of any date means the amount of our real estate assets on such date, before depreciation and amortization and determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Unencumbered Real Estate Asset Value" as of any date means the sum of (a) our Undepreciated Real Estate Assets as of the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if that filing is not required under the Exchange Act, with the Trustee) prior to such date which Undepreciated Real Estate Assets are not encumbered by any mortgage, lien, charge, pledge, or security interest and (b) the purchase price of any real estate assets that are not encumbered by any mortgage, lien, charge, pledge, or security interest and were acquired by us since the end of such calendar quarter.

     Compliance with the covenants described herein and such additional covenants with respect to the notes generally may not be waived by the Board of Directors of our general partner, or by the Trustee unless the holders of at least a majority in principal amount of all outstanding notes consent to such waiver (Section 1015); provided, however, that the defeasance and covenant defeasance provisions of the Indenture described under "Discharge, Defeasance and Covenant Defeasance" below, will apply to the notes, including with respect to the covenants described in this prospectus.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We will be permitted under the Indenture to discharge specific obligations to the holders of the notes that have not already been delivered to the Trustee for cancellation by irrevocably depositing with the Trustee, in trust, funds in the currency in which the notes are payable in an amount sufficient to pay the entire indebtedness on the notes in respect of principal, and premium or Make-Whole Amount, if any, and interest to the date of the deposit, if the notes have become due and payable, or to the stated Maturity Date or redemption date, as the case may be.

     The Indenture also provides that we may elect either

          (a) to defease and be discharged from any and all obligations with respect to the notes other than the obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust ("defeasance") (Section 1402); or

          (b) to be released from our obligations with respect to the notes under specified sections of Article Ten of the Indenture relating to limitations on the incurrence of Debt, restrictions on distributions, our existence, maintenance of our properties, insurance, payment of taxes and other claims, provision of financial information, maintenance of unencumbered real estate assets and the incurrence of unsecured indebtedness by certain. subsidiaries and any omission to comply with these obligations shall not constitute an Event of Default with respect to the notes ("covenant defeasance") (Section 1403);

in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in the currency in which the notes are payable at stated maturity, or Government Obligations, or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of, and premium or Make-Whole Amount, if any, and interest on the notes or analogous payments thereon, on the scheduled due dates therefor.

     A trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel, as specified in the Indenture, to the effect that the Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities that are:

          (1) direct obligations of the United States of America or the government which issued the foreign currency in which the notes are payable, for the payment of which its full faith and credit is pledged; or

          (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the notes are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depositary receipt, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depositary receipt. (If we effect covenant defeasance with respect to any notes and these notes are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (3) under "Events of Default, Notice and Waiver" with respect to specified sections of Article Ten of the Indenture, which sections would no longer be applicable to the notes as a result of the covenant defeasance, the amount in the currency in which the notes are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the Default. We would remain liable, however, to make payment of the amounts due at the time of acceleration.)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The term "Event of Default," when used in the Indenture, means any one of the following events, whatever the reason for the Event of Default and whether or not it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

          (1) default in the payment of any interest upon the notes when the interest becomes due and payable, and continuance of the default for a period of 30 days;

          (2) default in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any note when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise;

          (3) default in the performance, or breach, of any of our covenants or warranties in the Indenture with respect to any note, other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the relevant section of the Indenture specifically dealt with, and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the Holders of at least 25% in principal amount of the notes, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the Indenture;

          (4) a default under any bond, debenture, note or other evidence of indebtedness of ours, or under any mortgage, indenture or other instrument of ours under which there may be issued or by which there may be secured any of our or our Subsidiaries' indebtedness, the repayment of which we have guaranteed or for which we are directly responsible or liable as obligor or guarantor on a full recourse basis, whether the indebtedness now exists or is hereafter created, which default constitutes a failure to pay an aggregate principal amount exceeding $10 million of the indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and has resulted in the indebtedness in an aggregate principal amount exceeding $10 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without the indebtedness having been discharged, or the acceleration having been rescinded or annulled, within a period of 10 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the Holders of at least 10% in principal amount of the outstanding notes, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a "Notice of Default" under the Indenture; or

          (5) specific events of bankruptcy, insolvency or reorganization (Section 501).

     If an Event of Default under the Indenture with respect to the notes at the time outstanding occurs and is continuing, other than Events of Default arising in connection with specific events of bankruptcy, insolvency or reorganization (in which case acceleration is automatic), then in every such case the Trustee or the Holders of not less than 25% of the principal amount of the outstanding notes may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the notes to be due and payable immediately by written notice thereof to us, and to the Trustee if given by the Holders. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the outstanding notes may, by written notice to us and the Trustee, rescind and annul the declaration and its consequences if:

          (a) we have deposited with the Trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes, plus specified fees, expenses, disbursements and advances of the Trustee; and

          (b) all Events of Default with respect to the notes, other than the non-payment of principal of, or premium or Make-Whole Amount, if any, or interest on the notes which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture (Section 502).

     The Holders of not less than a majority in principal amount of the notes of any series may waive any past default with respect to such series and its consequences, except a default:

          (1) in the payment of the principal of, or premium, if any, or interest payable on any note of that series; or

          (2) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each note of the affected series (Section 513).

     The Trustee will be required to give notice to the Holders of the notes within 90 days of the occurrence of a default under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of the notes of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on the notes, if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of the notice is in the interest of the Holders; provided, that in the case of any default or breach of a covenant or warranty under the Indenture as described in clause (3) of the first paragraph of this section "Events of Default, Notice and Waiver," no notice to Holders will be given until at least 60 days after the occurrence thereof. For purposes of this paragraph, the term "default" means any event which is, or after notice or lapse of time or both, would become, an Event of Default under the Indenture with respect to the notes (Section 601).

     The Indenture provides that no Holder of notes may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the outstanding notes of either series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of notes from instituting suit for the payment of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes on the respective due dates thereof (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of either series of notes then outstanding under the Indenture, unless the Holders have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of notes not joining therein and the Trustee may take any other action it deems proper not inconsistent with the direction given (Section 512).

     Within 120 days after the close of each fiscal year, we will be required to deliver to the Trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof (Section 1013).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of each series affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each note affected thereby:

          (a) change the stated maturity of the principal of, or premium or Make-Whole Amount, if any, on, or any installment of interest on, any note;

          (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of the notes, or adversely affect any right of repayment of the Holder of any notes;

          (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on the notes;

          (d) impair the right to institute suit for the enforcement of any payment on or with respect to the notes on or after the stated maturity of any note;

          (e) reduce the above-stated percentage in principal amount of outstanding notes the consent of whose Holders is necessary to modify or amend the Indenture, for any waiver with respect to the notes, or to waive compliance with specified provisions of the Indenture or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

          (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants, except to increase the required percentage to effect the action or to provide that specified other provisions of the Indenture may not be modified or waived without the consent of the Holder of each note (Section
     902).

The Holders of not less than a majority in principal amount of the notes have the right to waive compliance by us with specific covenants in the Indenture (Section 1015).

     Modifications and amendments of the Indenture may be permitted to be made by us and the Trustee without the consent of any Holder for any of the following purposes:

          (1) to evidence the succession of another person to us as obligor under the Indenture;

          (2) to add to our covenants for the benefit of the Holders of the notes or to surrender any right or power conferred upon us in the Indenture;

          (3) to add Events of Default for the benefit of the Holders of the notes;

          (4) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, notes in bearer form, or to permit or facilitate the issuance of notes in uncertificated form, provided that the action shall not adversely affect the interests of the Holders of the notes in any material respect;

          (5) to change or eliminate any provisions of the Indenture, provided that any change or elimination shall become effective only when the outstanding notes are not entitled to the benefit of that provision;

          (6) to secure the notes;

          (7) to establish the form or terms of the notes and any related coupons as permitted by the Indenture;

          (8) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the notes or facilitate the administration of the trust under the Indenture by more than one Trustee;

          (9) to cure any ambiguity, defect or inconsistency in the Indenture, provided that the action is not inconsistent with the provisions of the Indenture and will not adversely affect the interests of Holders of notes in any material respect; or

          (10) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the notes, provided that the action will not adversely affect the interests of the Holders of the notes in any material respect (Section 901).

     The Indenture contains provisions for convening meetings of the Holders of the notes (Section 1501). A meeting may be called at any time by the Trustee, and also will be called, upon request, by us or the Holders of at least 10% in principal amount of the outstanding notes, in any case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the outstanding notes of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specific percentage, which is less than a majority, in principal amount of the outstanding notes of a series may be adopted at a meeting or adjourned meeting duly reconvened and at which a quorum is present by the affirmative vote of the Holders of the specified percentage in principal amount of the outstanding notes of that series. Any resolution passed or decision taken at any meeting of Holders of the notes of either series duly held in accordance with the Indenture will be binding on all Holders of notes of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons entitled to vote a majority in principal amount of the outstanding notes of a series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver that may be given by the Holders of not less than a specified percentage in principal amount of the outstanding notes of a series, the persons entitled to vote the specified percentage in principal amount of the outstanding notes of that series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of Holders of notes of either series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all outstanding notes affected thereby, or the Holders of that series and the other series:

          (1) there will be no minimum quorum requirement for the meeting; and

          (2) the principal amount of the outstanding notes of the series that votes in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

FORM AND REGISTRATION

     The notes will be book-entry notes represented by one or more Global Notes. Each Global Note will be deposited with, or on behalf of, the depositary, which initially will be DTC, and registered in the name of the depositary or its nominee, Cede & Co.

     The following are summaries of specified rules and operating procedures of DTC that affect the payment of principal and interest and transfers in the Global Notes. Unless and until it is exchanged in whole or in part for notes in definitive form under the limited circumstances described below, the Global Notes may not be transferred except as a whole:

          (1) by DTC to a nominee of DTC;

          (2) by a nominee of DTC to DTC or another nominee of DTC; or

          (3) by DTC or any nominee to a successor or a nominee of the successor.

     Ownership of beneficial interests in the Global Notes will be limited to persons that have accounts with DTC for the Global Notes ("participants") or persons that may hold interests through participants. Upon the issuance of the Global Notes, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the notes represented by the Global Note beneficially owned by the participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Notes.

     So long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the notes represented by the Global Notes for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a Holder under the Indenture. We understand that under existing industry practices, if we request any action of Holders or if an owner of a beneficial interest in the Global Notes desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on interests represented by the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of us, the Trustee or any agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the Global Notes, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in. the Global Notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through the participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     If DTC is at any time unwilling or unable to continue as depository for the notes and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, we will issue the notes in definitive form in exchange for the Global Notes. Any notes issued in definitive form in exchange for the Global Notes will be registered in the name or names, and will be issued in denominations of $1,000 and integral multiples thereof, as DTC shall instruct the Trustee. It is expected that the instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Notes.

     Certificated notes will be issued in exchange for interests in the relevant Global Note under the limited circumstances described above.

     DTC has advised us of the following information regarding DTC. DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Any beneficial interest in a Global Note that is transferred for a beneficial interest in another Global Note will, upon transfer, cease to be an interest in the original Global Note and will become an interest in the other Global Note and, accordingly, will be subject to all transfer restrictions and other procedures applicable to beneficial interests in the other Global Note for as long as it remains a beneficial interest in that Global Note.

     The information in this subsection "-- Form and Registration" concerning the depositary and its bookentry systems has been obtained from sources we believe to be reliable, but we take not responsibility for its accuracy.

SETTLEMENT AND PAYMENT

     All payments of principal and interest in respect of the notes will be made by us in immediately available funds.

     Secondary market trading between DTC's participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

GOVERNING LAW

     The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

                                   MANAGEMENT

     As a limited partnership, our business and affairs are managed by our general partner, Sun Communities. The following table presents the names, ages, and positions of Sun Communities' directors and executive officers.

NAME                             AGE                              OFFICE
----                             ---                              ------
Gary A. Shiffman...............  48    Chairman, Chief Executive Officer, President and Director
Jeffrey P. Jorissen............  58    Executive Vice President, Treasurer, Chief Financial Officer
                                       and Secretary
Brian W. Fannon................  54    Executive Vice President and Chief Operating Officer
Jonathan M. Colman.............  47    Executive Vice President
Paul D. Lapides................  48    Director
Clunet R. Lewis................  56    Director
Ronald L. Piasecki.............  64    Director
Ted J. Simon...................  72    Director
Arthur A. Weiss................  54    Director

     The following is a biographical summary of the experience of Sun Communities' executive officers and directors.

     Gary A. Shiffman is the Chairman, President and Chief Executive Officer, and has been an executive officer of Sun Communities since its inception. He has been actively involved in the management, acquisition, construction and development of manufactured housing communities and has developed an extensive network of industry relationships over the past 18 years. He has overseen the land acquisition, rezoning, development and marketing of numerous manufactured home expansion projects.

     Jeffrey P. Jorissen has been Chief Financial Officer and Secretary since August 1993 and Treasurer since December 1993 and became Executive Vice President in March 2003. As a certified public accountant, he was with the international accounting firm of Coopers & Lybrand for sixteen years, including eight years as a partner. During his tenure at Coopers & Lybrand, Mr. Jorissen specialized in real estate and directed financial statement examinations of numerous public companies.

     Brian W. Fannon joined Sun Communities in May 1994 as Senior Vice President -- Operations and became Chief Operating Officer in 1995 and an Executive Vice President in March 2003. Prior to joining Sun Communities, he worked for Lautrec, Ltd., then the largest manufactured housing community owner-operator in the United States, where he was responsible for operations comprising 25,000 sites and 300 employees, and Quality Homes, Inc., its sales and marketing division. He joined that organization in 1978 as a regional manager and became President in 1986. Mr. Fannon was appointed by Governor Milliken to the Michigan Mobile Home Commission in 1977, the year of its inception. Subsequent appointments by Governors Blanchard and Engler have enabled Mr. Fannon to serve on such commission, including serving as its chairman from 1986 to 1994, and Mr. Fannon has again been serving as the chairman of the Michigan Mobile Home Commission since 1998. In 2002, Mr. Fannon was elected to the Board of Directors of the Manufactured Housing Institute and Mr. Fannon was elected to the RV/MH Hall of Fame in 2003.

     Jonathan M. Colman joined Sun Communities in 1994 as Vice
President -- Acquisitions and became Senior Vice President -- Acquisitions in 1995 and an Executive Vice President in March 2003. A certified public accountant, Mr. Colman has over eighteen years of experience in the manufactured housing community industry. He has been involved in the acquisition, financing and management of over 75 manufactured housing communities for two of the 10 largest manufactured housing community owners, including Uniprop, Inc. during its syndication of over $90 million in public limited partnerships in the late 1980s.

     Paul D. Lapides has been a director since December 1993. Mr. Lapides is Director of the Corporate Governance Center in the Michael J. Coles College of Business at Kennesaw State University, where he is an assistant professor of management and entrepreneurship. A certified public accountant, Mr. Lapides is the author or co-author of more than 100 articles and twelve books on real estate, management and directors' responsibilities. Mr. Lapides is a member of the Advisory Board of the National Association of Corporate Directors and served on the NACD's Blue Ribbon Commission on Audit Committees (1999). His real estate experience includes managing a $3 billion national portfolio of income-producing real estate consisting of 42,000 multi-family units and 1.6 million square feet of commercial space.

     Clunet R. Lewis has been a director since December 1993. Mr. Lewis also serves as President of CRL Enterprises, Inc. a private consulting firm. From 1995 until 2000, Mr. Lewis served in various positions with Eltrax Systems, Inc., a Nasdaq National Market System company, including Secretary, General Counsel, member of the Board of Directors and Chief Financial Officer. From 1989 until 1994, Mr. Lewis served as Secretary and General Counsel of Military Communications Center, Inc., a privately held company that provided retail telecommunications services to members of the United States Armed Services. From 1990 through 1991, Mr. Lewis was Managing Director of MCC Communications, Inc., a privately held company that provided international telecommunications services to members of the United States Armed Services serving in the Persian Gulf area during the Gulf War. Prior to 1993, Mr. Lewis was a shareholder at the Detroit law firm of Jaffe, Raitt, Heuer & Weiss, Professional Corporation.

     Ronald L. Piasecki has been a director since May 1996, upon completion of our acquisition of twenty-five manufactured housing communities (the "Aspen Properties") owned by affiliates of Aspen Enterprises, Ltd. ("Aspen"). Mr. Piasecki is the executive vice president and a director of Aspen, which he co-founded in 1973. Prior to our acquisition of the Aspen Properties, Aspen was one of the largest privately-held developers and owners of manufactured housing communities in the U.S. Mr. Piasecki serves as chairman of the board of directors of Kurdziel Industries, Inc., the world's largest producer of counter weights for the material handling industry, and Mr. Piasecki is a director of USOL Holdings, Inc. (Nasdaq: USOL), a provider of integrated telecommunications services.

     Ted J. Simon has been a director since December 1993. Since February 1999, Mr. Simon has been affiliated with Grand Sakwa Properties Inc., a real estate development company located in Farmington Hills, Michigan. From 1981 until January 1999, Mr. Simon was the Vice President-Real Estate (Midwest Group) of The Great Atlantic & Pacific Tea Company, Inc. and Mr. Simon was a Vice President-Real Estate and a director of Borman's Inc., a wholly owned subsidiary of The Great Atlantic & Pacific Tea Company, Inc. Mr. Simon is also a director of Clarkston State Bank, a wholly-owned subsidiary of Clarkston Financial Corporation (OTC BB: CKSB.OB).

     Arthur A. Weiss has been a director since October 1996. Since 1976, Mr. Weiss has practiced law with the law firm of Jaffe, Raitt, Heuer & Weiss, Professional Corporation ("JRH&W"), which represents us in various matters. Mr. Weiss is currently a shareholder of JRH&W.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH ORIGEN

     In December 2001, we made a $15.0 million equity investment in Origen, a financial services company that provides and services loans used by buyers to finance the acquisition of manufactured homes. As a result of this equity investment, we own approximately a 30% interest in Origen.

     Gary A. Shiffman, the Chairman of the Board, Chief Executive Officer and President of Sun Communities, is a manager of Origen. In addition, concurrently with our investment in Origen, Mr. Shiffman and members of his family purchased approximately a 10% equity interest in Origen for approximately $5.0 million. For certain tax reasons, we made our equity investment in Origen through a taxable REIT subsidiary ("TRS") which is wholly-owned by Sun Home Services. We contributed $15.0 million to Sun Home Services in connection with the Origen investment and own all of the non-voting preferred stock of Sun Home Services, which entitles us to 95% of the cash flow from the operating activities of Sun Home Services (including the operating activities of the TRS) and effectively an approximate 30% interest in Origen. Gary A. Shiffman and the Estate of Milton M. Shiffman (a former officer and director of Sun Communities) contributed approximately $790,000 to Sun Home Services in connection with the Origen investment and own all of the voting common stock of Sun Home Services, which entitles them to 5% of the cash flow from the operating activities of Sun Home Services (including the operating activities of the TRS) and effectively an approximate 1.6% interest in Origen. The balance of the Shiffman family's $5.0 million investment in Origen was made through a separate family owned entity which holds 8.4% of the Shiffman family's aggregate 10% interest. Arthur A. Weiss, a director of Sun Communities, is a personal representative of the Estate of Milton M. Shiffman. As a result of the ownership and management of Origen, Mr. Shiffman and Mr. Weiss may have a conflict of interest with respect to any transaction between Origen and us.

     Currently, we (together with one unaffiliated lender and one lender affiliated with Mr. Shiffman) provide financing to Origen. This financing consists of a $48.0 million standby line of credit and a $10.0 million term loan, each bearing interest at a per annum rate equal to 700 basis points over LIBOR, with a minimum interest rate of 11% and a maximum interest rate of 15%. This credit facility matures December 31, 2003 but is extendable automatically to December 31, 2004 upon the occurrence of certain events. This credit facility is collateralized by a security interest in Origen's assets, which is subordinate in all respects to all institutional indebtedness of Origen, and a guaranty and pledge of assets by Bingham.

     Under the terms of a participation agreement we entered into with the other lenders, we are obligated to loan up to $35.5 million to Origen under the credit facility, Milton M. Shiffman Spouse's Marital Trust (an entity affiliated with Mr. Shiffman) is obligated to loan up to $2.5 million to Origen and the unaffiliated lender is required to loan up to $20.0 million to Origen under the credit facility and we jointly administer the credit facility. Under the participation agreement, we are entitled to 43.75% of the first $40.0 million of proceeds from Origen upon repayment of the credit facility and $18.0 million of our advances to Origen are subordinate in all respects to the first $40.0 million of proceeds from Origen upon repayment of the credit facility.

     In March 2003, Origen financed a portfolio of approximately $200.0 million principal amount of manufactured home loans. As part of this financing, Origen contributed the manufactured home loans to a subsidiary and the subsidiary borrowed $160.0 million from a third-party institutional lender. The subsidiary plans to issue up to $40.0 million of equity securities and Mr. Shiffman and members of his family have committed to purchase $10.0 million of these securities through one or more affiliated entities. The proceeds of the loan and the investment will be used primarily to pay down Origen's existing warehouse facility and to permit Origen to continue to originate manufactured home loans and for general corporate purposes.

LOANS TO EXECUTIVE OFFICERS

     In 1995, Sun Communities issued Mr. Gary A. Shiffman, its Chief Executive Officer and President, 400,000 shares of common stock for $8,650,000 (the "Purchase Price"). The Purchase Price is evidenced by three (3) separate 10-year promissory notes that bear interest at a rate equal to six months' LIBOR plus 175 basis points, with a maximum interest rate of 9% per annum and a minimum interest rate of 6% per annum (the "Promissory Notes"). Two of the Promissory Notes (with an initial aggregate principal amount of approximately $7.6 million) are secured by approximately 270,000 shares of common stock of Sun Communities held by Mr. Shiffman (the "Secured Shares") and/or approximately 128,000 common partnership units in the Company (the "Secured Units") and the last Promissory Note (with an initial principal amount of approximately $1.0 million) is unsecured but fully recourse to Mr. Shiffman. Mr. Shiffman's personal liability on the secured Promissory Notes is limited to all accrued interest on such notes plus fifty percent (50%) of the deficiency, if any, after application of the proceeds from the sale of the Secured Shares and/or the Secured Units to the then outstanding principal balance of the Promissory Notes. The Promissory Notes provide for quarterly interest only payments and provide that all cash distributions and dividends paid to Mr. Shiffman on the Secured Shares and the Secured Units (the "Distributions") will first be applied toward the accrued and unpaid interest under the Promissory Notes and sixty percent (60%) of the remainder of the Distributions, if any, will be applied toward the outstanding principal balance of the Promissory Notes.

     In April 1997, we loaned Mr. Shiffman an additional $2,600,391 on terms substantially identical to the terms of the other loan to Mr. Shiffman, as described above, and such loan is secured by 80,000 shares of common stock of Sun Communities held by Mr. Shiffman (the promissory notes evidencing this loan, together with the Promissory Notes, are hereinafter referred to as the "Shiffman Notes"). On July 15, 2002, the due date of the Shiffman Notes was extended such that one-third of the principal balance becomes due on December 31, 2008, an additional one-third of the principal balance becomes due on December 31, 2009 and the balance of the Shiffman Notes becomes due on December 31, 2010. The largest aggregate indebtedness outstanding under the Shiffman Notes since January 1, 2002 was approximately $10,703,000. As of March 1, 2003, the amount outstanding under the Shiffman Notes was approximately $10,383,000.

     On April 8, 1996, Sun Communities completed a $122.8 million public offering of 4.7 million shares of its common stock (the "Equity Offering"). Jeffrey P. Jorissen, Sun Communities' Executive Vice President, Treasurer, Chief Financial Officer and Secretary, Brian W. Fannon, an Executive Vice President and the Chief Operating Officer, and Jonathan M. Colman, an Executive Vice President, collectively, purchased 20,000 shares of common stock in the Equity Offering at the public offering price of $26.125 per share. Such purchases in the Equity Offering were financed with loans from us on terms substantially identical to the terms of our loans to Mr. Shiffman described above. To date, each of Mr. Fannon and Mr. Colman have repaid, in full, their loans from us. The largest aggregate indebtedness outstanding under Mr. Jorissen's notes since January 1, 2002 was approximately $249,000 and, as of March 1, 2003, the amount outstanding under Mr. Jorissen's notes was approximately $249,000.

STOCK PURCHASE LOAN PROGRAM

     On December 15, 1998, certain directors, employees and consultants of Sun Communities purchased approximately $25.5 million of newly issued shares of common stock of Sun Communities and our common partnership units at a price of $31.75 per share/unit in accordance with our 1998 Stock Purchase Plan (the "Purchase Plan"). These purchases were financed by 5-year personal loans from Bank One Corporation, as agent, and participants in the Purchase Plan are personally responsible for repayment of their respective loans. In order to facilitate purchases under the Purchase Plan, we guaranteed repayment of all of the loans and the participants have agreed to fully indemnify us against all liabilities arising under such guaranty. The following executive officers and/or directors of Sun Communities purchased the following number of common partnership units under the Purchase Plan: Jonathan M. Colman (7,500 OP Units), Brian W. Fannon (30,000 OP Units), Jeffrey P. Jorissen (100,000 OP Units), Clunet R. Lewis (20,000 OP Units), Ronald L. Piasecki (17,000 OP Units), Gary A. Shiffman (170,000 OP Units) and Arthur A. Weiss (50,000 OP Units).

LEASE OF PRINCIPAL EXECUTIVE OFFICES

     On November 1, 2002, we leased approximately 31,300 rentable square feet of office space from American Center LLC and we have recently relocated our principal executive offices to this office space. Gary A. Shiffman, together with certain family members, indirectly own approximately a 21% equity interest in American Center LLC. This lease is for an initial term of five years and we have the right to extend the lease for an additional five year term. The annual base rent under this lease begins at $19.25 per square foot (gross) for the first lease year and increases $0.50 per square foot for each successive year of the initial term.

CONSULTING ARRANGEMENT WITH VOD

     During 2002, we paid VOD, LLC approximately $100,000 (representing approximately 75% of VOD's revenues for 2002) for consulting services with respect to our computer systems and cable and telecommunications services. Ronald L. Piasecki, a director of Sun Communities, is a manager of VOD and owns a 25% equity interest in VOD.

LEGAL COUNSEL

     The law firm of Jaffe, Raitt, Heuer & Weiss, P.C. acts as our general counsel and represents us in various matters. Arthur A. Weiss, a director of Sun Communities, is a shareholder of such firm.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of our policies with respect to investments, financing and certain other activities. These policies have been determined by the Board of Directors of Sun Communities, in its capacity as our general partner, and may be amended or revised from time to time at the discretion of the Board of Directors of Sun Communities without notice to or a vote of the stockholders of Sun Communities or our limited partners, except that changes in certain policies with respect to conflicts of interest must be consistent with legal requirements.

INVESTMENT POLICIES

     Investments in Real Estate or Interests in Real Estate. Our primary investment objectives are to increase cash flow and the value of our properties, and to acquire established income-producing manufactured housing community properties with cash flow growth potential. Additionally, where prudent and possible, we intend to expand and upgrade both our existing properties and any newly acquired communities. Our business is focused on the manufactured housing community business with the primary objective of owning and acquiring assets for income generation and long term appreciation in value. Although we have no present intention to sell any existing communities, we may consider selling certain manufactured housing community properties if appropriate in pursuing our investment strategies.

     We intend to achieve our investment objectives through the direct and indirect ownership of properties and the ownership of interests in other entities. We do not have a policy limiting the amount or percentage of assets that may be invested in any particular property or in any geographic area. We have emphasized the acquisition of existing manufactured housing community properties. We have and are engaged in limited development activities and may continue to do so in the future if we believe that the available financial returns are appropriate.

     We may also participate with third parties in manufactured housing community property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

     Investments in Real Estate Mortgages. While we emphasize equity real estate investments in manufactured housing community properties, we may, in our discretion, invest in mortgages and other interests related to manufactured housing community properties. We do not presently intend to invest to a significant extent in mortgages or deeds of trust, but may do so subject to the investment restrictions applicable to REITs. The mortgages in which we may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency.

     Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may also invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investment would be consistent with our investment policies. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act of 1940, and we intend to divest securities before any such registration would be required.

FINANCING POLICIES

     The indenture described in this prospectus restricts the amount of indebtedness that we may incur. See "Description of Exchange Notes -- Covenants" for a detailed description of the limitations imposed by the indenture. Independent of these financial covenants, we intend to maintain a debt-to-total market capitalization ratio (total debt as a percentage of the market value of outstanding shares of Sun Communities' common stock and our partnership units plus total debt) of approximately 50% or less. We may from time to time re-evaluate this policy in light of then current economic conditions, relative costs of debt and equity capital, market values of our properties, growth and acquisition opportunities and other factors. To the extent that the Board of Directors of Sun Communities determines to obtain additional capital, Sun Communities may raise such capital through equity offerings, debt financing, retention of cash flows or a combination of these methods. We anticipate that any additional borrowings would be made through us. As long as we are in existence, the proceeds of all equity capital raised by Sun Communities will be contributed to us in exchange for additional partnership interests, which will dilute the ownership interest of our limited partners.

     We may from time to time modify our debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of Sun Communities' common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our debt to total market capitalization ratio beyond the limits described above.

     We have established our debt policy relative to the total market capitalization of Sun Communities computed at the time the debt is incurred, rather than relative to the book value of those assets, because we believe that the book value of our assets, which is largely the depreciated value of our property portfolio, does not accurately reflect our ability to borrow and meet debt service requirements. Total market capitalization, however, is subject to greater fluctuation than book value, and does not necessarily reflect the fair market value of our assets at all times. Moreover, due to fluctuations in the value of our portfolio of properties over time, and since any measurement of our total consolidated indebtedness to total market capitalization is made only at the time debt is incurred, our debt to total market capitalization could exceed the 50% level.

CONFLICT OF INTEREST POLICIES

     We have adopted policies designed to eliminate or minimize potential conflicts of interest. In addition, Sun Communities' Board of Directors is subject to certain provisions of Maryland law that are designed to eliminate or minimize potential conflicts of interest. We cannot assure you that these policies always will be successful in eliminating the influence of those conflicts.

     Pursuant to Maryland law, each director will be subject to restrictions on misappropriation of partnership opportunities. In addition, under Maryland law, a contract or other transaction between us or Sun Communities and a director or between us or Sun Communities and any other corporation or other entity in which a director is a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the presence of the director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor of the transaction or contract if (a) the transaction or contract is authorized, approved or ratified by the board of directors or a committee of the board, after disclosure of the common directorship or interest, by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or by a majority of the votes cast by disinterested stockholders, or (b) the transaction or contract is fair and reasonable to us.

     Some of our directors and officers may be subject to certain conflicts of interest in fulfilling their responsibilities to us. See "Risk Factors -- Some of our directors and officers may have conflicts of interest with respect to certain related party transactions and other business interests". All of the executive officers of Sun Communities have entered into noncompetition agreements with Sun Communities containing covenants limiting the ability of the executives to engage in the manufactured home community business and the real estate business.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     We may, but do not presently intend to, make investments other than as previously described. All investments (other than short-term investments) are expected to relate to the manufactured housing community business. At all times, we intend to make investments in the manner necessary for Sun Communities to qualify as a REIT unless, because of circumstances or changes in the Code (or the regulations promulgated thereunder), the Board of Directors determines that it is no longer in the best interests of Sun Communities to qualify as a REIT. We have authority to offer units of limited partnership interests or other securities in exchange for property. We also have authority to repurchase or otherwise reacquire our units or any other securities. We may engage in such activities in the future. Sun Communities may in the future issue shares of its common stock to holders of our units of limited partnership interest upon exercise of such holders' rights under our partnership agreement. We have made loans to other entities and persons and may in the future make loans to other parties, including without limitation, to joint ventures in which we participate. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor have we invested in the securities of other issuers for the purposes of exercising control, and do not intend to do so. Our policies with respect to such activities may be reviewed and modified from time to time by Sun Communities' directors without notice to or the vote of its stockholders or our partners.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

     The following discussion is based on the opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, our tax counsel, as to the material federal income tax consequences expected to result to you if you exchange your unregistered notes for exchange notes in the exchange offer. This discussion is based on:

     - the facts described in the registration statement of which this prospectus is a part;

     - the Internal Revenue Code of 1986, as amended;

     - current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

     - the legislative history of the Internal Revenue Code;

     - current administrative interpretations and practices of the Internal Revenue Service; and

     - court decisions,

all as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the Internal Revenue Service, and we have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the exchange of unregistered notes for the exchange notes.

     Some holders may be subject to special rules not discussed below, including, without limitation:

     - insurance companies;

     - financial institutions or broker-dealers;

     - tax-exempt organizations;

     - stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction, or as part of a position in a straddle for tax purposes;

     - foreign corporations or partnerships; and

     - persons who are not citizens or residents of the United States.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING YOUR UNREGISTERED NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

EXCHANGE OFFER

     The exchange of unregistered notes for exchange notes will be treated as a "non-event" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the unregistered notes. Therefore, no material federal income tax consequences will result to you from exchanging unregistered notes for exchange notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes where the unregistered notes were received as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale, offer to resell or other transfers of its exchange notes including the delivery of a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of exchange notes received in exchange for unregistered notes where the unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the letter of transmittal for use in connection with any resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer (including, subject to certain limitations, the reasonable fees and expenses of one counsel for the holders of the unregistered notes) other than commissions or concessions of any broker dealer. We will indemnify the holders of unregistered notes, including any broker-dealers, and specific parties related to such holders, against specific liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes offered in this prospectus, the description of federal income tax matters contained in this prospectus and other specified legal matters will be passed upon for us by Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Detroit, Michigan. Arthur A. Weiss, who is currently a member of the board of directors of Sun Communities, is a shareholder of Jaffe, Raitt, Heuer & Weiss, Professional Corporation.

                                    EXPERTS

     The audited financial statements of Sun Communities Operating Limited Partnership included in this prospectus, except as they relate to Origen Financial, L.L.C., have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears herein, and insofar as they relate to Origen Financial, L.L.C., have been audited by Grant Thornton LLP, independent accountants, whose report thereon is incorporated by reference herein. The audited financial statements of Sun Communities, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K of Sun Communities, Inc. for the year ended December 31, 2002, except as they relate to Origen Financial, L.L.C., have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference herein, and insofar as they relate to Origen Financial, L.L.C., have been audited by Grant Thornton LLP, independent accountants, whose report thereon is incorporated by reference herein. Such financial statements have been so included or incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The audited financial statements of Sun Home Services, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10K/A of Sun Communities Operating Limited Partnership for the year ended December 31, 2002, except as they relate to Origen Financial, LLC, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference herein, and insofar as they relate to Origen Financial, LLC, have been audited by Grant Thornton, LLC, whose report is incorporated by reference herein. Such financial statements have been so included or incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP
                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

                                                              PAGE
                                                              ----
Unaudited Financial Statements:
  Consolidated Balance Sheets as of March 31, 2003
     (unaudited) and December 31, 2002......................   F-2
  Consolidated Statements of Income for the Three Months
     Ended March 31, 2003 and 2002 (unaudited)..............   F-3
  Consolidated Statements of Comprehensive Income for the
     three months Ended March 31, 2002 and March 31, 2002
     (unaudited)............................................   F-4
  Consolidated Statements of Cash Flows for the Three Months
     Ended March 31, 2003 and 2002 (unaudited)..............   F-5
  Notes to Consolidated Financial Statements (unaudited)....   F-6

Report of Independent Accountants...........................  F-12
Audited Financial Statements:
  Consolidated Balance Sheets as of December 31, 2002 and
     2001...................................................  F-13
  Consolidated Statements of Income for the Years Ended
     December 31, 2002, 2001 and 2000.......................  F-14
  Consolidated Statements of Comprehensive Income for the
     Years Ended December 31, 2002, 2001 and 2000...........  F-15
  Consolidated Statements of Partners' Capital for the Years
     Ended December 31, 2002, 2001 and 2000.................  F-16
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2002, 2001 and 2000.......................  F-17
  Notes to Consolidated Financial Statements................  F-18
Schedule III -- Real Estate and Accumulated Depreciation....  F-31

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2003 AND DECEMBER 31, 2002

                                                                 2003         2002
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                                                                    (UNAUDITED)
                                       ASSETS
Investment in rental property, net..........................  $  997,193   $  999,360
Cash and cash equivalents...................................       3,339        2,664
Notes and other receivables.................................      59,368       58,929
Investments in and advances to affiliates...................      72,405       67,719
Other assets................................................      37,336       37,904
                                                              ----------   ----------
       Total assets.........................................  $1,169,641   $1,166,576
                                                              ==========   ==========
                          LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Line of credit............................................  $   76,500   $   63,000
  Debt......................................................     595,833      604,373
  Accounts payable and accrued expenses.....................      13,809       16,120
  Deposits and other liabilities............................       9,801        8,461
                                                              ----------   ----------
       Total liabilities....................................     695,943      691,954
                                                              ----------   ----------
Series B Cumulative Preferred Operating Partnership Units
  ("Series B Units"), mandatory redeemable, 279 and 237
  issued and outstanding for 2003 and 2002, respectively....      22,365       18,195
Preferred Operating Partnership Units ("POP Units"),
  convertible, redeemable, 1,326 issued and outstanding.....      35,783       35,783
Partners' Capital:
  Series A Perpetual Preferred Operating Partnership Units,
     ("Series A Units") unlimited authorized, 2,000 issued
     and outstanding........................................      50,000       50,000
  Operating Partnership ("OP Units") unlimited authorized,
     20,660 and 20,662 issued and outstanding for 2003 and
     2002, respectively
     General partner........................................     328,432      332,605
     Limited partners.......................................      47,709       48,512
  Accumulated other comprehensive loss......................      (2,290)      (1,851)
  Unearned compensation.....................................      (8,301)      (8,622)
                                                              ----------   ----------
       Total partners' capital..............................     415,550      420,644
                                                              ----------   ----------
       Total liabilities and partners' capital..............  $1,169,641   $1,166,576
                                                              ----------   ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                       CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

                                                                2003        2002
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               FOR PER SHARE DATA)
                                                                   (UNAUDITED)
                                      ASSETS
REVENUES:
  Income from property......................................   $41,755     $39,171
  Other income..............................................     2,942       1,919
                                                               -------     -------
       Total revenues.......................................    44,697      41,090
                                                               -------     -------
EXPENSES:
  Property operating and maintenance........................    10,217       8,351
  Real estate taxes.........................................     3,026       2,552
  Property management.......................................       754         758
  General and administrative................................     1,619       1,319
  Depreciation and amortization.............................    10,769       9,113
  Interest..................................................     8,760       7,846
                                                               -------     -------
       Total expenses.......................................    35,145      29,939
                                                               -------     -------
Income before loss from equity affiliates, distributions to
  Preferred OP Units, and discontinued operations...........     9,552      11,151
Loss from equity affiliates.................................      (171)       (222)
                                                               -------     -------
Income before distribution to Preferred OP Units and
  discontinued operations...................................     9,381      10,929
                                                               -------     -------
Less distribution to Preferred OP Units.....................     2,128       1,919
                                                               -------     -------
Income from continuing operations...........................     7,253       9,010
Income from discontinued operations.........................        --         322
                                                               -------     -------
Earnings attributable to OP Units...........................   $ 7,253     $ 9,332
                                                               =======     =======
Earnings attributable to:
  Continuing operations:
    General Partner.........................................   $ 6,343     $ 7,834
    Limited Partner.........................................       910       1,176
  Discontinued operations:
    General Partner.........................................        --         280
    Limited Partner.........................................        --          42
                                                               -------     -------
                                                               $ 7,253     $ 9,332
                                                               =======     =======
Basic earnings per OP Unit outstanding:
  Continuing operations.....................................   $  0.36     $  0.45
  Discontinued operations...................................        --        0.02
                                                               -------     -------
  Net income................................................   $  0.36     $  0.47
                                                               =======     =======
Diluted earnings per OP Unit outstanding:
  Continuing operations.....................................   $  0.35     $  0.44
  Discontinued operations...................................        --        0.02
                                                               -------     -------
  Net income................................................   $  0.35     $  0.46
                                                               =======     =======
Weighted average OP Units outstanding:
  Basic.....................................................    20,342      19,921
                                                               =======     =======
  Diluted...................................................    20,468      20,137
                                                               =======     =======

   The accompanying notes are an integral part of the consolidated financial statements.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

                                                                 2003          2002
                                                               --------      --------
                                                               (AMOUNTS IN THOUSANDS)
                                                                    (UNAUDITED)
Earning attributable to OP Units............................    $7,253        $9,332
Unrealized losses on interest rate swaps....................      (439)           --
                                                                ------        ------
Comprehensive income........................................    $6,814        $9,332
                                                                ======        ======

   The accompanying notes are an integral part of the consolidated financial statements

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

                                                                2003       2002
                                                              --------   --------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Earnings attributed to OP Units...........................  $  7,253   $  9,332
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Operating income included in discontinued operations...        --         11
     Loss from discontinued operations......................        --       (322)
     Depreciation and amortization..........................    10,769      9,113
     Amortization of deferred financing costs...............       318        247
  Increase in other assets..................................    (1,745)    (1,271)
  Increase (decrease) in accounts payable and other
     liabilities............................................      (971)     1,775
                                                              --------   --------
       Net cash provided by operating activities............    15,624     18,885
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in rental properties...........................    (6,708)   (42,728)
  Proceeds related to property dispositions.................        --      3,288
  Investment in and advances to affiliates..................    (4,937)     7,380
  Repayments of (increases in) notes receivable, net........      (368)     4,744
                                                              --------   --------
       Net cash used in financing activities................   (12,013)   (27,316)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on line of credit, net.........................    13,500     35,000
  Repayments on notes payable and other debt................    (4,370)   (14,227)
  Payments for deferred financing costs.....................       (83)        --
  Capital contributions.....................................        --      1,891
  Distributions.............................................   (11,983)   (11,095)
                                                              --------   --------
       Net cash provided by (used in) investing
        activities..........................................    (2,936)     8,569
                                                              --------   --------
  Net increase in cash and cash equivalents.................       675        138
  Cash and cash equivalents, beginning of period............     2,664      4,587
                                                              --------   --------
  Cash and cash equivalents, end of period..................  $  3,339   $  4,725
                                                              ========   ========
SUPPLEMENTAL INFORMATION:
  Cash paid for interest including capitalized amounts of
     $664 and $675 for the three months ended March 31, 2003
     and 2002, respectively.................................  $  7,371   $  5,997
  Noncash investing and financing activities:
     Preferred OP Units issued for rental properties........  $     --   $  4,500
     Debt assumed for rental properties.....................  $     --   $  6,813
     Issuance of partnership units to retire capitalized
      lease obligations.....................................  $  4,170   $     --

   The accompanying notes are an integral part of the consolidated financial statements

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION:

     These unaudited condensed consolidated financial statements of Sun Communities Operating Limited Partnership (the "Company"), have been prepared pursuant to the Securities and Exchange Commission ("SEC") rules and regulations and should be read in conjunction with the consolidated financial statements and notes thereto of the Company included in the Annual Report on Form 10-K for the year ended December 31, 2002. The following notes to consolidated financial statements present interim disclosures as required by the SEC. The accompanying consolidated financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

     Sun Communities, Inc. ("Sun"), a self-administered and self-managed REIT with no independent operations of its own, is the sole general partner of the Company. As general partner, Sun has unilateral control and complete responsibility for management of the Company. The balance sheet of Sun as of March 31, 2003 is identical to the accompanying Company balance sheet, except as follows:

                                                   AS PRESENTED
                                                      HEREIN                     SUN COMMUNITIES, INC.
                                                  MARCH 31, 2003   ADJUSTMENTS      MARCH 31, 2003
                                                  --------------   -----------   ---------------------
                                                                     (IN THOUSANDS)
Notes and other receivables.....................    $   59,368      $  (2,600)        $   56,768
                                                    ==========      =========         ==========
Total assets....................................    $1,169,641      $  (2,600)        $1,167,041
                                                    ==========      =========         ==========
Minority interests..............................            --      $ 155,857         $  155,857
Series B Units..................................    $   22,365      $  22,365
POP Units.......................................        35,783        (35,783)
Series A Units..................................        50,000        (50,000)
General partner.................................       328,432       (328,432)
Limited partners................................        47,709        (47,709)
Common stock....................................                          183         $      183
Additional paid-in capital......................                      420,599            420,599
Distributions in excess of accumulated
  earnings......................................                      (77,934)           (77,934)
Officers' notes.................................                      (10,632)           (10,632)
Unearned compensation...........................        (8,301)            --             (8,301)
Accumulated other comprehensive loss............        (2,290)            --             (2,290)
Treasury Stock..................................            --         (6,384)            (6,384)
                                                    ----------      ---------         ----------
Partners' capital/Stockholder's equity..........    $  415,550      $  (2,600)        $  315,241
                                                    ==========      =========         ==========
Total liabilities and partners'
  capital/Stockholders' equity..................    $1,169,641      $  (2,600)        $1,167,041
                                                    ==========      =========         ==========

2.  INVESTMENTS IN AND ADVANCES TO AFFILIATES:

     Sun Home Services, Inc. ("SHS") sells and rents new and used homes in our communities, manages a golf course, and provides activities and other services and facilities for our residents. The Company owns one hundred percent (100%) of the outstanding preferred stock of SHS, is entitled to ninety-five percent (95%) of the operating cash flow, and accounts for its investment utilizing the equity method of accounting. The

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP common stock is owned by one officer of Sun and the estate of a former officer of Sun who collectively are entitled to receive five percent (5%) of the operating cash flow.

     Bingham Financial Services Corporation ("BFSC") was formed by the Company in 1997 in response to demand for financing from purchasers and residents in the Company's communities. As BFSC's business developed, its objectives and opportunities expanded and the Company concluded that its business could be operated and grown more effectively as a separate public entity. BFSC's initial public offering occurred in November 1997. The Company has continued to provide financial support to BFSC. In December 2001, the Company, through SHS, made a $15 million equity investment in a newly formed company Origen Financial, L.L.C., that was merged with Origen Financial, Inc., subsidiary of BFSC, as part of the recapitalization of BFSC. As a result of this equity investment, the Company owns approximately a thirty percent (30%) interest in the surviving company ("Origen"), which company holds all of the operating assets of BFSC and its subsidiaries. The Company wrote-off its remaining equity investment in Origen of $13.6 million in the fourth quarter of 2002.

     Through Sun Home Services, the Company and two other participants (one unaffiliated and one affiliated with Gary A. Shiffman, the Company's Chief Executive Officer and President) continue to provide financing to Origen and are subject to the risks of being a lender. These risks include the risks relating to borrower delinquency and default and the adequacy of the collateral for such loans. This financing consists of a $48 million line of credit and a $10 million term loan of which the Company's commitment is $35.5 million ($35.2 million and $33.6 million was outstanding as of March 31, 2003 and December 31, 2002, respectively). The line bears interest at a per annum rate equal to 700 basis points over LIBOR, with a minimum interest rate of 11 percent and a maximum interest rate of 15 percent. Of the Company's $35.5 million participation, $18 million is subordinate in all respects to the first $40.0 million funded under the facility by the three participants. This line of credit is collateralized by a security interest in Origen's assets, which is subordinate in all respects to all institutional indebtedness of Origen, and a guaranty and pledge of assets by BFSC.

     Summarized combined financial information of the Company's equity investments as of March 31, 2003, SHS and Origen, are presented below before elimination of intercompany transactions.

Revenues....................................................   $ 14,393
Expenses....................................................    (16,364)
Net income (loss)...........................................   $ (1,971)
                                                               ========
Sun's equity income (loss)..................................   $   (171)
                                                               ========

3.  RENTAL PROPERTY:

     The following summarizes rental property (in thousands):

                                                              MARCH 31,    DECEMBER 31,
                                                                 2003          2002
                                                              ----------   ------------
Land........................................................  $  103,590    $  101,926
Land improvements and buildings.............................   1,006,500       999,540
Furniture, fixtures, equipment..............................      26,517        26,277
Land held for future development............................      33,343        34,573
Property under development..................................      11,595        12,521
                                                              ----------    ----------
                                                               1,181,545     1,174,837
Accumulated depreciation....................................    (184,352)     (175,477)
                                                              ----------    ----------
  Rental property, net......................................  $  997,193    $  999,360
                                                              ==========    ==========

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

     During the three months ended March 31, 2003, the Company did not acquire any rental properties.

4.  NOTES AND OTHER RECEIVABLES (AMOUNTS IN THOUSANDS):

                                                              MARCH 31,   DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
Mortgage and other notes receivable, primarily with minimum
  monthly interest payments at LIBOR based floating rates of approximately LIBOR + 3.0%, maturing at various dates
  through August 2008, substantially collateralized by
  manufactured home communities.............................   $39,386      $38,420
Installment loans on manufactured homes with interest
  payable monthly at a weighted average interest rate and
  maturity of 8.2% and 20 years, respectively...............    11,431       11,633
Other receivables...........................................     5,951        6,276
Two notes of an officer of Sun, both of which (i) bear
  interest at LIBOR + 1.75%, with a minimum and maximum
  interest rate of 6% and 9%, respectively, and (ii) become
  due in three equal installments on each of December 31,
  2008, 2009 and 2010 (with certain prepayment obligations);
  and one of which is limited in recourse to 40,000 shares
  of Sun's common stock and 50% of any deficiency after
  application of the proceeds of the sale of such shares....     2,600        2,600
                                                               -------      -------
                                                               $59,368      $58,929
                                                               =======      =======

     At March 31, 2003 the maturities of mortgage and other notes receivables are approximately as follows: 2003 -- $1.5 million; 2004 -- $19.4 million; 2006 -- $3.8 million; 2008 and after -- $14.7 million.

5.  DEBT:

     The following table sets forth certain information regarding debt (in thousands):

                                                              MARCH 31,   DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
Bridge loan, at variable interest rate (2.617% at December
  31, 2002), due April 30, 2003.............................  $ 48,000      $ 48,000
Senior notes, interest at 7.625%, due May 1, 2003. .........    85,000        85,000
Callable/redeemable notes, interest at 6.77%, due May 14,
  2015, callable/redeemable May 16, 2005....................    65,000        65,000
Senior notes, interest at 6.97%, due December 3, 2007.......    35,000        35,000
Senior notes, interest at 8.20%, due August 15, 2008........   100,000       100,000
Collateralized term loan, due to FNMA, at variable interest
  rate (2.17% at December 31, 2002) due May 2007,
  convertible to a 5 to 10 year fixed rate loan.............   152,363       152,363
Collateralized term loan, interest at 7.01%, due September
  9, 2007...................................................    42,062        42,206
Capitalized lease obligations, interest at 6.1%, due January
  1, 2004...................................................     9,804        16,438
Mortgage notes, other.......................................    58,604        60,366
                                                              --------      --------
                                                              $595,833      $604,373
                                                              ========      ========

     The collateralized term loans totaling $194,425 at March 31, 2003 are secured by 22 properties comprising approximately 10,600 sites. The capitalized lease obligations and mortgage notes are collateralized by 12 communities comprising approximately 3,900 sites. At the lease expiration date of the capitalized leases

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP the Company has the right and intends to purchase the properties for the amount of the then outstanding lease obligation. One of the capitalized lease obligations matured on January 1, 2003 and was paid by the issuance of 41,700 Preferred OP Units, cash of approximately $860,000 and the assumption of approximately $1,570,000 of debt, which was immediately retired.

     The initial term of the variable rate FNMA debt is five years. The Company has the option to extend such variable rate borrowings for an additional five years and/or convert them to fixed rate borrowings with a term of five or ten years, provided that in no event can the term of the borrowings exceed fifteen years.

     The Company has a $105 million unsecured line of credit of which $28.5 million was available to be drawn at March 31, 2003. Borrowings under the line of credit bear interest at the rate of LIBOR plus 0.85% and mature July 2, 2005 with a one-year extension at the Company's option. The average interest rate of outstanding borrowings under the line of credit at March 31, 2003 was 2.14 percent.

     Subsequent to March 31, 2003 the Company issued $150 million of 5.75 percent senior notes, due April 15, 2010, in a private offering and used the proceeds from the offering to retire the bridge loan of $48 million and senior notes of $85 million due on April 30 and May 1, 2003, respectively. The remaining $17 million was used to pay down the Company's line of credit. Subsequent to May 15, 2003 the Company intends to file a registration statement to exchange the unregistered notes for registered notes with substantially identical terms.

     The Company is the guarantor of $22.7 million in personal bank loans maturing in 2004, made to directors, employees and consultants to purchase Sun's common stock and OP units pursuant to the Company's Stock Purchase Plan. No compensation expense was recognized in respect to the guarantees as the fair value thereof was not material nor have there been any defaults.

6.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES:

     The Company has entered into four derivative contracts consisting of three interest rate swap agreements and an interest rate cap agreement. The Company's primary strategy in entering into derivative contracts is to minimize the variability that changes in interest rates could have on its future cash flows. The Company generally employs derivative instruments that effectively convert a portion of its variable rate debt to fixed rate debt and to cap the maximum interest rate on its variable rate borrowings. The Company does not enter into derivative instruments for speculative purposes.

     The swap agreements are effective April 2003, and have the effect of fixing interest rates relative to a collateralized term loan due to FNMA. One swap matures in July 2009, with an effective fixed rate of 4.93 percent. A second swap matures in July 2012, with an effective fixed rate of 5.37 percent. The third swap matures in July 2007, with an effective fixed rate of 3.97 percent. The third swap is effective as long as LIBOR is 7 percent or lower. The interest rate cap agreement is effective April 2003 at a cap rate of 9.49 percent. The notional increases over three months from $12.9 million to a final notional of $152.4 million and has a termination date of April 3, 2006.

     The Company has designated the first two swaps and the interest rate cap as cash flow hedges for accounting purposes. These three hedges were highly effective and had minimal effect on income. The third swap does not qualify as a hedge for accounting purposes and, accordingly, the entire change in valuation of $0.21 million is reflected as a component of interest expense in the statements of income for the three months ended March 31, 2003.

     In accordance with SFAS No. 133, the "Accounting for Derivative Instruments and Hedging Activities," which requires all derivative instruments to be carried at fair value on the balance sheet, the Company has recorded a liability of $3.0 million and $2.3 million as of March 31, 2003 and December 31, 2002, respectively.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

     These valuation adjustments will only be realized if the Company terminates the swaps prior to maturity. This is not the intent of the Company and, therefore, the net of valuation adjustments through the various maturity dates will approximate zero.

7.  OTHER INCOME:

     The components of other income are as follows for the periods ended March 31, 2003 and 2002 (in thousands):

                                                               2003     2002
                                                              ------   ------
Interest income.............................................  $2,763   $1,258
Other income................................................     179      661
                                                              ------   ------
                                                              $2,942   $1,919
                                                              ======   ======

8.  EARNINGS PER OP UNIT (IN THOUSANDS):

                                                              FOR THE THREE MONTHS
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
Earnings used for basic and diluted earnings per OP unit
  computation:..............................................   $ 7,253     $ 9,332
Total units used for basic earnings per OP unit.............    20,342      19,921
Dilutive securities:
  Stock options and other...................................       126         216
Total units used for diluted earnings per OP unit
  computation...............................................   $20,468     $20,137

     Diluted earnings per OP unit reflect the potential dilution that would occur if securities were exercised or converted into OP units.

9.  RECENT ACCOUNTING PRONOUNCEMENTS:

     In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. In addition, all provisions of this Statement should be applied prospectively. The provisions of this Statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. The adoption of this Statement is not expected to have a significant impact on the financial position or results of the operations of the Company.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." The objective of this interpretation is to provide guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, non-controlling interests and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the VIE's expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance with respect to VIEs created after January 31, 2003 and to VIEs in which a company

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP obtains an interest after that date. The provisions of this interpretation apply in the first interim period beginning after June 15, 2003 (i.e., third quarter of 2003) to VIEs in which a company holds a variable interest that it acquired before February 1, 2003. The Company is in the process of assessing whether it has an interest in any VIEs which may require consolidation in the third quarter of 2003 pursuant to FIN 46. Entities that may be identified as VIEs include SHS and Origen.

     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which provides guidance on how to transition from the intrinsic value method of accounting for stock-based employee compensation under APB 25 to SFAS 123's fair value method of accounting, if a company so elects, and adds interim and annual disclosure. The Company has elected not to adopt the fair value method of accounting for stock-based employee compensation but has adopted the disclosure requirements of SFAS 148.

     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 clarifies disclosures that are required to be made certain guarantees and establishes a requirement to record a liability at fair value for certain guarantees at the time of the guarantee's issuance. The disclosure requirements of FIN 45 have been applied in these financial statements. The requirement to record a liability applies to guarantees issues or modified after December 31, 2002. The adoption of this standard did not have a significant impact on the financial position or results of operations of the Company.

     In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. The statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a significant impact on the financial position or results of operations of the Company.

10.  CONTINGENCIES

     On April 9, 2003, T.J. Holdings, LLC ("TJ Holdings"), a member of Sun/Forest, LLC ("Sun/Forest") (which, in turn, owns an equity interest in SunChamp LLC), filed a complaint against the Company, SunChamp LLC, certain other affiliates of the Company and two directors of Sun Communities, Inc. in the Superior Court of Guilford County, North Carolina. The complaint alleges that the defendants wrongfully deprived the plaintiff of economic opportunities that they took for themselves in contravention of duties allegedly owed to the plaintiff and purports to claim damages of $13.0 million plus an unspecified amount for punitive damages. The Company believes the complaint and the claims threatened therein have no merit and will defend it vigorously.

     The Company is involved in various other legal proceedings arising in the ordinary course of business. All such proceedings, taken together, are not expected to have a material adverse impact in our results of operations or financial condition.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of Sun Communities
Operating Limited Partnership

     In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of Sun Communities Operating Limited Partnership and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, based on our audits and the report of the other auditors, the financial statement schedule listed in the index appearing on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We did not audit the financial statements of Origen Financial, L.L.C., an investee of the Company, which statements reflect total assets of $227,748,000 at December 31, 2002 and total revenues of $20,835,000 for the year ended December 31, 2002. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Origen Financial, L.L.C., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     As discussed in Note 11 to the consolidated financial statements, on January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

                                            /s/ PRICEWATERHOUSECOOPERS LLP
                                          --------------------------------------
                                                PricewaterhouseCoopers LLP

Detroit, Michigan
March 12, 2003

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                                                 2002         2001
                                                              -----------   ---------
                                                              (AMOUNTS IN THOUSANDS)
                           ASSETS
Investment in rental property, net..........................  $  999,360    $829,174
Cash and cash equivalents...................................       2,664       4,587
Notes and other receivables.................................      58,929      78,132
Investments in and advances to affiliates...................      67,719      55,451
Other assets................................................      37,904      29,705
                                                              ----------    --------
     Total assets...........................................  $1,166,576    $997,049
                                                              ==========    ========
             LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Line of credit............................................  $   63,000    $ 93,000
  Debt......................................................     604,373     402,198
  Accounts payable and accrued expenses.....................      16,120      17,683
  Deposits and other liabilities............................       8,461       8,929
                                                              ----------    --------
     Total liabilities......................................     691,954     521,810
                                                              ----------    --------
Series B Cumulative Preferred Operating Partnership Units
  ("Series B Units"), mandatory redeemable, 237 and 82
  issued and outstanding for 2002 and 2001, respectively....      18,195       8,175
Preferred Operating Partnership Units ("POP Units"),
  redeemable, 1,326 issued and outstanding..................      35,783      35,783
Partners' Capital:
  Series A Perpetual Preferred Operating Partnership Units,
     ("Series A Units") unlimited authorized, 2,000 issued
     and outstanding........................................      50,000      50,000
  Operating Partnership ("OP Units") unlimited authorized,
     20,662 and 20,173 issued and outstanding in 2002 and
     2001, respectively
     General partner........................................     332,605     339,240
     Limited partners.......................................      48,512      49,040
Unearned compensation.......................................      (8,622)     (6,999)
Accumulated other comprehensive loss........................      (1,851)         --
                                                              ----------    --------
     Total partners' capital................................     420,644     431,281
                                                              ----------    --------
     Total liabilities and partners' capital................  $1,166,576    $997,049
                                                              ----------    --------

   The accompanying notes are an integral part of the consolidated financial statements.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                               (AMOUNTS IN THOUSANDS EXCEPT
                                                                    FOR PER UNIT DATA)
REVENUES
  Income from property......................................  $151,612   $138,687   $132,129
  Other income..............................................    10,684     14,401     13,498
                                                              --------   --------   --------
      Total revenues........................................   162,296    153,088    145,627
                                                              --------   --------   --------
EXPENSES
  Property operating and maintenance........................    33,387     28,972     28,408
  Real estate taxes.........................................    10,542      9,492      9,083
  Property management.......................................     2,502      2,746      2,934
  General and administrative................................     5,220      4,627      4,079
  Depreciation and amortization.............................    38,525     33,320     30,487
  Interest..................................................    32,375     31,016     29,651
                                                              --------   --------   --------
      Total expenses........................................   122,551    110,173    104,642
                                                              --------   --------   --------
Income before equity income (loss) from affiliates,
  distributions to Preferred OP Units, discontinued
  operations, and gain from property dispositions, net......    39,745     42,915     40,985
Equity income (loss) from affiliates........................   (16,627)       131        607
                                                              --------   --------   --------
Income before distributions to Preferred OP Units,
  discontinued operations and gain from property
  dispositions, net.........................................    23,118     43,046     41,592
Less distributions to Preferred OP Units....................     7,803      8,131      7,826
                                                              --------   --------   --------
Income before discontinued operations and gain from property
  dispositions, net.........................................    15,315     34,915     33,766
Income (loss) from discontinued operations..................       322        (75)       (89)
Gain from property dispositions, net........................        --      4,275      4,801
                                                              --------   --------   --------
Earnings attributable to OP Units...........................  $ 15,637   $ 39,115   $ 38,478
                                                              ========   ========   ========
Earnings attributed to:
  Continuing Operations:
    General Partner.........................................  $ 13,312   $ 33,975   $ 33,371
    Limited Partners........................................     2,003      5,215      5,196
  Discontinued Operations:
    General Partner.........................................       280        (65)       (77)
    Limited Partners........................................        42        (10)       (12)
                                                              --------   --------   --------
                                                              $ 15,637   $ 39,115   $ 38,478
                                                              ========   ========   ========
Basic earnings per OP Unit outstanding:
  Continuing operations.....................................  $   0.76   $   1.96   $   1.92
  Discontinued operations...................................      0.01         --         --
                                                              --------   --------   --------
  Net income................................................  $   0.77   $   1.96   $   1.92
                                                              ========   ========   ========
Diluted earnings per OP Unit outstanding:
  Continuing operations.....................................  $   0.75   $   1.95   $   1.92
  Discontinued operations...................................      0.02         --         --
                                                              --------   --------   --------
  Net income................................................  $   0.77   $   1.95   $   1.92
                                                              ========   ========   ========
Weighted average OP Units outstanding:
  Basic.....................................................    20,177     19,907     19,999
                                                              ========   ========   ========
  Diluted...................................................    20,363     20,089     20,085
                                                              ========   ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                               2002      2001      2000
                                                              -------   -------   -------
                                                                (AMOUNTS IN THOUSANDS)
Earnings attributable to OP Units...........................  $15,637   $39,115   $38,478
Unrealized losses on interest rate swaps....................   (1,851)       --        --
                                                              -------   -------   -------
Comprehensive income........................................  $13,786   $39,115   $38,478
                                                              =======   =======   =======

   The accompanying notes are an integral part of the consolidated financial statements.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                             GENERAL       LIMITED       UNEARNED     ACCUMULATED OTHER
                                           PARTNERSHIP   PARTNERSHIP   COMPENSATION   COMPREHENSIVE LOSS
                                           -----------   -----------   ------------   ------------------
                                                  (AMOUNTS IN THOUSANDS EXCEPT FOR PER UNIT DATA)
Balance, January 1, 2000.................   $346,417       $52,051       $(5,459)          $    --
Issuance (disposition) of OP Units,
  net....................................                      (16)
Net contributions........................        420
Earnings attributable to OP Units........     33,294         5,184
Distributions declared of $2.10 per OP
  Unit...................................    (36,717)       (5,657)
Reclassification and conversion of
  limited partnership interests..........        (34)           34
Amortization.............................                                    713
                                            --------       -------       -------           -------
Balance, December 31, 2000...............    343,380        51,596        (4,746)
Issuance (disposition) of OP Units,
  net....................................                      (19)
Net contributions (withdrawals)..........     (1,830)
Earnings attributable to OP Units........     33,910         5,205
Distributions declared of $2.18 per OP
  Unit...................................    (38,161)       (5,801)
Reclassification and conversion of
  limited partnership interests..........      1,941        (1,941)
Issuance of General Partner's restricted
  common stock awards, net...............                                 (3,188)
Amortization.............................                                    935
                                            --------       -------       -------           -------
Balance, December 31, 2001...............    339,240        49,040        (6,999)               --
Net contributions........................     17,712         6,854
Earnings attributable to OP Units........     13,592         2,045
Distributions declared of $2.29 per OP
  Unit...................................    (41,427)       (5,939)
Reclassification and conversion of
  limited partnership interests..........      3,488        (3,488)
Issuance of General Partner's restricted
  common stock awards, net...............                                 (2,767)
Amortization.............................                                  1,144
Unrealized loss on interest rate swaps...                                                   (1,851)
                                            --------       -------       -------           -------
Balance, December 31, 2002...............   $332,605       $48,512       $(8,622)          $(1,851)
                                            ========       =======       =======           =======

   The accompanying notes are an integral part of the consolidated financial statements.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                2002        2001       2000
                                                              ---------   --------   --------
                                                                  (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Earnings attributable to OP Units.........................  $  15,637   $ 39,115   $ 38,478
  Adjustments to reconcile earnings attributable to OP Units to cash provided by operating activities:
     Gain from property dispositions, net...................         --     (4,275)    (4,801)
     Operating income included in discontinued operations...         11        121         95
     Income (loss) from discontinued operations.............       (322)        75         89
     Depreciation and amortization costs....................     38,525     33,320     30,487
     Amortization of deferred financing costs...............      1,231      1,065        943
     Reduction in book value of investments.................     13,881         --         --
  Increase in other assets..................................    (15,973)    (4,879)    (7,480)
  Increase (decrease) in accounts payable and other
     liabilities............................................     (2,031)     1,329     (1,133)
                                                              ---------   --------   --------
     Net cash provided by operating activities..............     50,959     65,871     56,678
                                                              ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in rental properties...........................    (87,283)   (70,331)   (57,832)
  Proceeds related to property dispositions.................      3,288     17,331     34,460
  Investment in and advances to affiliates..................    (51,782)   (20,056)       675
  Investment in notes receivable, net.......................    (33,397)    37,968    (46,577)
                                                              ---------   --------   --------
     Net cash used in investing activities..................   (169,174)   (35,088)   (69,274)
                                                              ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Capital contributions (withdrawals).......................     14,102     (5,101)       404
  Borrowings (repayments) on line of credit, net............    (30,000)    81,000    (35,000)
  Proceeds from notes payable and other debt................    200,363         --    100,000
  Repayments on notes payable and other debt................    (18,488)   (76,599)    (2,056)
  Payments for deferred financing costs.....................     (2,914)        --     (1,242)
  Distributions.............................................    (46,771)   (43,962)   (42,374)
                                                              ---------   --------   --------
     Net cash provided by (used in) financing activities....    116,292    (44,662)    19,732
                                                              ---------   --------   --------
  Net increase (decrease) in cash and cash equivalents......     (1,923)   (13,879)     7,136
  Cash and cash equivalents, beginning of year..............      4,587     18,466     11,330
                                                              ---------   --------   --------
  Cash and cash equivalents, end of year....................  $   2,664   $  4,587   $ 18,466
                                                              =========   ========   ========
SUPPLEMENTAL INFORMATION
  Cash paid for interest including capitalized amounts of
     $2,915, $3,704 and $3,148 in 2002, 2001 and 2000,
     respectively...........................................  $  34,830   $ 34,048   $ 31,882
  Noncash investing and financing activities:
     Debt assumed for rental properties.....................     20,653     26,289         --
     Issuance of partnership units for rental properties....      4,500      4,612      3,564
     Issuance of partnership units to retire capitalized
       lease obligations....................................      5,520         --         --
     SunChamp assets acquired...............................     92,410         --         --
     SunChamp liabilities assumed...........................     86,210         --         --
     Note issued for SunChamp equity........................      6,200         --         --
     Restricted common stock issued as unearned compensation
       by the general partner, net..........................      2,767      3,188         --
     Notes receivable reclassified to advances to
       affiliates...........................................         --     11,210         --
     Property acquired (sold) in satisfaction of note
       receivable...........................................         --      1,338     (8,614)

   The accompanying notes are an integral part of the consolidated financial statements.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2002, 2001 AND 2000

1.  BASIS OF PRESENTATION:

     Sun Communities Operating Limited Partnership (the "Company") owns and operates or finances manufactured housing community properties. Sun Communities, Inc. ("Sun"), a self-administered and self-managed Real Estate Investment Trust with no independent operations of its own, is the sole general partner of the Company. As general partner, Sun has unilateral control and complete responsibility for management of the Company. Pursuant to the terms of the Company's partnership agreement, the Company is required to reimburse Sun for the net expenses incurred by Sun. The amounts reimbursed by the Company are reflected in the statement of income as general and administrative expenses. The balance sheet of Sun as of December 31, 2002 is identical to the accompanying Company balance sheet, except as follows:

                                                  AS PRESENTED
                                                     HEREIN                       SUN COMMUNITIES, INC.
                                                DECEMBER 31, 2002   ADJUSTMENTS     DECEMBER 31, 2002
                                                -----------------   -----------   ---------------------
                                                                (AMOUNTS IN THOUSANDS)
Notes and other receivables...................     $   58,929        $  (2,600)        $   56,329
                                                   ==========        =========         ==========
Total assets..................................     $1,166,576        $  (2,600)        $1,163,976
                                                   ==========        =========         ==========
Minority interests............................             --          152,490         $  152,490
                                                                                       ==========
Series B Units................................     $   18,195          (18,195)
POP Units.....................................         35,783          (35,783)
Series A Units................................         50,000          (50,000)
General partner...............................        332,605         (332,605)
Limited partners..............................         48,512          (48,512)
Common stock..................................                             183         $      183
Additional paid-in capital....................                         420,683            420,683
Unearned compensation.........................         (8,622)              --             (8,622)
Accumulated other comprehensive loss..........         (1,851)                             (1,851)
Distributions in excess of accumulated
  earnings....................................                         (73,774)           (73,774)
Officers' notes...............................                         (10,703)           (10,703)
Treasury stock................................                          (6,384)            (6,384)
                                                   ----------        ---------         ----------
  Partners' capital/Stockholders' equity......     $  420,644        $  (2,600)        $  319,532
                                                   ==========        =========         ==========
Total liabilities and partners'
  capital/Stockholders' equity................     $1,166,576        $  (2,600)        $1,163,976
                                                   ==========        =========         ==========

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Business: The Company owns and operates 129 manufactured housing communities at December 31, 2002 located in seventeen states concentrated principally in the Midwest and Southeast comprising approximately 43,959 developed sites and approximately 7,642 sites suitable for development.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

     b. Principles of Consolidation: The accompanying financial statements include the accounts of the Company and all its wholly and 99 percent owned subsidiary partnerships and limited liability companies. All significant inter-entity balances and transactions have been eliminated in consolidation. The limited partnership interests are adjusted to their relative ownership interest by reclassification to/from general partnership interests. Minority interests represented by Sun's one percent indirect interest in the aforementioned subsidiaries are not separately recognized in the Company's financial statements, but rather are included in general and administrative expenses since the amounts involved are immaterial.

     c. Rental Property: Rental property is recorded at cost, less accumulated depreciation. Management evaluates the recoverability of its investment in rental property whenever events or changes in circumstances such as recent operating results, expected net operating cash flow and plans for future operations indicate that full asset recoverability is questionable.

     The Company measures the recoverability of its assets in accordance with the Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long Lived Assets." If such assets were deemed to be impaired as a result of this measurement, the impairment that would be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset as determined on a discounted net cash flow basis. No such impairment existed as of December 31, 2002.

     Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Useful lives are 30 years for land improvements and buildings and 7 to 15 years for furniture, fixtures and equipment.

     Expenditures for ordinary maintenance and repairs are charged to operations as incurred and significant renovations and improvements, which improve and/or extend the useful life of the asset, are capitalized and depreciated over their estimated useful lives. Construction costs related to development of new communities or expansion sites, including interest, are capitalized until the property is substantially complete. The Company capitalizes certain costs (including interest and other costs) incurred in connection with the development, redevelopment, capital enhancement and leasing of its properties.

     Management is required to use professional judgment in determining whether such costs meet the criteria for immediate expense or capitalization. The amounts are dependent on the volume and timing of such activities and the costs associated with such activities.

     d. Cash and Cash Equivalents: The Company considers all highly liquid investments with an initial maturity of three months or less to be cash and cash equivalents.

     e. Notes Receivable: The Company evaluates the recoverability of its receivables whenever events occur or there are changes in circumstances such that management believes it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan and lease agreements. The collectibility of loans is measured based on the present value of the expected future cash flow discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. At December 31, 2002 the reserve for uncollectable accounts receivable from residents was $0.15 million.

     f. Investments in and Advances to Affiliates: Sun Home Services ("SHS") sells and rents new and used homes in our communities, manages a golf course, and provides activities and other services and facilities for our residents. Through the Operating Partnership, the Company owns one hundred percent (100%) of the outstanding preferred stock of SHS, is entitled to ninety-five percent (95%) of the operating cash flow, and accounts for its investment utilizing the equity method of accounting. The common stock is owned by one officer of the Company and the estate of a former officer of the Company who collectively are entitled to receive five percent (5%) of the operating cash flow.

     Bingham Financial Services Corporation ("BFSC") was formed by Sun in 1997 in response to demand for financing from purchasers and residents in the Company's communities. As BFSC's business developed, its

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP objectives and opportunities expanded and the Company concluded that its business could be operated and grown more effectively as a separate public entity. BFSC's initial public offering occurred in November 1997. The Company has continued to provide financial support to BFSC. In December 2001, the Company, through SHS, made a $15 million equity investment in a newly formed company Origen Financial, L.L.C., that was merged with Origen Financial, Inc., subsidiary of BFSC, as part of the recapitalization of BFSC. As a result of this equity investment, the Company owns approximately a thirty percent (30%) interest in the surviving company ("Origen"), which company holds all of the operating assets of BFSC and its subsidiaries. The Company wrote-off its remaining investment in Origen of $13.6 million in the fourth quarter of 2002 after an extensive analysis of the investment.

     Through Sun Home Services, the Company and two other participants (one unaffiliated and one affiliated with Gary A. Shiffman, the Company's Chief Executive Officer and President) continue to provide financing to Origen and are subject to the risks of being a lender. These risks include the risks relating to borrower delinquency and default and the adequacy of the collateral for such loans. This financing consists of a $48 million line of credit and a $10 million term loan of which the Company's commitment is $35.5 million ($33.6 million was outstanding as of December 31, 2002). The line bears interest at a per annum rate equal to 700 basis points over LIBOR, with a minimum interest rate of 11 percent and a maximum interest rate of 15 percent. Of the Company's $35.5 million participation, $18 million is subordinate in all respects to the first $40.0 million funded under the facility by the three participants. This line of credit is collateralized by a security interest in Origen's assets, which is subordinate in all respects to all institutional indebtedness of Origen, and a guaranty and pledge of assets by BFSC.

     Summarized combined financial information of the Company's equity investments as of December 31, 2002, SHS and Origen, are presented below before elimination of intercompany transactions. SunChamp, which is consolidated in the Company's financial statements as of December 31, 2002, is not included in the table.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                                                                2002       2001
                                                              --------   --------
Loans receivable, net.......................................  $173,764   $127,412
Due from Origen.............................................    33,560         --
SHS other assets............................................    41,638     36,281
Origen other assets.........................................    53,984     49,813
                                                              --------   --------
     Total assets...........................................  $302,946   $213,506
                                                              ========   ========
Advances under repurchase agreements........................  $141,085   $105,564
Due to SHS..................................................    33,560         --
Due to Sun Communities......................................    67,719     39,660
SHS other liabilities.......................................    25,804      8,748
Origen other liabilities....................................    42,799     20,634
                                                              --------   --------
     Total liabilities......................................   310,967    174,606
                                                              --------   --------
Equity (deficit)............................................    (8,021)    38,900
                                                              --------   --------
     Total liabilities and equity...........................  $302,946   $213,506
                                                              ========   ========
Revenues....................................................  $ 27,572   $ 29,274(1)
Expenses....................................................    74,143     29,675(1)
                                                              --------   --------
Net loss....................................................  $(46,571)  $   (401)
                                                              ========   ========
Sun's equity income (loss)..................................  $(15,925)  $    131
                                                              ========   ========

---------------

(1) Includes Origen's financial data for the period from December 19, 2001 to December 31, 2001.

     SHS currently has significant deferred tax assets, which are subject to periodic recoverability assessments. Realization of these deferred tax assets is principally dependent upon SHS's achievement of projected future taxable income. Judgments regarding future profitability may change due to future market conditions, SHS's ability to continue to successfully execute its business plan and other factors. These changes, if any, may require possible material adjustments to these deferred tax asset balances. At December 31, 2002, Sun Home Services has deferred tax assets of $2.4 million, net of a valuation allowance of $5.1 million.

     g. Revenue Recognition: Rental income attributable to leases is recorded on a straight-line basis when earned from tenants. Leases entered into by tenants generally range from month-to-month to one year and are renewable by mutual agreement of the Company and resident or, in some cases, as provided by state statute.

     h. Other Capitalized Costs: Certain expenditures to dealers and residents related to obtaining lessees in our communities are capitalized and amortized over a seven year period; shorter than average resident's occupancy and the average term that the home is in the community. Costs associated with implementing the Company's new computer systems are capitalized and amortized over the estimated useful lives of the related software and hardware.

     i. Fair Value of Financial Instruments: The carrying values of cash and cash equivalents, escrows, receivables, accounts payable, accrued expenses and other assets and liabilities are reasonable estimates of their fair values because of the shorter maturities of these instruments. The fair value of the Company's longterm indebtedness, which is based on the estimates of management and on rates currently quoted and rates currently prevailing for comparable loans and instruments of comparable maturities, exceeds the aggregate carrying value by approximately $86.1 million at December 31, 2002.

     j. Derivative Instruments and Hedging Activities: The Company has entered into three derivative contracts. The Company's primary strategy in entering into derivative contracts is to minimize the variability

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP that changes in interest rates could have on its future cash flows. The Company generally employs derivative instruments that effectively convert a portion of its variable rate debt to fixed rate debt. The Company does not enter into derivative instruments for speculative purposes.

     The Company has entered into three interest rate swap agreements for an aggregate notional amount of $75 million. The agreements are effective April 2003, and have the effect of fixing interest rates relative to a collateralized term loan due to FNMA. One swap matures in July 2009, with an effective fixed rate of 4.93%. A second swap matures in July 2012, with an effective fixed rate of 5.37%. The third swap matures in July 2007, with an effective fixed rate of 3.97%. The third swap is effective as long as LIBOR is 7% or lower.

     The Company has designated the first two swaps as cash flow hedges for accounting purposes. These two hedges were highly effective and had minimal effect on income. The third swap does not qualify as a hedge for accounting purposes and, accordingly, the entire change in valuation of $0.45 million is reflected as a component of interest expense in the statements of income.

     In accordance with SFAS No. 133, the "Accounting for Derivative Instruments and Hedging Activities," which requires all derivative instruments to be carried at fair value on the balance sheet, the Company has recorded all three interest rate swaps totaling a liability of $2.3 million as of December 31, 2002.

     These valuation adjustments will only be realized if the Company terminates the swaps prior to maturity. This is not the intent of the Company and, therefore, the net of valuation adjustments through the various maturity dates will approximate zero.

     k. Stock Options: The General Partner accounts for its stock options using the intrinsic value method contained in APB Opinion No. 25. "Accounting for Stock Issued to Employees." If the General Partner had accounted for awards using the methods contained in FASB Statement No. 123, "Accounting for Stock-Based Compensation", net income and earnings per share would have been presented as follows for the years ended December 31, 2002, 2001 and 2000:

                                                           2002      2001      2000
                                                          -------   -------   -------
Earnings attributable to OP Units as reported...........  $15,637   $39,115   $38,478
Additional compensation expense under fair value
  method................................................     (548)     (370)     (231)
                                                          -------   -------   -------
Pro forma earnings attributable to OP Units.............  $15,089   $38,745   $38,247
                                                          =======   =======   =======
Earnings per OP Unit (Basic), as reported...............  $  0.77   $  1.96   $  1.92
                                                          =======   =======   =======
Earnings per OP Unit (Basic), pro forma.................  $  0.75   $  1.95   $  1.91
                                                          =======   =======   =======
Earnings per OP Unit (Diluted), as reported.............  $  0.76   $  1.94   $  1.91
                                                          =======   =======   =======
Earnings per OP Unit (Diluted), pro forma...............  $  0.74   $  1.93   $  1.90
                                                          =======   =======   =======

     l. Reclassifications: Certain 2001 and 2000 amounts have been reclassified to conform with the 2002 financial statement presentation. Such reclassifications had no effect on results of operations as originally presented.

     m. Taxes: As a Partnership, the Company does not pay federal or state income taxes.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

3.  RENTAL PROPERTY:

                                                                 AT DECEMBER 31,
                                                              ----------------------
                                                                 2002        2001
                                                              ----------   ---------
                                                              (AMOUNTS IN THOUSANDS)
Land........................................................  $  101,926   $  83,954
Land improvements and buildings.............................     999,540     831,963
Furniture, fixtures, equipment..............................      26,277      21,432
Land held for future development............................      34,573      16,810
Property under development..................................      12,521      15,777
                                                              ----------   ---------
                                                              $1,174,837   $ 969,936
     Less accumulated depreciation..........................    (175,477)   (140,762)
                                                              ----------   ---------
                                                              $  999,360   $ 829,174
                                                              ==========   =========

     Land improvements and buildings consist primarily of infrastructure, roads, landscaping, clubhouses, maintenance buildings and amenities. Included in rental property at December 31, 2002 and 2001 are net carrying amounts related to capitalized leases of $17.9 million and $28.6 million, respectively.

     During 2002, the Company acquired one stabilized community, comprising 552 developed sites, for $21.3 million and three development communities, comprising 930 developed sites and 538 sites available for development, for $48.6 million consisting of cash of approximately $23.1 million, Preferred Units of approximately $4.5 million and assumption of debt of approximately $21.0 million. During 2001, the Company acquired five communities comprising 2,332 developed sites for $55.8 million and two development communities comprising 1,273 sites, for $4.3 million.

     In December 2002, the Company purchased the ownership interest of Champion Enterprises in SunChamp LLC, a joint venture to develop eleven new communities in Texas, North Carolina, Ohio and Indiana, for approximately $6.2 million, payable pursuant to a 7-year promissory note (a) bearing interest at 3.46% per annum, (b) requiring no principal or interest payments until maturity (other than a one-time prepayment of interest in the amount of approximately $270,000 at closing), and (c) providing that all payment obligations are subordinate in all respects to the return of the members' equity (including the gross book value of the acquired entity) plus a preferred return. As a result of this acquisition, the Company owns approximately 59% of SunChamp. SunChamp is consolidated on the Company's balance sheet as of December 31, 2002; previously SunChamp was accounted for using the equity method. In addition, in September 2002, the Company acquired the senior lender's entire right, title and interest in and to SunChamp's construction loan for a purchase price equal to 89% of the outstanding indebtedness thereof, which constitutes a discount of approximately $5.8 million.

     These transactions have been accounted for as purchases, and the statements of income include the operations of the acquired communities from the dates of their respective acquisitions. As of December 31, 2002, in conjunction with a 1993 acquisition, the Company is obligated to issue $7.4 million of OP Units through 2009 based on the per share market value of the Company's stock on the issuance date. This obligation was accounted for as part of the purchase price of the original acquisition.

     In February 2002, the Company sold a manufactured home community in Florida consisting of 227 sites of which 131 were occupied, for cash of approximately $3.3 million, resulting in a gain of $0.4 million on the sale. The gain has been included in discontinued operations and all periods presented have been revised to reflect discontinued operations. The adoption of this requirement did not have an impact on net income available to common shareholders.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

4.  NOTES AND OTHER RECEIVABLES:

                                                               AT DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
                                                                 (AMOUNTS IN
                                                                 THOUSANDS)
Mortgage and other notes receivable, primarily with minimum
  monthly interest payments at LIBOR based floating rates of approximately LIBOR + 2.0%, maturing at various dates from
  July 2003 through August 2008, substantially
  collateralized by manufactured home communities...........  $38,420   $48,310
Installment loans collateralized by manufactured homes with
  interest payable monthly at an effective weighted average
  interest rate and maturity of 8.2% and 20 years,
  respectively..............................................   11,633    13,475
Other receivables...........................................    6,276    13,747
Two notes of an officer of the General Partner, both of
  which (i) bear interest at LIBOR + 1.75%, with a minimum
  and maximum interest rate of 6% and 9%, respectively, and
  (ii) become due in three equal installments on each of
  December 31, 2008, 2009 and 2010 (with certain prepayment
  obligations); and one of which is limited in recourse to
  40,000 shares of the General Partner's common stock and
  50% of any deficiency after application of the proceeds of
  the sale of such shares...................................    2,600     2,600
                                                              -------   -------
                                                              $58,929   $78,132
                                                              =======   =======

     At December 31, 2002, the maturities of mortgage notes and other receivables are approximately as follows: 2003 -- $1.5 million; 2004 -- $18.4 million; 2006 and after -- $18.5 million.

5.  DEBT AND LINE OF CREDIT:

     The following table sets forth certain information regarding debt:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS)
Bridge loan, at variable interest rate (2.617% at December
  31, 2002), due April 30, 2003.............................   $ 48,000     $     --
Senior notes, interest at 7.625%, due May 1, 2003...........     85,000       85,000
Callable/redeemable notes, interest at 6.77%, due May 14,
  2015, callable/redeemable May 16, 2005....................     65,000       65,000
Senior notes, interest at 6.97%, due December 3, 2007.......     35,000       35,000
Senior notes, interest at 8.20%, due August 15, 2008........    100,000      100,000
Collateralized term loan, due to FNMA, at variable interest
  rate (2.17% at December 31, 2002) due May 2007,
  convertible to a 5 to 10 year fixed rate loan.............    152,363           --
Collateralized term loan, interest at 7.01%, due September
  9, 2007...................................................     42,206       42,820
Capitalized lease obligations, interest at 6.1%, due through
  January 2004..............................................     16,438       26,045
Mortgage notes, other.......................................     60,366       48,333
                                                               --------     --------
                                                               $604,373     $402,198
                                                               ========     ========

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

     The collateralized term loans totaling $194,569 are secured by 22 properties comprising approximately 11,000 sites. The capitalized lease obligations and mortgage notes are collateralized by 15 communities comprising approximately 4,300 sites. At the lease expiration date of the capitalized leases the Company has the right and intends to purchase the properties for the amount of the then outstanding lease obligation. One of the capitalized lease obligations matured on January 1, 2003 and was paid by the issuance of 41,700 Preferred OP Units, cash of approximately $860,000 and the assumption of approximately $1,570,000 of debt, which was immediately retired.

     The initial term of the variable rate FNMA debt is five years. The Company has the option to extend such variable rate borrowings for an additional five years and/or convert them to fixed rate borrowings with a term of five or ten years, provided that in no event can the term of the borrowings exceed fifteen years.

     There are various covenants included in the senior notes and line of credit including limitations on the amount of debt which may be incurred, the amount of secured debt, and various financial ratios. At December 31, 2002, the Company can incur approximately $25.0 million of additional aggregate debt, and of the Company's total debt, $460.0 million may be secured debt.

     At December 31, 2002, the maturities of debt, excluding the line of credit, during the next five years are approximately as follows: 2003 -- $141.5 million; 2004 -- $33.7 million; 2005 -- $66.4 million: 2006 -- $12.3 million;
2007 -- $76.6 million.

     In July 2002, the Company refinanced its line of credit at $85 million. The Company had $22 million of this facility available to borrow at December 31, 2002. Subsequent to year-end, the Company increased this line of credit to $105 million. Borrowings under the line of credit bear interest at the rate of LIBOR plus 0.85% and mature July 2, 2005 with a one-year extension at the Company's option. The average interest rate of outstanding borrowings under the line of credit at December 31, 2002 was 2.27%.

     The Company has a bridge loan of $48 million and senior notes of $85 million due on April 30 and May 1, 2003, respectively. It is the Company's expectation that these obligations will be retired utilizing the proceeds from the issuance of additional debt.

     The Company is the guarantor of $22.7 million in personal bank loans maturing in 2004, made to directors, employees and consultants of the Company and General Partner to purchase shares of the General Partner's common stock or OP units pursuant to the Company's Stock Purchase Plan. No compensation expense was recognized in respect to the guarantees as the fair value thereof was not material nor have there been any defaults.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

6.  SUN'S STOCK OPTIONS:

     Data pertaining to stock option plans are as follows:

                                             2002             2001            2000
                                         -------------    -------------   -------------
Options outstanding, January 1.........      1,090,794        1,109,250       1,121,000
Options granted........................          7,500          137,900          17,500
Option price...........................         $34.92    $27.03-$32.81          $35.37
Options exercised......................         97,665           59,773          16,667
Option price...........................  $20.13-$35.39    $22.75-$33.75   $28.64-$30.03
Options forfeited......................         24,862           96,583          12,583
Option price...........................  $27.03-$32.75    $27.03-$33.82   $30.03-$33.75
Options outstanding, December 31.......        975,767(a)     1,090,794       1,109,250
Option price...........................     $20-$35.39       $20-$35.39      $20-$35.39
Options exercisable, December 31.......        834,249(a)       823,227         827,329

---------------

(a) There are 324,854 and 284,359 options outstanding and exercisable, respectively, with exercise prices ranging from $20.00-$27.99 with a weighted average life of 3.7 years related to the outstanding options. The weighted average exercise price for these outstanding and exercisable options is $24.02 and $23.59, respectively. There are 650,913 and 549,890 options outstanding and exercisable, respectively, with exercise prices ranging from $28.00-$35.39 with a weighted average life of 5.4 years related to the outstanding options. The weighted average exercise price for these outstanding and exercisable options is $30.73 and $30.34, respectively.

     Sun's stock option plans provide for up to 2.2 million shares of common stock that may be granted to directors, executive officers and other key employees of Sun or the Company. At December 31, 2002, 150,519 shares of common stock were available for the granting of options. Options are granted at fair market value and generally vest over a two-year period and may be exercised for 10 years after date of grant. In addition, the General Partner established a Long-Term Incentive Plan in 1997 for certain employees granting 167,918 options which become exercisable in equal installments in 2002-2004.

     The Company has opted to measure compensation cost utilizing the intrinsic value method. The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions for options granted:

                                                            2002       2001     2000
                                                            -----      -----    -----
Estimated fair value per share of options granted during
  year....................................................  $4.42(l)   $6.19    $2.43
Assumptions:
  Annualized dividend yield...............................    5.9%(1)    5.9%     7.1%
  Common stock price volatility...........................   16.4%(1)   16.4%    15.3%
  Risk-free rate of return................................    5.3%(1)    5.3%     6.4%
  Expected option term (in years).........................      7          4        6

---------------

(1) 2002 based on valuation as of April 2001, due to insignificant option issuance in 2002.

7.  PARTNERS' CAPITAL:

     There are approximately $18.2 million of Series B Units outstanding at December 31, 2002 with mandatory dividends at rates ranging from 6.85 percent to
9.19 percent and maturing between 2006 and 2012 with redemption prices of either $45 or $100.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

     The Company issued 2 million Series A Units at $25 per unit in September 1999 bearing an annual coupon rate of 8.875 percent. The Series A Units may be called by the Company at par on or after September 29, 2004, have no stated maturity or mandatory redemption and are convertible into Sun's preferred stock under certain circumstances.

     The terms of the POP Units issued at $27 per unit were renegotiated effective December 31, 2001. The conversion price is $68 per unit and the annual coupon rate is 7.0 percent for the first two years followed by a variable rate ranging from 6.5 percent to 8.5 percent with mandatory redemption on January 2, 2014.

     In July 2002, and in March 2001, the Company's General Partner issued restricted stock awards of 70,000 at $39.53 per share, and 99,422 at $33.00 per share, respectively, to officers and certain employees which are being amortized over their five to ten year vesting period. Compensation cost recognized in income for all restricted stock awards was $1.1 million, $0.9 million and $0.7 million in 2002, 2001 and 2000, respectively.

8.  OTHER INCOME:

     The components of other income are as follows for the years ended December 31, 2002, 2001 and 2000:

                                                           2002      2001      2000
                                                          -------   -------   -------
                                                            (AMOUNTS IN THOUSANDS)
Interest income.........................................  $ 8,380   $10,706   $ 9,385
Other income............................................    2,304     3,695     4,113
                                                          -------   -------   -------
                                                          $10,684   $14,401   $13,498
                                                          =======   =======   =======

9.  EARNINGS PER OP UNIT:

                                                           2002      2001      2000
                                                          -------   -------   -------
                                                            (AMOUNTS IN THOUSANDS)
Earnings used for basic and diluted earnings per OP Unit
  computation...........................................  $15,637   $39,115   $38,478
                                                          =======   =======   =======
Total units used for basic earnings per OP Unit.........   20,177    19,907    19,999
Dilutive securities:
  Stock options.........................................      186       182        86
                                                          -------   -------   -------
  Total shares used for diluted earnings per OP Unit
     computation........................................   20,363    20,089    20,085
                                                          =======   =======   =======

     Diluted earnings per OP Unit reflect the potential dilution that would occur if securities were exercised or converted into OP Units. Included in basic and diluted earnings per OP Unit from continuing operations in the Consolidated Statements of Income is $0.21 and $0.24 related to gains from property dispositions in 2001 and 2000, respectively.

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

10.  QUARTERLY FINANCIAL DATA (UNAUDITED):

     The following unaudited quarterly amounts are in thousands, except for per unit amounts:

                                                  FIRST     SECOND     THIRD     FOURTH
                                                 QUARTER    QUARTER   QUARTER    QUARTER
                                                 MARCH 31   JUNE 30   SEPT. 30   DEC. 31
                                                 --------   -------   --------   -------
2002
Total revenues.................................  $40,905    $40,021   $40,843    $40,527
Total expenses.................................  $29,754    $29,079   $30,787    $32,931
Earnings (loss) attributable to OP Units(b)....  $ 9,332    $ 8,035   $ 6,648     (8,378)
Weighted average OP Units......................   19,921     20,134    20,323     20,329
Earnings (loss) per OP Unit-basic..............  $  0.47    $  0.40   $  0.33    $ (0.41)
2001
Total revenues.................................  $38,844    $38,090   $37,792    $38,362
Total revenues as previously reported(c).......  $39,091    $38,148   $38,309    $38,006
Total expenses.................................  $27,721    $27,164   $27,059    $28,229
Total expenses as previously reported(c).......  $27,827    $27,263   $27,160    $28,333
Earnings attributable to OP Units(a)...........  $12,805    $ 9,602   $ 9,092    $ 7,616
Weighted average OP Units......................   20,025     19,856    19,863     19,885
Earnings per OP Unit-basic.....................  $  0.64    $  0.48   $  0.46    $  0.38

---------------

(a) Net income includes net gains on the disposition of properties of $3,517 in the first quarter of 2001 and $758 in the second quarter of 2001.

(b) Included in net income for the fourth quarter of 2002 is the write-off of $13.6 million pertaining to the Company's investment in Origen.

(c) Revenues and expenses have been restated to conform with SFAS 144 which requires operations of properties sold or held for sale to be reclassified as discontinued operations.

11.  RECENT ACCOUNTING PRONOUNCEMENTS:

     In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 ("FIN No. 46"), "Consolidation of Variable Interest Entities." The objective of this interpretation is to provide guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, non-controlling interests and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the VIE's expected residual returns, if they occur. FIN No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance with respect to VIEs created after January 31, 2003 and to VIEs in which a company obtains an interest after that date. The provisions of this interpretation apply in the first interim period beginning after June 15, 2003 (i.e., third quarter of 2003) to VIEs in which a company holds a variable interest that it acquired before February 1, 2003. The Company is in the process of assessing whether it has an interest in any VIEs which may require consolidation in the third quarter of 2003 pursuant to FIN No. 46. Summarized financial information for entities which may be identified as VIEs is included in Note 2 of notes to the financial statements.

     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which provides guidance on how to transition from the intrinsic value method of accounting

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP for stock-based employee compensation under APB 25 to SFAS 123's fair value method of accounting, if a company so elects. The adoption of this standard did not have a significant impact on the financial position or results of operations of the Company.

     In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 clarifies disclosures that are required to be made certain guarantees and establishes a requirement to record a liability at fair value for certain guarantees at the time of the guarantee's issuance. The disclosure requirements of FIN No. 45 have been applied in these financial statements. The requirement to record a liability applies to guarantees issued or modified after December 31, 2002. The Company does not expect the requirements of FIN 45 to have a significant impact on the financial position or results of operations of the Company.

     In July 2002, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. The statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of this statement is not expected to have a significant impact on the financial position or results of operations of the Company.

     In May 2002, the FASB issued SFAS 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002." The provisions of this statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions related to Statement 13 shall be effective for transactions occurring after May 15, 2002, with early application encouraged. All provisions of this Statement shall be effective for financial statements issued on or after May 15, 2002, with early application encouraged. Adoption of this statement did not have a significant impact on the financial position or results of operations of the Company.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of LongLived Assets." This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that Opinion). The provisions of this SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this standard are generally to be applied prospectively. During the first quarter of 2002, the Company sold Kings Pointe Mobile Home Park, located in Winter Haven, Florida, for approximately $3.4 million. In accordance with SFAS 144, the Company's consolidated statements of income and consolidated statements of cash flow have been revised from those originally reported for the years ended December 31, 2001 and 2000 to separately reflect the results of discontinued operations for this property. These results were previously included in income from operations. These revisions had no impact on the Company's consolidated balance sheets or statements of stockholders' equity and these revisions had no impact on earnings attributable to OP Units or earnings per OP Unit for the years ended December 31, 2002, 2001 and 2000.

     In June 2001, the FASB approved SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires, among other things, that the purchase method of accounting for business combinations be used for all business combinations initiated after September 30, 2001. SFAS 142 addresses the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS 142 requires, among other things, that goodwill and other indefinite-lived intangible assets

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP no longer be amortized and that such assets be tested for impairment at least annually. The adoption of these standards did not have a significant impact on the financial position or results of operations of the Company.

12.  CONTINGENCIES:

     On March 21, 2003, the Company received an unfiled complaint by T.J. Holdings, LLC ("TJ Holdings"), a member of Sun/Forest, LLC ("Sun/Forest") (which, in turn, owns an equity interest in SunChamp LLC), against the Company, SunChamp LLC, certain other affiliates of the Company and two directors of Sun Communities, Inc. The unfiled complaint alleges that the defendants wrongfully deprived the plaintiff of economic opportunities that they took for themselves in contravention of duties allegedly owed to the plaintiff and purports to claim damages of $13.0 million plus an unspecified amount for punitive damages. The Company believes the unfiled complaint and the claims threatened therein have no merit and, if this complaint is ultimately filed, the Company will defend it vigorously.

     The Company is involved in various other legal proceedings arising in the ordinary course of business. All such proceedings, taken together, are not expected to have a material adverse impact on our results of operations or financial condition.

                                  SCHEDULE III

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 2002

                                                                                          COST CAPITALIZED
                                                                                           SUBSEQUENT TO
                                                                     INITIAL COST TO        ACQUISITION
                                                                         COMPANY            IMPROVEMENTS
                                                                   -------------------   ------------------
        PROPERTY NAME                LOCATION        ENCUMBRANCE     LAND      B & F      LAND      B & F
        -------------                --------        -----------   --------   --------   -------   --------
                                                                            (AMOUNT IN THOUSANDS)
Academy/Westpoint............  Canton, MI                   A      $  1,485   $ 14,278   $    --   $     27
Allendale....................  Allendale, MI                A           366      3,684        --      3,675
Alpine.......................  Grand Rapids, MI            --           729      6,692        --      3,628
Apple Creek..................  Amelia, OH                   C           543      5,480        --         20
Arbor Terrace................  Brandenton, FL              --           481      4,410        --        325
Ariana Village...............  Lakeland, FL                 A           240      2,195        --        506
Autumn Ridge.................  Ankeny, 10                  --           890      8,054        --        834
Bedford Hills................  Battle Creek, MI             B         1,265     11,562        --        451
Bell Crossing................  Clarksville, TN             --           717      1,916        --      3,617
Bonita Lake..................  Bonita Springs, FL          --           285      2,641        --        223
Boulder Ridge................  Pflugerville, TX            --         1,000        500     3,324     16,117
Branch Creek.................  Austin, TX                   A           796      3,716        --      5,108
Brentwood....................  Kentwood, MI                --           385      3,592        --        260
Byrne Hill Village...........  Toledo, OH                  --           383      3,903        --        264
Brookside Village............  Goshen, IN                   A           260      1,080       386      7,386
Buttonwood Bay...............  Sebring, IN                 --         1,952     18,294        --      1,465
Byron Center.................  Byron Center, MI            --           253      2,402        --        142
Country Acres................  Cadillac, MI                --           380      3,495        --        242
Candlewick Court.............  Owosso, MI                  --           125      1,900       132      1,097
Carrington Pointe............  Ft. Wayne, IN               --         1,076      3,632        --      4,231
Casa Del Valle...............  Alamo, TX                   --           246      2,316        --        434
Catalina.....................  Middletown, OH              --           653      5,858        --      1,110
Candlelight Village..........  Chicago Heights, IL         --           600      5,623        --        651
Chisholm Point...............  Pflugerville, TX             A           609      5,286        --      2,626
Clearwater Village...........  South Bend, IN              --            80      1,270        61      1,906


                               GROSS AMOUNT CARRIED AT
                                  DECEMBER 31, 2002                                      DATE OF
                               -----------------------                ACCUMULATED    CONSTRUCTION(C)
        PROPERTY NAME            LAND         B & F        TOTAL      DEPRECIATION   ACQUISITION(A)
        -------------          ---------   -----------   ----------   ------------   ---------------
                                              (AMOUNT IN THOUSANDS)
Academy/Westpoint............  $  1,485    $   14,305    $   15,790     $  1,205           2000(A)
Allendale....................       366         7,359         7,725        1,408           1996(A)
Alpine.......................       729        10,320        11,049        1,904           1996(A)
Apple Creek..................       543         5,500         6,043          623           1999(A)
Arbor Terrace................       481         4,735         5,216        1,044           1996(A)
Ariana Village...............       240         2,701         2,941          745           1994(A)
Autumn Ridge.................       890         8,888         9,778        1,856           1996(A)
Bedford Hills................     1,265        12,013        13,278        2,643           1996(A)
Bell Crossing................       717         5,533         6,250          428           1999(A)
Bonita Lake..................       285         2,864         3,149          624           1996(A)
Boulder Ridge................     4,324        16,617        20,941        1,603           1998(C)
Branch Creek.................       796         8,824         9,620        1,707           1995(A)
Brentwood....................       385         3,852         4,237          867           1996(A)
Byrne Hill Village...........       383         4,167         4,550          498           1999(A)
Brookside Village............       646         8,466         9,112        1,829           1985(A)
Buttonwood Bay...............     1,952        19,759        21,711          931           2001(A)
Byron Center.................       253         2,544         2,797          569           1996(A)
Country Acres................       380         3,737         4,117          813           1996(A)
Candlewick Court.............       257         2,997         3,254          884           1985(A)
Carrington Pointe............     1,076         7,863         8,939        1,154           1997(A)
Casa Del Valle...............       246         2,750         2,996          544           1997(A)
Catalina.....................       653         6,968         7,621        1,990           1993(A)
Candlelight Village..........       600         6,274         6,874        1,371           1996(A)
Chisholm Point...............       609         7,912         8,521        1,667           1995(A)
Clearwater Village...........       141         3,176         3,317          799           1986(A)

                                                                                          COST CAPITALIZED
                                                                                           SUBSEQUENT TO
                                                                     INITIAL COST TO        ACQUISITION
                                                                         COMPANY            IMPROVEMENTS
                                                                   -------------------   ------------------
        PROPERTY NAME                LOCATION        ENCUMBRANCE     LAND      B & F      LAND      B & F
        -------------                --------        -----------   --------   --------   -------   --------
                                                                            (AMOUNT IN THOUSANDS)
Country Meadows..............  Flat Rock, MI                A           924      7,583       296      9,540
Continental North............  Davison, MI                 --(1)                              --      3,555
Cobus Green..................  Elkhart, IN                 --           762      7,037        --        635
College Park Estates.........  Canton, MI                  --            75        800       174      4,728
Continental Estates..........  Davison, MI                 --         1,625     16,581       150      1,570
Countryside Village..........  Perry, MI                    B           275      3,920       185      2,091
Creekwood Meadows............  Burton, MI                  --           808      2,043       404      6,556
Cutler Estates...............  Grand Rapids, MI             B           749      6,941        --        336
Davison East.................  Davison, MI                   (1)                              --         --
Deerfield Run................  Anderson, MI             1,700           990      1,607        --      3,228
Desert View Village..........  West Wendover, NV           --         1,180         --       423      5,588
Eagle Crest..................  Firestone, CO               --         2,017        150     2,362     22,591
Edwardsville.................  Edwardsville, KS             B           425      8,805       541      2,671
Fisherman's Cove.............  Flint, MI                   --           380      3,438        --        552
Forest Meadows...............  Philomath, OR               --         1,031      2,050        --
Four Seasons.................  Elkhart, IN                 --           500      4,811        --         --
Goldcoaster..................  Homestead, FL               --           446      4,234       172      1,924
Grand........................  Grand Rapids, MI            --           374      3,587        --        203
Groves.......................  Ft. Meyers, FL              --           249      2,396        --        649
Hamlin.......................  Webberville, MI             --           125      1,675       536      3,425
High Point...................  Frederika, DE               --           898      7,031        --      1,055
Holly Forest.................  Holly Hill, FL              --           920      8,376        --        335
Holiday Village..............  Elkhart, IN                 --           100      3,207       143      1,227
Indian Creek.................  Ft. Meyers Beach, FL        --         3,832     34,660        --      1,375
Island Lake..................  Merritt Island, FL          --           700      6,431        --        313
King's Court.................  Traverse City, MI            A         1,473     13,782        --      1,559
Kensington Meadows...........  Lansing, MI                 --           250      2,699        --      3,596
King's Lake..................  Debary, FL                  --           280      2,542        --      2,199
Knollwood Estates............  Allendale, MI                D           400      4,061        --         --
Kenwood......................  La Feria, TX                --           145      1,842        --         --


                               GROSS AMOUNT CARRIED AT
                                  DECEMBER 31, 2002                                      DATE OF
                               -----------------------                ACCUMULATED    CONSTRUCTION(C)
        PROPERTY NAME            LAND         B & F        TOTAL      DEPRECIATION   ACQUISITION(A)
        -------------          ---------   -----------   ----------   ------------   ---------------
                                              (AMOUNT IN THOUSANDS)
Country Meadows..............     1,220        17,123        18,343        3,926           1994(A)
Continental North............        --         3,711         3,711          867           1996(A)
Cobus Green..................       762         7,672         8,434        2,310           1993(A)
College Park Estates.........       249         5,528         5,777        1,496           1978(A)
Continental Estates..........     1,775        18,151        19,926        3,516           1996(A)
Countryside Village..........       460         6,011         6,471        1,637           1987(A)
Creekwood Meadows............     1,212         8,599         9,811        1,221           1997(C)
Cutler Estates...............       749         7,277         8,026        1,592           1996(A)
Davison East.................        --            --            --           --           1996(A)
Deerfield Run................       990         4,835         5,825          396           1999(A)
Desert View Village..........     1,603         5,588         7,191          418           1998(C)
Eagle Crest..................     4,379        22,741        27,120          633           1998(C)
Edwardsville.................       966        11,476        12,442        3,203           1987(A)
Fisherman's Cove.............       380         3,990         4,370        1,175           1993(A)
Forest Meadows...............     1,031         2,050         3,081          239           1999(A)
Four Seasons.................       500         4,811         5,311          415           2000(A)
Goldcoaster..................       618         6,158         6,776        1,056           1997(A)
Grand........................       374         3,790         4,164          721           1996(A)
Groves.......................       249         3,045         3,294          606           1997(A)
Hamlin.......................       661         5,100         5,761          720           1984(A)
High Point...................       898         8,086         8,984          422           1997(A)
Holly Forest.................       920         8,711         9,631        1,611           1997(A)
Holiday Village..............       243         4,434         4,677        1,322           1986(A)
Indian Creek.................     3,832        36,035        39,867        8,033           1996(A)
Island Lake..................       700         6,744         7,444        1,704           1995(A)
King's Court.................     1,473        15,341        16,814        3,320           1996(A)
Kensington Meadows...........       250         6,295         6,545        1,263           1995(A)
King's Lake..................       280         4,741         5,021        1,116           1994(A)
Knollwood Estates............       400         4,061         4,461          205           2001(A)
Kenwood......................       145         1,842         1,987          226           1999(A)

                                                                                          COST CAPITALIZED
                                                                                           SUBSEQUENT TO
                                                                     INITIAL COST TO        ACQUISITION
                                                                         COMPANY            IMPROVEMENTS
                                                                   -------------------   ------------------
        PROPERTY NAME                LOCATION        ENCUMBRANCE     LAND      B & F      LAND      B & F
        -------------                --------        -----------   --------   --------   -------   --------
                                                                            (AMOUNT IN THOUSANDS)
Lafayette Place..............  Warren, MI                  --           669      5,979        --        778
Lake Juliana.................  Auburndale, FL              --           335      2,848        --        846
Leesburg Landing.............  Leesburg, FL                --            50        429       921        415
Liberty Farms................  Valparaiso, IN              --            66      1,201       116      1,917
Lincoln Estates..............  Holland, MI                 --           455      4,201        --        318
Lake San Marino..............  Naples, FL                  --           650      5,760        --        446
Maple Grove Estates..........  Dorr, MI                    --            15        210        20        297
Meadowbrook Village..........  Tampa, FL                   --           519      4,728        --        428
Meadowbrook Estates..........  Monroe, MI                  --           431      3,320       379      5,960
Meadow Lake Estates..........  White Lake, MI               A        1,1.88     11,498       127      1,826
Meadows......................  Nappanee, IN                --           287      2,300        --      2,443
Meadowstream Village.........  Sodus, MI                   --           100      1,175       109      1,443
Maplewood Mobile.............  Lawrence, IN                --           275      2,122        --        887
North Point Estates..........  Pueblo, CO                  --         1,582      3,027         1      2,192
Oak Crest....................  Austin, TX               8,331         4,311     12,611        --         --
Oakwood Village..............  Miamisburg, OH              --         1,964      6,401        --      6,368
Orange Tree..................  Orange City, FL             --           283      2,530        15        765
Orchard Lake.................  Milford, OH                  C           395      4,025        --         15
Paradise.....................  Chicago Heights, IL         --           723      6,638        --        683
Pecan Branch.................  Georgetown, TX              --         1,379         --       331      4,158
Pheasant Ridge...............  Lancaster, PA               --         2,044     19,279        --         --
Pine Hills...................  Middlebury, IN              --            72        544        60      1,754
Pine Oak Parc................  St. Louis, MO                A         1,038      3,250       467      4,776
Pine Ridge...................  Petersburg, VA              --           405      2,397        --      1,326
Presidential.................  Hudsonville, MI              A           680      6,314        --      1,261
Parkwood Mobile..............  Grand Blanc, MI             --           477      4,279        --        764
Richmond.....................  Richmond, MI                --           501      2,040        --        393
River Ridge..................  Austin, TX               6,813         3,201     15,090        --         --
Roxbury......................  Goshen, IN                  --         1,057      9,870        --         --
Royal Country................  Miami, FL                    B         2,290     20,758        --        818


                               GROSS AMOUNT CARRIED AT
                                  DECEMBER 31, 2002                                      DATE OF
                               -----------------------                ACCUMULATED    CONSTRUCTION(C)
        PROPERTY NAME            LAND         B & F        TOTAL      DEPRECIATION   ACQUISITION(A)
        -------------          ---------   -----------   ----------   ------------   ---------------
                                              (AMOUNT IN THOUSANDS)
Lafayette Place..............       669         6,757         7,426        1,030           1998(A)
Lake Juliana.................       335         3,694         4,029          993           1994(A)
Leesburg Landing.............       971           844         1,815          182           1996(A)
Liberty Farms................       182         3,118         3,300          874           1985(A)
Lincoln Estates..............       455         4,519         4,974        1,000           1996(A)
Lake San Marino..............       650         6,206         6,856        1,384           1996(A)
Maple Grove Estates..........        35           507           542          143           1979(A)
Meadowbrook Village..........       519         5,156         5,675        1,508           1994(A)
Meadowbrook Estates..........       810         9,280        10,090        2,695           1986(A)
Meadow Lake Estates..........     1,315        13,324        14,639        3,899           1994(A)
Meadows......................       287         4,743         5,030        1,272           1987(A)
Meadowstream Village.........       209         2,618         2,827          741           1984(A)
Maplewood Mobile.............       275         3,009         3,284          847           1989(A)
North Point Estates..........     1,583         5,219         6,802          207           2001(C)
Oak Crest....................     4,311        12,611        16,922          229           2002(A)
Oakwood Village..............     1,964        12,769        14,733        1,565           1998(A)
Orange Tree..................       298         3,295         3,593          862           1994(A)
Orchard Lake.................       395         4,040         4,435          514           1999(A)
Paradise.....................       723         7,321         8,044        1,579           1996(A)
Pecan Branch.................     1,710         4,158         5,868          162           1999(C)
Pheasant Ridge...............     2,044        19,279        21,323          328           2002(A)
Pine Hills...................       132         2,298         2,430          629           1980(A)
Pine Oak Parc................     1,505         8,026         9,531        1,613           1994(A)
Pine Ridge...................       405         3,723         4,128        1,045           1986(A)
Presidential.................       680         7,575         8,255        1,635           1996(A)
Parkwood Mobile..............       477         5,043         5,520        1,460           1993(A)
Richmond.....................       501         2,433         2,934          379           1998(A)
River Ridge..................     3,201        15,090        18,291          383           2002(A)
Roxbury......................     1,057         9,870        10,927          500           2001(A)
Royal Country................     2,290        21,576        23,866        6,489           1994(A)

                                                                                          COST CAPITALIZED
                                                                                           SUBSEQUENT TO
                                                                     INITIAL COST TO        ACQUISITION
                                                                         COMPANY            IMPROVEMENTS
                                                                   -------------------   ------------------
        PROPERTY NAME                LOCATION        ENCUMBRANCE     LAND      B & F      LAND      B & F
        -------------                --------        -----------   --------   --------   -------   --------
                                                                            (AMOUNT IN THOUSANDS)
River Haven..................  Grand Haven, MI              D         1,800     16,967        --         --
Saddle Oak Club..............  Ocala, FL                   --           730      6,743        --        701
Saddlebrook..................  San Marcos, TX           5,481         1,703     11,843        --         --
Scio Farms...................  Ann Arbor, MI               --         2,300     22,659        --      3,861
Sea Air......................  Rehoboth Beach, DE       4,484         1,207     10,179        --        683
Sherman Oaks.................  Jackson, FL                  B           200      2,400       240      4,063
Siesta Bay...................  Ft. Meyers Beach, FL        --         2,051     18,549        --        792
Silver Star..................  Orlando, FL                 --         1,022      9,306        --        419
Southfork....................  Belton, MO                  --         1,000      9,011        --      1,412
Sunset Ridge.................  Portland, MI                --         2,044         --        --     10,364
St. Clair Place..............  St. Clair, MI               --           501      2,029         1        347
Stonebridge..................  Richfield Twp., MI       1,119         2,044         --     2,081         --
Snow to Sun..................  Weslaco, TX                 90           190      2,143        15        857
Sun Villa....................  Reno, NV                 6,665         2,385     11,773        --        345
Timber Ridge.................  Ft. Collins, CO              A           990      9,231        --      1,075
Timberbrook..................  Bristol, IN                  B           490      3,400       101      5,024
Timberline Estates...........  Grand Rapids, MI             A           535      4,867        --        608
Town and Country.............  Traverse City, MI           --           406      3,736        --        252
Valley Brook.................  Indianapolis, IN             A           150      3,500     1,277      9,008
Village Trails...............  Howard City, MI             --      $    988   $  1,472        --   $    713
Water Oak Country Club Est...  Lady Lake, FL               --         2,503     17,478        --      5,538
Westbrook....................  Toledo, OH                   E         1,110     10,462        --        850
Westbrook Senior.............  Toledo, OH                  --           355      3,295        --        295
West Glen Village............  Indianapolis, IN            --         1,100     10,028        --        849
White Lake...................  White Lake, MI              --           672      6,179        --      4,612
White Oak....................  Mt. Morris, MI               A           782      7,245   $   112      3,601
Willowbrook..................  Toledo, OH                   E           781      7,054        --        565
Windham Hills................  Jackson, MI                 --         2,673      2,364        --      7,587
Woodhaven Place..............  Woodhaven, MI               --           501      4,541        --        840
Woodlake Estates.............  Yoder, IN                   --           632      3,674        --      2,603


                               GROSS AMOUNT CARRIED AT
                                  DECEMBER 31, 2002                                      DATE OF
                               -----------------------                ACCUMULATED    CONSTRUCTION(C)
        PROPERTY NAME            LAND         B & F        TOTAL      DEPRECIATION   ACQUISITION(A)
        -------------          ---------   -----------   ----------   ------------   ---------------
                                              (AMOUNT IN THOUSANDS)
River Haven..................     1,800        16,967        18,767          898           2001(A)
Saddle Oak Club..............       730         7,444         8,174        2,031           1995(A)
Saddlebrook..................     1,703        11,843        13,546          205           2002(A)
Scio Farms...................     2,300        26,520        28,820        6,349           1995(A)
Sea Air......................     1,207        10,862        12,069          568           1997(A)
Sherman Oaks.................       440         6,463         6,903        1,739           1986(A)
Siesta Bay...................     2,051        19,341        21,392        4,307           1996(A)
Silver Star..................     1,022         9,725        10,747        2,156           1996(A)
Southfork....................     1,000        10,423        11,423        1,539           1997(A)
Sunset Ridge.................     2,044        10,364        12,408          438           1998(C)
St. Clair Place..............       502         2,376         2,878          446           1998(A)
Stonebridge..................     4,125            --         4,125           --           1998(C)
Snow to Sun..................       205         3,000         3,205          552           1997(A)
Sun Villa....................     2,385        12,118        14,503        1,838           1998(A)
Timber Ridge.................       990        10,306        11,296        2,226           1996(A)
Timberbrook..................       591         8,424         9,015        2,310           1987(A)
Timberline Estates...........       535         5,475         6,010        1,535           1994(A)
Town and Country.............       406         3,988         4,394          898           1996(A)
Valley Brook.................     1,427        12,508        13,935        3,280           1989(A)
Village Trails...............  $    988    $    2,185    $    3,173     $    306           1998(A)
Water Oak Country Club Est...     2,503        23,016        25,519        6,102           1993(A)
Westbrook....................     1,110        11,312        12,422        1,327           1999(A)
Westbrook Senior.............       355         3,590         3,945          173           2001(A)
West Glen Village............     1,100        10,877        11,977        3,034           1994(A)
White Lake...................       672        10,791        11,463        1,526           1997(A)
White Oak....................       894        10,846        11,740        1,780           1997(A)
Willowbrook..................       781         7,619         8,400        1,133           1997(A)
Windham Hills................     2,673         9,951        12,624        1,074           1998(A)
Woodhaven Place..............       501         5,381         5,882          822           1998(A)
Woodlake Estates.............       632         6,277         6,909          783           1998(A)

                                                                                          COST CAPITALIZED
                                                                                           SUBSEQUENT TO
                                                                     INITIAL COST TO        ACQUISITION
                                                                         COMPANY            IMPROVEMENTS
                                                                   -------------------   ------------------
        PROPERTY NAME                LOCATION        ENCUMBRANCE     LAND      B & F      LAND      B & F
        -------------                --------        -----------   --------   --------   -------   --------
                                                                            (AMOUNT IN THOUSANDS)
Woodland Park Estates........  Eugene, OR               7,286         1,592     14,398        --        334
Woods Edge...................  West Lafayette, IN          --           100      2,600         3      7,644
Woodside Terrace.............  Holland, OH                 --         1,064      9,625        --      1,262
Worthington Arms.............  Lewis Center, OH            --           376      2,624        --      1,204
Corporate Headquarters.......  Farmington Hills, MI        --            --         --        --      2,730
Corral Farms.................  New Braunfels, TX           --         1,455      1,732        --      4,090
Creekside....................  Reidsville, NC              --           350      1,423        --      3,074
East Fork....................  Batavia, OH                 --         1,280      6,302        --      3,633
Glen Laurel..................  Concord, NC                 --         1,641        453        --      5,822
Meadowbrook..................  Charlotte, NC               --         1,310      6,570        --      2,494
Pebble Creek.................  Greenwood, IN               --         1,030      5,074        --      3,229
River Ranch..................  Austin, TX                  --         4,690        843        --      4,453
Stonebridge..................  San Antonio, TX             --         2,552      2,096        --      3,752
Summit Ridge.................  Converse, TX                --         2,615      2,092        --      4,228
Sunset Ridge.................  Kyle, TX                    --         2,190      2,775        --      4,601
Woodlake Trails..............  San Antonio, TX             --         1,186        287       160      2,955
                                                                   $122,450   $731,914   $15,825   $304,492


                               GROSS AMOUNT CARRIED AT
                                  DECEMBER 31, 2002                                      DATE OF
                               -----------------------                ACCUMULATED    CONSTRUCTION(C)
        PROPERTY NAME            LAND         B & F        TOTAL      DEPRECIATION   ACQUISITION(A)
        -------------          ---------   -----------   ----------   ------------   ---------------
                                              (AMOUNT IN THOUSANDS)
Woodland Park Estates........     1,592        14,732        16,324        2,238           1998(A)
Woods Edge...................       103        10,244        10,347        1,915           1985(A)
Woodside Terrace.............     1,064        10,887        11,951        1,991           1997(A)
Worthington Arms.............       376         3,828         4,204        1,115           1990(A)
Corporate Headquarters.......                   2,730         2,730        1,678          Various
Corral Farms.................     1,455         5,822         7,277          255         2000(A&C)
Creekside....................       350         4,497         4,847          221         2000(A&C)
East Fork....................     1,280         9,935        11,215          581         2000(A&C)
Glen Laurel..................     1,641         6,275         7,916          102         2001(A&C)
Meadowbrook..................     1,310         9,064        10,374          665         2000(A&C)
Pebble Creek.................     1,030         8,303         9,333          645         2000(A&C)
River Ranch..................     4,690         5,296         9,986           --         2000(A&C)
Stonebridge..................     2,552         5,848         8,400          375         2000(A&C)
Summit Ridge.................     2,615         6,320         8,935          400         2000(A&C)
Sunset Ridge.................     2,190         7,376         9,566          511         2000(A&C)
Woodlake Trails..............     1,346         3,242         4,588          188         2000(A&C)
                               $138,275    $1,036,562    $1,174,837     $175,477

---------------

A   These communities collateralize $152.36 million of secured debt.

B   These communities collateralize $42.21 million of secured debt.

C   These communities collateralize $4.67 million of secured debt.

D   These communities collateralize $12.29 million of secured debt.

E These communities are financed by $16.44 million of collateralized lease obligations.

(1) The initial cost for this property is included in the initial cost reported for Continental Estates.

                               OFFER TO EXCHANGE

                   $150,000,000 5.75% EXCHANGE NOTES DUE 2010

                             ---------------------

                          FOR ANY AND ALL OUTSTANDING
                       $150,000,000 5.75% NOTES DUE 2010

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                 JUNE    , 2003

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sun Communities' charter authorizes Sun Communities to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. Sun Communities' bylaws obligate it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to Sun Communities in those capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (a) was committed in bad faith or, (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that:
(i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Sun Communities' charter contains a provision providing for elimination of the liability of its directors or officers to Sun Communities or its stockholders for money damages to the maximum extent permitted by Maryland law.

     Our partnership agreement also provides for indemnification of Sun Communities and its officers and directors to the same extent indemnification is provided to officers and directors of Sun Communities in its charter, and limits the liability of Sun Communities and its officers and directors to us and our respective partners to the same extent the liability of the officers and directors of Sun Communities to Sun Communities and its stockholders is limited under Sun Communities' charter.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The exhibits to the Registration Statement are listed in the Exhibit Index which appears elsewhere in this Registration Statement and is hereby incorporated by reference.

     (b) Financial statement schedules not listed in the Exhibit Index are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table set forth in this registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

          (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

          (7) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

          (8) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (9) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (8) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on June 2, 2003.

                                          SUN COMMUNITIES OPERATING
                                          LIMITED PARTNERSHIP

                                          By: SUN COMMUNITIES, INC.,
                                          Its: General Partner

                                          By:     /s/ GARY A. SHIFFMAN
                                            ------------------------------------
                                            Gary A. Shiffman, President, Chief
                                            Executive Officer and Chairman of
                                            the Board

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Gary A. Shiffman and Jeffrey P. Jorissen, or either of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                   NAME                                       TITLE                         DATE
                   ----                                       -----                         ----
           /s/ GARY A. SHIFFMAN              Chief Executive Officer, President, and    June 2, 2003
------------------------------------------   Chairman of the Board of Directors
             Gary A. Shiffman




         /s/ JEFFREY P. JORISSEN             Executive Vice President, Treasurer,       June 2, 2003
------------------------------------------   Chief Financial Officer, and Secretary
           Jeffrey P. Jorissen               (principal accounting and financial
                                             officer)




           /s/ PAUL D. LAPIDES                               Director                   June 2, 2003
------------------------------------------
             Paul D. Lapides




             /s/ TED J. SIMON                                Director                   June 2, 2003
------------------------------------------
               Ted J. Simon




           /s/ CLUNET R. LEWIS                               Director                   June 2, 2003
------------------------------------------
             Clunet R. Lewis

                   NAME                                       TITLE                         DATE
                   ----                                       -----                         ----





          /s/ RONALD L. PIASECKI                             Director                   June 2, 2003
------------------------------------------
            Ronald L. Piasecki




           /s/ ARTHUR A. WEISS                               Director                   June 2, 2003
------------------------------------------
             Arthur A. Weiss

                                 EXHIBIT INDEX

EXHIBIT                                                                 METHOD OF
NUMBER                           DESCRIPTION                             FILING
-------                          -----------                            ---------
 2.1     Form of Sun Communities, Inc.'s Common Stock Certificate....       (1)
 3.1     Amended and Restated Articles of Incorporation of Sun
         Communities, Inc............................................       (1)
 3.2     Bylaws of Sun Communities, Inc..............................       (2)
 4.1     Indenture, dated as of April 24, 1996, among Sun
         Communities, Inc., Sun Communities Operating Limited
         Partnership (the "Operating Partnership") and Bankers Trust
         Company, as Trustee.........................................       (3)
 4.2     Form of Note for the 2001 Notes.............................       (3)
 4.3     Form of Note for the 2003 Notes.............................       (3)
 4.4     First Supplemental Indenture, dated as of August 20, 1997, by and between the Operating Partnership and Bankers Trust
         Company, as Trustee.........................................       (7)
 4.5     Form of Medium-Term Note (Floating Rate)....................       (7)
 4.6     Form of Medium-Term Note (Fixed Rate).......................       (7)
 4.7     Articles Supplementary of Board of Directors of Sun
         Communities, Inc. Designating a Series of Preferred Stock
         and Fixing Distribution and other Rights in such Series.....       (9)
 4.8     Articles Supplementary of Board of Directors of Sun
         Communities, Inc. Designating a Series of Preferred Stock...      (11)
 4.9     Form of 2010 Exchange Note..................................      (18)
 5.1     Opinion of Jaffe, Raitt, Heuer & Weiss, Professional
         Corporation regarding the validity of the exchange notes....      (18)
 8.1     Opinion of Jaffe, Raitt, Heuer & Weiss, Professional
         Corporation regarding tax matters...........................      (18)
10.1     Second Amended and Restated Agreement of Limited Partnership
         of Sun Communities Operating Limited Partnership............       (6)
10.2     Second Amended and Restated 1993 Stock Option Plan..........      (10)
10.3     Amended and Restated 1993 Non-Employee Director Stock Option
         Plan........................................................       (6)
10.4     Form of Stock Option Agreement between Sun Communities, Inc.
         and certain directors, officers and other individuals#......       (1)
10.5     Form of Non-Employee Director Stock Option Agreement between
         Sun Communities, Inc. and certain directors#................       (4)
10.6     Employment Agreement between Sun Communities, Inc. and Gary
         A. Shiffman#                                                       (6)
10.7     Amended and Restated Loan Agreement between Sun Communities
         Funding Limited Partnership and Lehman Brothers Holdings
         Inc.........................................................       (7)
10.8     Amended and Restated Loan Agreement among Miami Lakes
         Venture Associates, Sun Communities Funding Limited
         Partnership and Lehman Brothers Holdings Inc................       (7)
10.9     Form of Indemnification Agreement between each officer and director of Sun Communities, Inc. and Sun Communities,
         Inc.........................................................       (7)
10.10    Loan Agreement among the Operating Partnership, Sea Breeze
         Limited Partnership and High Point Associates, LP...........       (7)
10.11    Option Agreement by and between the Operating Partnership
         and Sea Breeze Limited Partnership..........................       (7)
10.12    Option Agreement by and between the Operating Partnership
         and High Point Associates, LP...............................       (7)
10.13    Stock Pledge Agreement between Gary A. Shiffman and the
         Operating Partnership for 94,570 shares of Common Stock.....       (5)
10.14    Stock Pledge Agreement between Gary A. Shiffman and the
         Operating Partnership for 305,430 shares of Common Stock....       (5)

EXHIBIT                                                                 METHOD OF
NUMBER                           DESCRIPTION                             FILING
-------                          -----------                            ---------
10.15    Stock Pledge Agreement between Gary A. Shiffman and the
         Operating Partnership with respect to 80,000 shares of
         Common Stock................................................       (7)
10.16    Employment Agreement between Sun Communities, Inc. and
         Jeffrey P. Jorissen#........................................       (9)
10.17    Long Term Incentive Plan....................................       (7)
10.18    Restricted Stock Award Agreement between Sun Communities,
         Inc. and Gary A. Shiffman, dated June 5, 1998#..............       (9)
10.19    Restricted Stock Award Agreement between Sun Communities,
         Inc. and Jeffrey P. Jorissen, dated June 5, 1998#...........       (9)
10.20    Restricted Stock Award Agreement between Sun. Communities,
         Inc. and Jonathan M. Colman, dated June 5, 1998#............       (9)
10.21    Restricted Stock Award Agreement between Sun Communities,
         Inc. and Brian W. Fannon, dated June 5, 1998#...............       (9)
10.22    Sun Communities, Inc. 1998 Stock Purchase Plan#.............       (9)
10.23    Facility and Guaranty Agreement among Sun Communities, Inc., the Operating Partnership, Certain Subsidiary Guarantors and
         First National Bank of Chicago, dated December 10, 1998.....       (9)
10.24    Rights Agreement between Sun Communities, Inc. and State
         Street Bank and Trust Company, dated April 24, 1998.........       (8)
10.25    Contribution Agreement, dated as of September 29, 1999, by and among the Sun Communities, Inc., the Operating
         Partnership, Belcrest Realty Corporation and Belair Real
         Estate Corporation..........................................      (11)
10.26    One Hundred Third Amendment to Second Amended and Restated
         Limited Partnership Agreement of the Operating
         Partnership.................................................      (11)
10.27    One Hundred Eleventh Amendment to Second Amended and
         Restated Limited Partnership Agreement of the Operating
         Partnership.................................................      (12)
10.28    One Hundred Thirty-Sixth Amendment to Second Amended and
         Restated Limited Partnership Agreement of the Operating
         Partnership.................................................      (12)
10.29    One Hundred Forty-Fifth Amendment to Second Amended and
         Restated Limited Partnership Agreement of the Operating
         Partnership.................................................      (12)
10.30    Restricted Stock Award Agreement between Sun Communities,
         Inc. and Gary A. Shiffman, dated March 30, 2001#............      (12)
10.31    Restricted Stock Award Agreement between Sun Communities,
         Inc. and Jeffrey P. Jorissen, dated March 30, 2001#.........      (12)
10.32    Restricted Stock Award Agreement between Sun Communities,
         Inc. and Jonathan M. Colman, dated March 30, 2001#..........      (12)
10.33    Restricted Stock Award Agreement between Sun Communities,
         Inc. and Brian W. Fannon, dated March 30, 2001#.............      (12)
10.34    Investment Agreement dated July 20, 2001 between SUI TRS,
         Inc., Shiffman Family LLC, Bingham and Woodward Holdings,
         LLC, amended by Amendment to Investment Agreement dated
         August 13, 2001.............................................      (12)
10.35    Limited Liability Company Agreement of Origen Financial,
         L.L.C. dated December 18, 2001 by and among SUI TRS, Inc.,
         Shiffman Family LLC, Bingham and Woodward Holdings LLC......      (12)
10.36    Second Amended and Restated Subordinated Loan Agreement,
         dated December 4, 2002, by and between Origen Financial
         L.L.C. and the Operating Partnership........................      (15)
10.37    Subordinated Term Loan Agreement, dated December 4, 2002, by and between Origen Financial L.L.C. and the Operating
         Partnership.................................................      (15)

EXHIBIT                                                                 METHOD OF
NUMBER                           DESCRIPTION                             FILING
-------                          -----------                            ---------
10.38    First Amendment to Second Amended and Restated Subordinated
         Loan Agreement, dated December 30, 2002, by and between
         Origen Financial L.L.C. and Sun Home Services...............      (15)
10.39    First Amendment to Subordinated Term Loan Agreement, dated
         December 30, 2002, by and between Origen Financial L.L.C.
         and Sun Home Services.......................................      (15)
10.40    Seventh Amended and Restated Promissory Note, dated December
         30, 2002, made by Origen Financial L.L.C. in favor of Sun
         Home Services...............................................      (15)
10.41    First Amended and Restated Subordinated Term Promissory
         Note, dated December 30, 2002, made by Origen Financial
         L.L.C. in favor of Sun Home Services........................      (15)
10.42    First Amended and Restated Security Agreement, dated
         December 30, 2002, by and between Origen Financial L.L.C.
         and Sun Home Services.......................................      (15)
10.43    Second Amended and Restated Stock Pledge Agreement, dated
         December 30, 2002, by and between Origen Financial L.L.C.
         and Sun Home Services.......................................      (15)
10.44    First Amended and Restated Limited Liability Company
         Interest Security and Pledge Agreement, dated December 30,
         2002, by and between Origen Financial L.L.C. and Sun Home
         Services....................................................      (15)
10.45    Second Amended and Restated Guaranty, dated December 30,
         2002, by Bingham in favor of the Operating Partnership......      (15)
10.46    Second Amended and Restated Security Agreement, dated
         December 30, 2002, by and between Bingham and Sun Home
         Services....................................................      (15)
10.47    Amended and Restated Stock Pledge Agreement, dated December
         30, 2002, by and between Bingham and Sun Home Services......      (15)
10.48    Amended and Restated Membership Pledge Agreement, dated
         December 30, 2002, by and between Bingham and Sun Home
         Services....................................................      (15)
10.49    Second Amended and Restated Participation Agreement, dated
         December 30, 2002, by and among Sun Home Services, the
         Milton M. Shiffman Spouse's Marital Trust and Woodward
         Holding LLC.................................................      (15)
10.50    Master Credit Facility Agreement, dated as of May 29, 2002, by and between Sun Secured Financing LLC, Aspen-Ft. Collins
         Limited Partnership, Sun Secured Financing Houston Limited
         Partnership and ARCS Commercial Mortgage Co., L.P...........      (13)
10.51    Credit Agreement, dated as of July 3, 2002, by and between the Operating Partnership, Sun Communities, Inc., Banc One
         Capital Markets, Inc., Bank One, N.A. and other lenders
         which are signatories thereto...............................      (13)
10.52    First Amendment to Master Credit Facility Agreement, dated as of August 29, 2002, by and between Sun Secured Financing
         LLC, Aspen-Ft. Collins Limited Partnership, Sun Secured
         Financing Houston Limited Partnership and ARCS Commercial
         Mortgage Co., L.P...........................................      (14)
10.53    First Amendment to Employment Agreement, dated as of July
         15, 2002, by and between Sun Communities, Inc. and Gary A.
         Shiffman#...................................................      (14)
10.54    Second Amended and Restated Promissory Note (Secured), dated as of July 15, 2002, made by Gary A. Shiffman in favor of
         the Operating Partnership...................................      (14)
10.55    First Amended and Restated Promissory Note (Unsecured),
         dated as of July 15, 2002, made by Gary A. Shiffman in favor
         of the Operating Partnership................................      (14)
10.56    First Amended and Restated Promissory Note (Secured), dated as of July 15, 2002, made by Gary A. Shiffman in favor of
         the Operating Partnership...................................      (14)
10.57    Second Amended and Restated Promissory Note (Unsecured),
         dated as of July 15, 2002, made by Gary A. Shiffman in favor
         of the Operating Partnership................................      (14)
10.58    Second Amended and Restated Promissory Note (Secured), dated as of July 15, 2002, made by Gary A. Shiffman in favor of
         the Operating Partnership...................................      (14)

EXHIBIT                                                                 METHOD OF
NUMBER                           DESCRIPTION                             FILING
-------                          -----------                            ---------
10.59    Employment Agreement, dated as of January 1, 2003, by and
         between Brian W. Fannon and Sun Home Services, Inc.#........      (15)
10.60    Employment Agreement, dated as of January 1, 2003, by and
         between Brian W. Fannon and Sun Communities, Inc.#..........      (15)
10.61    Lease, dated November 1, 2002, by and between the Operating
         Partnership as Tenant and American Center LLC as Landlord...      (15)
10.62    Term Loan Agreement, dated as of October 10, 2002, among Sun
         Financial, LLC, Sun Financial Texas Limited Partnership, the
         Operating Partnership, Sun Communities, Inc. and Lehman
         Commercial Paper, Inc.......................................      (15)
10.63    Registration Rights Agreement between Sun Communities
         Operating Limited Partnership, Sun Communities, Inc., Lehman
         Brothers Inc. and A.G. Edwards & Sons, Inc. dated April 11,
         2003........................................................      (17)
10.64    Purchase Agreement between Sun Communities Operating Limited
         Partnership and Lehman Brothers Inc., on behalf of the
         Initial Purchasers, dated April 8, 2003.....................      (17)
12.1     Computation of Ratio of Earnings to Fixed Charges and Ratio
         Earnings to Combined Fixed Charges and Preferred
         Dividends...................................................      (18)
21.1     List of Subsidiaries of Sun Communities Operating Limited
         Partnership.................................................      (15)
23.1     Consent of PricewaterhouseCoopers LLP.......................      (18)
23.2     Consent of Grant Thornton LLP...............................      (18)
23.3     Consent of Jaffe, Raitt, Heuer & Weiss, P.C. (included in
         Exhibits 5.1 and 8.1)
24.1     Power of Attorney (included on signature page to the
         registration statement)
25.1     Statement of Eligibility of Trustee on Form T-1.............      (18)
99.1     Audited financial statements of Origen Financial L.L.C......      (15)
99.2     Audited financial statements of Sun Home Services, Inc......      (16)
99.3     Form of Letter of Transmittal...............................      (18)
99.4     Form of Notice of Guaranteed Delivery.......................      (18)
99.5     Form of Letter to Brokers...................................      (18)
99.6     Form of Letter to Clients...................................      (18)

---------------

 (1) Incorporated by reference to Sun Communities, Inc.'s Registration Statement No. 33-69340.

 (2) Incorporated by reference to Sun Communities, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995.

 (3) Incorporated by reference to Sun Communities, Inc.'s Current Report on Form 8-K dated April 24, 1996.

 (4) Incorporated by reference to Sun Communities, Inc.'s Registration Statement No. 33-80972.

 (5) Incorporated by reference to Sun Communities, Inc.'s Quarterly Report on Form 10-K for the quarter ended September 30, 1995.

 (6) Incorporated by reference to Sun Communities, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996.

 (7) Incorporated by reference to Sun Communities, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997.

 (8) Incorporated by reference to Sun Communities, Inc.'s Current Report on Form 8-A dated May 27, 1998.

 (9) Incorporated by reference to Sun Communities, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.

(10) Incorporated by reference to Sun Communities, Inc.'s Proxy Statement, dated April 20, 1999.

(11) Incorporated by reference to Sun Communities, Inc.'s Current Report on Form 8-K dated October 14, 1999.

(12) Incorporated by reference to Sun Communities, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001.

(13) Incorporated by reference to Sun Communities, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

(14) Incorporated by reference to Sun Communities, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(15) Incorporated by reference to Sun Communities, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.

(16) Incorporated by reference to Sun Communities, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2002.

(17) Incorporated by reference to Sun Communities, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

(18) Filed herewith.

 # Management contract or compensatory plan or arrangement required to be identified by Form 10-K Item 14.